Form 10-K, Exhibit 13
period 1993-12-31
CITY NATIONAL CORP
filed 1994-03-31
CIK 201461

                                  EXHIBIT 13
           Pages 7 through 53 of Annual Report to Security Holders
                     for the year ended December 31, 1993

                                                                      EXHIBIT 13

                                FINANCIAL REVIEW

                         SELECTED FINANCIAL INFORMATION

                                                            AS OF OR FOR THE YEAR ENDED DECEMBER 31
                                                 --------------------------------------------------------------
                                                    1993         1992         1991         1990         1989
                                                 ----------   ----------   ----------   ----------   ----------
                                                         DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS
STATEMENT OF OPERATIONS DATA
  Interest income..............................  $  169,792   $  233,049   $  360,834   $  425,538   $  408,711
  Interest expense.............................      41,996       84,433      180,319      228,935      220,342
  Provision for credit losses..................      30,000      114,500      118,000       43,000       15,146
  Noninterest income...........................      45,810       45,365       43,332       38,524       39,327
  Gains and losses on securities
    transactions...............................          --        1,629           --           45           65
  Noninterest expense (other than ORE and
    consolidation charge)......................     129,226      152,887      148,302      134,577      124,351
  Consolidation charge.........................      12,000           --           --           --           --
  ORE expense..................................      25,674       20,825        2,548           --           65
                                                 ----------   ----------   ----------   ----------   ----------
  Income (loss) from continuing operations
    before taxes...............................     (23,294)     (92,602)     (45,003)      57,595       88,199
  Income taxes (benefit).......................      (9,260)     (32,450)     (22,387)      18,800       32,130
                                                 ----------   ----------   ----------   ----------   ----------
  Income (loss) from continuing operations.....     (14,034)     (60,152)     (22,616)      38,795       56,069
  Income from discontinued operations..........       7,128          804        1,396        5,202        4,149
                                                 ----------   ----------   ----------   ----------   ----------
  Net income (loss)............................  $   (6,906)  $  (59,348)  $  (21,220)  $   43,997   $   60,218
                                                 ----------   ----------   ----------   ----------   ----------
                                                 ----------   ----------   ----------   ----------   ----------
PER SHARE DATA
  Income (loss) per share from continuing
    operations.................................  $     (.35)  $    (1.87)  $     (.70)  $     1.19   $     1.73
  Net income (loss) per share..................        (.17)       (1.84)        (.66)        1.35         1.86
  Cash dividends declared......................          --           --         .320         .640         .576
  Book value per share.........................        6.62         7.07         8.91         9.89         9.12
  Shares used to compute income (loss) per
    share......................................  39,580,069   32,239,714   32,214,230   32,500,543   32,425,828
BALANCE SHEET DATA -- AT PERIOD END
  Assets.......................................  $3,100,626   $3,514,102   $4,571,262   $4,962,826   $4,769,368
  Loans........................................   1,620,556    2,075,202    2,615,201    3,057,735    2,738,095
  Investment securities........................     902,481      413,645      731,196      622,318      555,003
  Interest-earning assets......................   2,830,451    3,013,188    3,993,881    4,554,412    4,232,117
  Deposits.....................................   2,526,767    2,911,276    3,664,219    4,102,098    3,911,608
  Shareholders' equity.........................     298,074      227,944      287,064      317,688      288,036
BALANCE SHEET DATA -- AVERAGE BALANCES
  Assets.......................................  $2,944,461   $3,918,949   $4,605,075   $4,602,373   $4,217,763
  Loans........................................   1,737,401    2,315,285    2,852,311    2,875,154    2,527,224
  Investment securities........................     501,644      547,493      665,071      597,677      513,523
  Interest-earning assets......................   2,597,902    3,462,548    4,164,090    4,103,452    3,744,695
  Deposits.....................................   2,380,106    3,133,109    3,706,621    3,726,727    3,416,472
  Shareholders' equity.........................     260,649      259,629      318,776      312,348      266,890
ASSET QUALITY
  Nonaccrual loans.............................  $   71,056   $  160,299   $  152,555   $   68,408   $   15,810
  ORE..........................................       5,559       94,065       64,510        2,130           --
                                                 ----------   ----------   ----------   ----------   ----------
  Total nonaccrual loans and ORE...............  $   76,615   $  254,364   $  217,065   $   70,538   $   15,810
                                                 ----------   ----------   ----------   ----------   ----------
                                                 ----------   ----------   ----------   ----------   ----------
  Assets held for accelerated disposition......  $   17,450   $       --   $       --   $       --   $       --
                                                 ----------   ----------   ----------   ----------   ----------
                                                 ----------   ----------   ----------   ----------   ----------
PERFORMANCE RATIOS
  Return on average assets.....................        (.23)%      (1.51)%       (.46)%        .96%        1.43%
  Return on average shareholders' equity.......       (2.65)      (22.84)       (6.65)       14.09        22.56
  Net interest spread..........................        4.19         3.61         3.33         3.59         3.69
  Net interest margin..........................        4.97         4.41         4.48         4.95         5.22
  Average shareholders' equity to average
    assets.....................................        8.85         6.62         6.92         6.79         6.33
ASSET QUALITY RATIOS
  Nonaccrual loans to total loans..............        4.38%        7.72%        5.83%        2.24%         .58%
  Nonaccrual loans and ORE to total loans and
    ORE........................................        4.71        11.73         8.10         2.31          .58
  Allowance for credit losses to total loans...        6.82         6.56         4.81         1.97         1.34
  Allowance for credit losses to nonaccrual
    loans......................................      155.51        84.90        82.44        87.83       231.59
  Net charge offs to average loans.............        3.12         4.50         1.83          .68          .28

OVERVIEW

     City National Corporation (the "Corporation") is the holding company for City National Bank (the "Bank"). Because the Bank comprises substantially all of the business of the Corporation, references to the "Company" in this Annual Report reflect the consolidated activities of the Corporation and the Bank.

     The Company recorded a consolidated net loss of $6.9 million, or $.17 per share, in 1993. The net loss was largely due to the provision for credit losses of $30.0 million, Other Real Estate (ORE) expenses of $25.7 million and a consolidation charge of $12.0 million. The Company's 1993 loss of $6.9 million compares with a loss of $59.3 million, or $1.84 per share, in 1992. The smaller loss in 1993 was primarily the result of an $84.5 million decrease in the provision for credit losses, a $23.7 million decrease in noninterest expense before the consolidation charge and ORE expense, and a $7.1 million aftertax gain from the sale of the Bank's data processing division in 1993. These factors were partially offset by a $20.8 million decrease in net interest income due to lower interest-earning assets, a $4.8 million increase in ORE expense and the $12.0 million consolidation charge.

     The return on average assets was a negative .23% and the return on average shareholders' equity was a negative 2.65% in 1993, compared with a negative 1.51% and a negative 22.84%, respectively, in 1992.

     Average assets declined from $3,918.9 million in 1992 to $2,944.5 million in 1993, a decrease of $974.4 million, or 24.9%, largely due to the decrease in average loans and federal funds sold, and securities purchased under resale agreements. Total average loans decreased $577.9 million or 25.0% between 1992 and 1993 due to decreased loan demand because of the recession, the Bank's continuing efforts to achieve a more diversified risk profile in its loan portfolio and the sale of $73.7 million of equity lines of credit (ELC) loans in April 1993. Average core deposits (checking, savings and money market accounts, and time certificates of deposit of less than $100,000) declined from $2,617.3 million in 1992 to $2,176.9 million in 1993, a decrease of $440.4 million, or 16.8%. Average time deposits of $100,000 or more decreased by $312.6 million, or 60.6%, between 1992 and 1993.

     Nonaccrual loans totaled $71.1 million at December 31, 1993, or 4.38% of related credits, down from $160.3 million, or 7.72%, a year earlier. ORE totaled $5.6 million at year end, down from $94.1 million a year earlier, primarily due to the sale of certain ORE as part of the accelerated asset disposition program discussed below.

     The allowance for credit losses at December 31, 1993 was $110.5 million, or 6.82% of loans outstanding at year end, up from 6.56% a year earlier. Net charge offs totaled $54.1 million in 1993, or 3.12% of average loans, down from $104.2 million, or 4.50% of average loans, in 1992.

     Total shareholders' equity averaged $260.6 million in 1993, up slightly from $259.6 million in the prior year. In June 1993, the Corporation completed an offering and sale of 12.7 million shares of common stock (the Offering) at a price of $6.375 per share. The gross proceeds of the Offering were $81.1 million before expenses of issuance of $4.6 million. Upon completion of the Offering, the Corporation contributed $65 million in capital to the Bank to comply with the $65 million capital-raising requirement in the Bank's agreement (the Agreement) with the Office of the Comptroller of the Currency (OCC).

     In March 1993, the Bank adopted an accelerated asset disposition program (the Disposition Program) to aggressively dispose of ORE and certain problem loans with an aggregate book value before the Disposition Program of $119.5 million. The Bank signed a definitive agreement, as of November 1, 1993, to sell the remaining assets in the Disposition Program, which were reduced by sales and pay downs of individual Disposition Program assets during the second and third quarters, to WHC-THREE Investors, L.P., a limited partnership. The transaction, which was 75% financed by the Bank, resulted in a pretax gain of $12.8 million in the fourth quarter of 1993, and is expected to result in an additional pretax gain of approximately $3.5 million in the first part of 1994, when the final phase of the sale closes.

     In November 1993, the Bank announced a consolidation plan to improve efficiency and operational productivity in its branch network. The streamlining will reduce the Bank's total number of branches from 22 to 16, while designating four of the remaining locations as regional commercial lending centers. In addition to providing a full array of regular banking services, the centers will also house teams of lenders specializing in serving midsize businesses, as well as the Bank's larger, more complex relationships. The Bank anticipates completing the closures by early 1994. To cover the costs associated with this action, the Bank recorded a consolidation charge of $12.0 million in the fourth quarter of 1993. Completion of ongoing branch restructuring, including the closures announced in November 1993, is expected to result in an expense savings of approximately $8.0 million per year, before the effect of inflation and other factors. However, this will be partially offset by decreased income resulting from reductions in loans and deposits caused by the consolidation.

     Ongoing weakness in the Southern California economy, particularly the value of Southern California real estate, continued to affect the Company's financial performance during 1993. This was manifested, among other ways, in the continued lack of loan demand, resulting in the ongoing decline in the size of the loan portfolio, and the continued high but declining level of nonaccrual loans and problem assets.

     Management does not anticipate a meaningful economic recovery in Southern California in 1994 and therefore expects that economic conditions will continue to adversely affect the Bank's loan portfolio and the Company's financial performance. However, based on its review of the loan portfolio, management anticipates that net charge offs and provisions for credit losses for 1994 will decrease from the 1993 levels, unless there is significant additional deterioration of economic conditions.

     On January 21, 1994, the OCC lifted the Agreement that had been in effect since November 18, 1992. The Agreement had required the Bank, among other things, to raise $65 million of new Tier 1 capital (a category consisting principally of common shareholders' equity) so as to maintain Tier 1 capital of at least 10% of risk-weighted assets and at least 7% of adjusted average total assets. This requirement was satisfied in June 1993 when the Corporation contributed $65 million to the Bank as Tier 1 capital, out of the proceeds of the Offering. In February 1994, the Federal Reserve Bank of San Francisco notified the Corporation that the Memorandum of Understanding (MOU), which it had entered into with the Corporation in February 1993, was also terminated.

     The Corporation ceased paying a dividend in August 1991. Dividend payments are expected to resume, based on achieved earnings, and when the Board of Directors determines that such payments are consistent with the long-term objectives of the Company.

     On January 17, 1994 and during the days thereafter, Los Angeles was struck by a series of strong earthquakes. The Bank is currently accumulating data on the collateral securing its loans in the effected area. Based on the information currently available, the Bank does not believe earthquake related losses, including those related to its facilities, will be material to the Bank's financial position.

                               OPERATIONS SUMMARY

                                                       INCREASE                     INCREASE
                                                      (DECREASE)                   (DECREASE)
                                                    --------------              ----------------
                                           1993      AMOUNT     %      1992      AMOUNT      %       1991       1990       1989
                                         --------   --------   ---   --------   ---------   ----   --------   --------   --------
                                                                           DOLLARS IN THOUSANDS
Interest income(1).....................  $171,134   $(66,149)  (28)  $237,283   $(129,760)   (35)  $367,043   $432,074   $415,934
Interest expense.......................    41,996    (42,437)  (50)    84,433     (95,886)   (53)   180,319    228,935    220,342
                                         --------   --------   ---   --------   ---------   ----   --------   --------   --------
Net interest income....................   129,138    (23,712)  (16)   152,850     (33,874)   (18)   186,724    203,139    195,592
Less provision for credit losses.......    30,000    (84,500)  (74)   114,500      (3,500)    (3)   118,000     43,000     15,146
Noninterest income.....................    45,810     (1,184)   (3)    46,994       3,662      8     43,332     38,569     39,392
Less noninterest expense:
  Staff expense........................    69,783    (13,780)  (16)    83,563         352     --     83,211     78,629     72,735
  Other expense........................    59,443     (9,881)  (14)    69,324       4,233      7     65,091     55,948     51,616
  Consolidation charge.................    12,000     12,000   100         --          --     --         --         --         --
  ORE expense..........................    25,674      4,849    23     20,825      18,277    717      2,548         --         65
                                         --------   --------   ---   --------   ---------   ----   --------   --------   --------
        Total..........................   166,900     (6,812)   (4)   173,712      22,862     15    150,850    134,577    124,416
                                         --------   --------   ---   --------   ---------   ----   --------   --------   --------
Income (loss) before income taxes......   (21,952)    66,416    75    (88,368)    (49,574)  (128)   (38,794)    64,131     95,422
Income tax provision (benefit).........    (9,260)   (23,190)  (71)   (32,450)     10,063     45    (22,387)    18,800     32,130
Less adjustments(1)....................     1,342      2,892    68      4,234       1,975     32      6,209      6,536      7,223
                                         --------   --------   ---   --------   ---------   ----   --------   --------   --------
Income (loss) from continuing
  operations...........................   (14,034)    46,118    77    (60,152)    (37,536)  (166)   (22,616)    38,795     56,069
Income from discontinued operations....     7,128      6,324   787        804        (592)   (42)     1,396      5,202      4,149
                                         --------   --------   ---   --------   ---------   ----   --------   --------   --------
Net income (loss)......................  $ (6,906)  $ 52,442    88   $(59,348)  $ (38,128)  (180)  $(21,220)  $ 43,997   $ 60,218
                                         --------   --------   ---   --------   ---------   ----   --------   --------   --------
                                         --------   --------   ---   --------   ---------   ----   --------   --------   --------
Earnings (loss) per share..............  $   (.17)  $   1.67    91   $  (1.84)  $   (1.18)  (179)  $   (.66)  $   1.35   $   1.86
                                         --------   --------   ---   --------   ---------   ----   --------   --------   --------
                                         --------   --------   ---   --------   ---------   ----   --------   --------   --------

- ---------------

(1) Includes amounts to convert nontaxable income to a fully taxable equivalent basis.

                            RATIOS TO AVERAGE ASSETS

                                                               1993     1992     1991     1990     1989
                                                               ----     ----     ----     ----     ----
Net interest income(1).......................................  4.39%    3.90%    4.05%    4.41%    4.64%
Noninterest income...........................................  1.56     1.20      .94      .84      .93
Less provision for credit losses.............................  1.02     2.92     2.56      .93      .36
Less noninterest expense:
  Staff expense..............................................  2.37     2.13     1.81     1.71     1.72
  Other expense..............................................  2.02     1.77     1.41     1.22     1.23
  Consolidation charge.......................................   .41       --       --       --       --
  ORE expense................................................   .87      .53      .06       --       --
                                                               ----     ----     ----     ----     ----
          Total..............................................  5.67     4.43     3.28     2.93     2.95
                                                               ----     ----     ----     ----     ----
Income (loss) before income taxes(1).........................  (.74)   (2.25)    (.85)    1.39     2.26
                                                               ----     ----     ----     ----     ----
Income (loss) from continuing operations.....................  (.47)   (1.53)    (.49)     .84     1.33
Income from discontinued operations..........................   .24      .02      .03      .12      .10
                                                               ----     ----     ----     ----     ----
Net income (loss)............................................  (.23)   (1.51)    (.46)     .96     1.43
                                                               ----     ----     ----     ----     ----
                                                               ----     ----     ----     ----     ----

- ---------------

(1) Fully taxable equivalent basis.

                              NET INTEREST INCOME

1993 COMPARED WITH 1992

     Taxable equivalent net interest income totaled $129.1 million in 1993, down $23.7 million, or 15.5%, from 1992. The decrease from 1992 to 1993 was due to a $864.6 million, or 25.0%, decrease in average interest-earning assets. Although net interest income declined, the net interest margin improved from 4.41% in 1992 to 4.97% in 1993, because of the greater proportional decrease in low-yielding interest-earning assets, primarily federal funds sold and securities purchased under resale agreements, and decreases in time deposits of $100,000 and over, which are among the most expensive categories of funds for the Bank.

     Average loans declined from $2,315.3 million in 1992 to $1,737.4 million in 1993, a decrease of $577.9 million, or 25.0%. The majority of this decrease reflects lower average commercial loans outstanding, down $313.1 million, or 23.8%. This decline resulted from decreased loan demand because of the recession in Southern California, the Bank's efforts to achieve a more diversified risk profile in its loan portfolio and gross loan charge offs during 1992 and 1993 of $202.7 million. Average construction loans decreased $148.7 million, or 67.7%, primarily because of the transfer of certain construction loans to the real estate mortgage category after completion of construction and because the Bank curtailed new construction loan commitments beginning in late 1990. Average real estate mortgage loans decreased $102.4 million, or 14.3%, partially due to the sale of $73.7 million of ELC loans in April 1993.

     The Bank is committed to its efforts to improve credit quality and reduce its exposure to the commercial real estate sector, which will limit the growth, if any, in the loan portfolio in 1994. Loan balances are also likely to be negatively affected by the continued impact of the recession.

     Average taxable securities increased $37.6 million, or 8.1%, between 1992 and 1993, as a result of investment of the Bank's excess liquidity in the second half of 1993 in government and agency securities. Average nontaxable securities decreased $69.3 million, or 79.8%, between 1992 and 1993, due to maturities and the sale of $32.4 million of municipal securities in December 1992.

     Average federal funds sold and securities purchased under resale agreements decreased $246.5 million, or 44.5%, between 1992 and 1993. Average federal funds purchased and securities sold under repurchase agreements declined $223.4 million, or 45.7%, between 1992 and 1993. The Bank has reduced its federal funds arbitrage activity due to the low profit margin from this business and its impact on the Bank's Tier 1 leverage ratio.

     Average noninterest-bearing deposits declined from $1,029.8 million in 1992 to $914.6 million in 1993, a decrease of $115.2 million, or 11.2%, while average interest-bearing core deposits declined from $1,587.5 million in 1992 to $1,262.3 million in 1993, a decrease of $325.2 million, or 20.5%. Average time deposits of $100,000 or more decreased $312.6 million, or 60.6%, between 1992 and 1993. The Bank's interest-and noninterest-bearing deposits decreased as a result of the continued weak economy, the uncertainty caused by the Bank's losses and the Agreement, and the low interest rates paid on interest-bearing deposits compared with other available investment alternatives. Although some additional loss of deposits is expected to result from the Bank's closure of six offices in 1994, it is not anticipated to have a significant effect on the Bank's overall deposit levels.

  Net Interest Income Summary

     The following table presents the components of net interest income for the five years ended December 31, 1993.


                                                               1993                                     1992
                                               ------------------------------------     ------------------------------------
                                                              INTEREST     AVERAGE                     INTEREST     AVERAGE
                                                AVERAGE       INCOME/      INTEREST      AVERAGE       INCOME/      INTEREST
                                                BALANCE       EXPENSE        RATE        BALANCE       EXPENSE        RATE
                                               ----------     --------     --------     ----------     --------     --------
                                                          DOLLARS IN THOUSANDS -- FULLY TAXABLE EQUIVALENT BASIS(1)
                                            ASSETS
Earning assets(2)
  Loans:
    Commercial loans.........................  $1,001,965     $ 74,413        7.50%     $1,315,112     $ 95,088        7.34%
    Real estate -- construction..............      70,783        5,023        7.10         219,456       15,761        7.18
    Real estate -- mortgage..................     612,393       46,480        7.59         714,753       57,497        8.04
    Installment loans........................      52,260        5,234       10.02          65,964        6,836       10.36
                                               ----------     --------     --------     ----------     --------     --------
    Total loans(3)...........................   1,737,401      131,150        7.59       2,315,285      175,182        7.62
                                               ----------     --------     --------     ----------     --------     --------
  Interest-bearing deposits in other banks...         835           30        3.59           2,637           67        2.54
  State and municipal securities.............      17,575        1,123        9.24          86,863        5,562        9.63
  Other securities...........................     499,484       26,973        5.40         461,871       31,068        6.73
  Federal funds sold and securities purchased
    under resale agreements..................     307,078        9,357        3.05         553,540       19,592        3.54
  Trading account securities.................      35,529        1,159        3.54          42,352        1,578        3.92
                                               ----------     --------     --------     ----------     --------     --------
    Total interest-earning assets............   2,597,902      169,792        6.59       3,462,548      233,049        6.85
                                               ----------     --------     --------     ----------     --------     --------
  Allowance for credit losses................    (129,873)                                (141,537)
  Cash and due from banks....................     272,610                                  368,297
  Other nonearning assets....................     203,822                                  229,641
                                               ----------     --------     --------     ----------     --------     --------
    Total assets.............................  $2,944,461                               $3,918,949
                                               ----------     --------     --------     ----------     --------     --------
                                               ----------     --------     --------     ----------     --------     --------
                                            LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits.................  $  914,642           --          --      $1,029,758           --          --
Interest-bearing deposits:
  Interest checking accounts.................     283,871        3,379        1.19         328,555        6,175        1.88
  Money market accounts......................     767,121       17,858        2.33       1,023,280       31,386        3.07
  Savings deposits...........................     103,161        2,255        2.19         106,608        3,135        2.94
  Time deposits -- under $100,000............     108,135        4,063        3.76         129,105        6,106        4.73
  Time deposits -- $100,000 and over.........     203,176        6,419        3.16         515,803       20,888        4.05
                                               ----------     --------     --------     ----------     --------     --------
    Total interest-bearing deposits..........   1,465,464       33,974        2.32       2,103,351       67,690        3.22
                                               ----------     --------     --------     ----------     --------     --------
    Total deposits...........................   2,380,106                                3,133,109
  Federal funds purchased and securities sold
    under repurchase agreements..............     265,082        7,499        2.83         488,520       16,220        3.32
  Other borrowings...........................      16,147          523        3.24          14,279          523        3.66
                                               ----------     --------     --------     ----------     --------     --------
      Total interest-bearing liabilities.....   1,746,693       41,996        2.40       2,606,150       84,433        3.24
                                               ----------     --------     --------     ----------     --------     --------
Other liabilities............................      22,477                                   23,412
Shareholders' equity.........................     260,649                                  259,629
                                               ----------     --------     --------     ----------     --------     --------
    Total liabilities and shareholders'
      equity.................................  $2,944,461                               $3,918,949
                                               ----------     --------     --------     ----------     --------     --------
                                               ----------     --------     --------     ----------     --------     --------
Net interest income/spread...................                  127,796        4.19                      148,616        3.61
                                               ----------     --------     --------     ----------     --------     --------
                                               ----------     --------     --------     ----------     --------     --------
Fully taxable equivalent net interest
  income.....................................                 $129,138                                 $152,850
                                               ----------     --------     --------     ----------     --------     --------
                                               ----------     --------     --------     ----------     --------     --------
Net interest margin(4).......................                                 4.97%                                    4.41%

- ---------------

(1) The average rate data in this table are presented on a taxable equivalent basis based on adjusting interest income exempt from federal income taxes, or income taxed at a rate less than the statutory tax rates, using the federal income tax rates in effect during the years presented.

               1991                                    1990                                    1989
- -----------------------------------     -----------------------------------     -----------------------------------
               INTEREST     AVERAGE                    INTEREST     AVERAGE                    INTEREST     AVERAGE
 AVERAGE       INCOME/      INTEREST     AVERAGE       INCOME/      INTEREST     AVERAGE       INCOME/      INTEREST
 BALANCE       EXPENSE       RATE        BALANCE       EXPENSE       RATE        BALANCE       EXPENSE       RATE
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
$1,618,442     $150,814       9.44%     $1,623,120     $176,305      10.98%     $1,485,903     $172,485      11.78%
   396,934       39,255       9.89         425,722       53,094      12.47         332,232       44,975      13.54
   761,675       74,884       9.83         746,851       85,926      11.51         628,543       75,649      12.04
    75,260        8,675      11.53          79,461        9,514      11.97          80,546        9,621      11.94
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
 2,852,311      273,628       9.66       2,875,154      324,839      11.37       2,527,224      302,730      12.07
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
     3,534          297       8.40          12,176        1,009       8.29          20,311        1,857       9.14
   127,540        8,367       9.76         127,993        8,350       9.70         141,961        9,217       9.80
   537,531       41,410       7.70         469,684       40,000       8.52         371,562       31,793       8.56
   578,622       33,450       5.78         556,487       46,468       8.35         634,122       58,826       9.28
    64,552        3,682       5.85          61,958        4,872       8.00          49,515        4,288       8.87
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
 4,164,090      360,834       8.81       4,103,452      425,538      10.53       3,744,695      408,711      11.11
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
   (74,240)                                (38,320)                                (33,564)
   374,353                                 416,587                                 387,827
   140,872                                 120,654                                 118,805
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
$4,605,075                              $4,602,373                              $4,217,763
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
$  961,072           --         --      $  943,038           --         --      $  926,093           --         --
   301,338       11,018       3.66         285,729       10,791       3.78         270,782       10,283       3.80
   986,438       48,394       4.91         917,080       53,035       5.78         867,358       50,899       5.87
    86,606        3,810       4.40          87,459        3,811       4.36          95,532        4,210       4.41
   150,544        8,981       5.97         139,727       11,242       8.05         105,040        8,106       7.72
 1,220,623       78,698       6.45       1,353,694      110,171       8.14       1,151,667      104,602       9.08
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
 2,745,549      150,901       5.50       2,783,689      189,050       6.79       2,490,379      178,100       7.15
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
 3,706,621                               3,726,727                               3,416,472
   531,590       28,550       5.37         499,178       38,628       7.74         463,518       40,729       8.79
    14,561          868       5.96          14,265        1,257       8.81          14,106        1,513      10.73
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
 3,291,700      180,319       5.48       3,297,132      228,935       6.94       2,968,003      220,342       7.42
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
    33,527                                  49,855                                  56,777
   318,776                                 312,348                                 266,890
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
$4,605,075                              $4,602,373                              $4,217,763
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
                180,515       3.33                      196,603       3.59                      188,369       3.69
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
               $186,724                                $203,139                                $195,592
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
- ----------     --------     -------     ----------     --------     -------     ----------     --------     -------
                              4.48%                                   4.95%                                   5.22%

- ---------------

(2) Includes average nonaccrual loans of $106,119, $159,420, $136,096, $31,726 and $16,287 for 1993, 1992, 1991, 1990 and 1989, respectively.

(3) Loan income includes loan fees of $5,304, $5,427, $7,287, $9,487 and $7,578 for 1993, 1992, 1991, 1990 and 1989, respectively.

(4) Fully taxable net interest income divided by interest-earning assets.

  1992 Compared With 1991

     Fully taxable equivalent net interest income decreased $33.9 million, or 18.1%, from 1991 to 1992. The decline in volume of interest-earning assets accounted for $23.1 million of the decrease. The balance of the decrease resulted from the lower interest income earned on the Company's net interest-earning assets due to the decline in interest rates from 1991 to 1992. As a result, the net interest margin declined to 4.41% in 1992 from 4.48% in 1991.

     Average loans declined from $2,852.3 million in 1991 to $2,315.3 million in 1992, a decrease of $537.0 million, or 18.8%, between 1991 and 1992 due to decreases of $303.3 million, or 18.7%, in commercial loans, $177.5 million, or 44.7%, in construction loans and $46.9 million, or 6.2%, in real estate mortgage loans. These decreases resulted from reduced loan demand caused by the recession and because the Bank curtailed new construction commitments beginning in late 1990.

     Average taxable and nontaxable securities decreased $75.7 million, or 14.1%, and $40.7 million, or 31.9%, respectively, between 1991 and 1992. Average federal funds sold and securities purchased under resale agreements decreased $25.1 million, or 4.3%, between 1991 and 1992.

     Average noninterest-bearing deposits increased $68.7 million, or 7.1%. Average interest-bearing core deposits increased $62.6 million, or 4.1%, while average time deposits of $100,000 and over decreased $704.8 million, or 57.7%. Due to the decline in the Bank's assets in 1992 compared with 1991 and because of the increase in core deposits, the Bank was able to reduce its dependence on time deposits of $100,000 and over.

  Change in Net Interest Income

     The following table sets forth a summary of the changes in interest earned and paid resulting from changes in volume and rate. Average balances in all categories in each reported period were used in the volume computations. Average yields and rates in each reported period were used in rate computations.

                                             1993 VS. 1992                     1992 VS. 1991
                                    -------------------------------   -------------------------------
                                    INCREASE (DECREASE)               INCREASE (DECREASE)
                                         DUE TO(2):                        DUE TO(2):
                                    --------------------     NET      --------------------     NET
                                    VOLUME(1)   RATE(1)    DECREASE   VOLUME(1)   RATE(1)    DECREASE
                                    ---------   --------   --------   ---------   --------   --------
                                         DOLLARS IN THOUSANDS -- FULLY TAXABLE EQUIVALENT BASIS
Interest earned on:
Interest-bearing deposits in other
  banks...........................  $    (58)  $     21   $    (37)  $     (61)  $   (169)  $   (230)
Loans.............................   (43,943)      (695)   (44,638)    (46,725)   (52,408)   (99,133)
Taxable securities................     2,390     (6,485)    (4,095)     (5,458)    (4,884)   (10,342)
Nontaxable securities.............    (6,416)      (327)    (6,743)     (3,917)      (164)    (4,081)
Trading account securities........      (250)      (151)      (401)     (1,080)    (1,036)    (2,116)
Federal funds sold and securities
  purchased under resale
  agreements......................    (7,808)    (2,427)   (10,235)     (1,394)   (12,464)   (13,858)
                                    ---------   --------   --------   ---------   --------   --------
     Total interest-earning
       assets.....................   (56,085)   (10,064)   (66,149)    (58,635)   (71,125)  (129,760)
                                    ---------   --------   --------   ---------   --------   --------
Interest paid on:
Interest checking.................      (756)    (2,040)    (2,796)        922     (5,765)    (4,843)
Money market deposits.............    (6,892)    (6,636)   (13,528)      1,748    (18,756)   (17,008)
Savings deposits..................       (99)      (781)      (880)        761     (1,436)      (675)
Other time deposits...............   (11,980)    (4,532)   (16,512)    (36,778)   (23,907)   (60,685)
Short-term borrowings.............    (6,571)    (2,150)    (8,721)     (2,170)   (10,505)   (12,675)
                                    ---------   --------   --------   ---------   --------   --------
     Total interest-bearing
       liabilities................   (26,298)   (16,139)   (42,437)    (35,517)   (60,369)   (95,886)
                                    ---------   --------   --------   ---------   --------   --------
                                    $(29,787)  $  6,075   $(23,712)   $(23,118)  $(10,756)  $(33,874)
                                    =========  ========   ========    ========   ========   ========

- ---------------

(1) The changes in interest due to both rate and volume have been allocated to the change due to volume and rate in proportion to the relationship of the absolute dollar amounts of the change in each.

(2) The changes in interest income in this table are presented on a fully taxable equivalent basis. Interest income exempt from federal income taxes, or income taxed at a rate less than the statutory tax rates, has been adjusted to a fully taxable equivalent basis using the federal income tax rates in effect during the years presented.

                          PROVISION FOR CREDIT LOSSES

     The provision for credit losses charged to operations reflects management's judgment of the adequacy of the allowance for credit losses and is determined through periodic analysis of the loan portfolio. This analysis includes a detailed review of the classification and categorization of problem and potential problem loans and loans to be charged off; an assessment of the overall quality and collectibility of the portfolio; and consideration of the loan loss experience, trends in problem loans and concentrations of credit risk, as well as current and expected future economic conditions (particularly in Southern California). The Bank has an internal risk analysis and review staff that reports to the Audit and Examining Committee of the Board of Directors and continuously reviews loan quality. Such reviews also assist management in establishing the level of the allowance for credit losses.

     For 1993, the provision for credit losses totaled $30.0 million, down from $114.5 million in 1992 and $118.0 million in 1991. During the second half of 1991, the Bank recorded large credit loss provisions as it became clear that the impact of the recession and the softening of the local real estate market on the Bank's loan portfolio would be more prolonged and severe than initially expected.

     In 1992, net charge offs totaled $104.2 million, or 4.50% of related average credits, up from $52.3 million, or 1.83%, in 1991. Because of the increased level of charge offs and the continued migration of loans to nonaccrual or loss status due to the continuing difficult economic situation in Southern California, including further declines in real estate values, the provision for credit losses remained high in 1992, particularly in the first half of the year.

     In 1993, net charge offs totaled $54.1 million, or 3.12% of related average credits, compared with $104.2 million, or 4.50% of related average credits, in 1992. Nonaccrual loans decreased from $160.3 million at December 31, 1992 to $71.1 million at December 31, 1993, due in part to the decrease in the second half of 1993 in the inflow of loans into nonaccrual status. As a result, the provision for credit losses decreased to $30.0 million in 1993.

     Based on management's review of the loan portfolio, net charge offs and provisions for credit losses for 1994 are expected to decrease from 1993 levels, even though no meaningful economic recovery is expected in Southern California. However, no assurance can be given that the Bank will not, in any particular period, sustain credit losses that are sizable in relation to the amount provided, or that subsequent evaluations of the loan portfolio by management or the regulators, in light of the factors then prevailing, including economic conditions and further declines in property values, will not require significant increases in the allowance for credit losses.

                               NONINTEREST INCOME

     Noninterest income from continuing operations totaled $45.8 million, down $1.2 million from 1992, which was up $3.7 million from 1991. A breakdown of noninterest income by category is reflected on page 16.

     Service charges on deposit accounts increased $1.0 million, or 9.4%, compared with a 14.0% increase in 1992. Growth in both 1993 and 1992 was due to higher amounts collected from deposit customers for account analysis deficits.

     Customer trading account income in 1993 decreased $.1 million, or 1.6%, compared with a 25.5% increase the preceding year. The decrease from 1992 to 1993 was due primarily to lower volumes and reduced spreads on trading account transactions with customers, due to the decline in the level of interest rates. The increase from 1991 to 1992 was due to increased volume. Trust fees remained relatively unchanged during the last three years. All other income categories, which include foreign exchange, letter of credit fees, escrow and proof of deposit fees, in addition to other miscellaneous income, decreased during the last three years due to lower volumes.

     The Bank sold its merchant draft business to NOVA Information Systems as of January 1, 1993, for a pretax gain of $1.9 million. Merchant credit card fees were $4.5 million in 1992 and $4.1 million in 1991. The Bank's sale of $73.7 million in ELC loans, in April 1993, generated a pretax gain of $4.5 million.

     In December 1992, in conjunction with tax planning strategies, the Bank sold $32.4 million of municipal securities for a gain of $1.6 million. There were no investment securities gains or losses in 1993 or 1991.

     In December 1992, the Bank entered into an agreement to sell its data processing business, City National Information Systems (CNIS), to Systematics, Inc. for $12.0 million. A pretax gain of $10.8 million was recognized at closing, June 1, 1993. All income and expense related to CNIS have been removed from continuing operations and are now included in the Consolidated Statement of Operations under the caption "Income from discontinued operations." Prior periods have been restated to conform for reporting for a discontinued operation.

  Analysis of Changes in Noninterest Income

                                                                   INCREASE                INCREASE
                                                                  (DECREASE)              (DECREASE)
                                                                --------------           -------------
                                                        1993    AMOUNT     %     1992    AMOUNT    %     1991
                                                        -----   ------   -----   -----   ------   ----   -----
                                                                         DOLLARS IN MILLIONS
Service charges on deposit accounts...................  $11.6   $ 1.0      9.4   $10.6   $ 1.3    14.0   $ 9.3
Trust fees............................................    7.4     (.1)    (1.3)    7.5      .4     5.6     7.1
Customer trading account income.......................    6.3     (.1)    (1.6)    6.4     1.3    25.5     5.1
Credit card merchant fees.............................     --    (4.5)      NM     4.5      .4     9.8     4.1
Gain on sale of selected ELC loans....................    4.5     4.5       NM      --      --      NM      --
Gain on sale of merchant draft business...............    1.9     1.9       NM      --      --      NM      --
Net gain on securities available for sale.............     --    (1.6)      NM     1.6     1.6      NM      --
Other income..........................................   14.1    (2.3)   (14.0)   16.4    (1.3)   (7.3)   17.7
                                                        -----   ------   -----   -----   ------   ----   -----
    Total.............................................  $45.8   $(1.2)    (2.6)  $47.0   $ 3.7     8.5   $43.3
                                                        -----   ------   -----   -----   ------   ----   -----
                                                        -----   ------   -----   -----   ------   ----   -----

                              NONINTEREST EXPENSE

     Noninterest expense totaled $166.9 million in 1993, down $6.8 million, or 3.9%, from 1992, which compares with an increase of 15.1% from 1991 to 1992. This decrease was substantially the result of expense reduction measures implemented by the Company.

     Staff expense decreased 16.5% in 1993, compared with a .5% increase in 1992. On a full-time equivalent basis, staff levels have declined from approximately 2,000 at December 31, 1991 to 1,350 at year-end 1993. The decrease includes approximately 100 employees of the discontinued CNIS operation. Staff levels are expected to continue to decline in 1994 but at a reduced rate due to the closure of branches and continued cost reduction measures.

     The expense categories other than staff, ORE and the consolidation charge, decreased $9.9 million, or 14.3%, between 1992 and 1993. These expenses increased $4.1 million, or 6.3%, between 1991 and 1992. The decrease between 1992 and 1993 resulted from the Bank's efforts to reduce expenses, writedowns of $2.3 million in 1992 resulting from updated valuations of in-substance foreclosures of non-real estate assets and a $2.8 million decrease in merchant credit card processing expense due to the sale of the business. The increase from 1991 to 1992 was due to higher severance and litigation expenses in 1992 and the $2.3 million writedown discussed above.

     As a result of writedowns, including those resulting from the Disposition Program, net costs of ORE totaled $25.7 million in 1993, up from $20.8 million in 1992 and $2.5 million in 1991. Net ORE expense for 1993 included a $12.8 million gain recorded in the fourth quarter upon the sale of a portion of the assets in the Disposition Program. Based on the Bank's current ORE portfolio and workout strategies, management anticipates that ORE expense in 1994 will decrease from 1993 levels.

     Due to declines in total deposits, the increases in FDIC insurance assessment rates, that became effective in July 1, 1992 and January 1, 1993 did not result in an increase in FDIC insurance assessment expense.

     In November 1993, the Bank announced a consolidation plan to improve efficiency and operational productivity in its branch network. The streamlining will reduce the Bank's total number of branches from 22 to 16, while designating four of the remaining locations as regional commercial lending centers. The Bank anticipates completing the closures by early 1994. To cover the costs associated with this action, the Bank recorded a consolidation charge of $12.0 million in the fourth quarter of 1993 comprised of $7.5 million for disposition of lease commitments, $1.5 million for disposition of fixed assets, and $3.0 million for severance costs and other expenses directly related to the consolidation. Completion of ongoing branch restructuring, including the closures announced in November 1993, is expected to result in an expense savings of approximately $8.0 million per year, before the effect of inflation and other factors. However, this will be partially offset by decreased income resulting from reductions in loans and deposits caused by the consolidation.

  Analysis of Changes in Noninterest Expense

                                                            INCREASE                    INCREASE
                                                           (DECREASE)                  (DECREASE)
                                                         --------------              --------------
                                                 1993    AMOUNT     %        1992    AMOUNT     %        1991
                                                ------   ------   -----     ------   ------   -----     ------
                                                DOLLARS IN MILLIONS
Staff expense.................................  $ 69.8   $(13.8)  (16.5)    $ 83.6   $  .4       .5     $ 83.2
                                                ------   ------   -----     ------   ------   -----     ------
All other:
  Net occupancy of premises...................    11.8      .3      2.6       11.5      .2      1.8       11.3
  Data processing.............................     7.8     (.2)    (2.5)       8.0      .1      1.3        7.9
  Professional................................     7.3    (1.1)   (13.1)       8.4      .5      6.3        7.9
  FDIC insurance..............................     7.2     (.3)    (4.0)       7.5     (.4)    (5.1)       7.9
  Office supplies.............................     5.0    (1.0)   (16.7)       6.0     (.1)    (1.6)       6.1
  Depreciation................................     4.5     (.2)    (4.3)       4.7     (.2)    (4.1)       4.9
  Promotion...................................     1.9    (1.1)   (36.7)       3.0     (.6)   (16.7)       3.6
  Equipment...................................     2.0     (.3)   (13.0)       2.3     (.4)   (14.8)       2.7
  Other.......................................    11.9    (6.0)   (33.5)      17.9     5.0     38.8       12.9
                                                ------   ------   -----     ------   ------   -----     ------
  All other...................................    59.4    (9.9)   (14.3)      69.3     4.1      6.3       65.2
                                                ------   ------   -----     ------   ------   -----     ------
Consolidation charge..........................    12.0    12.0    100.0         --      --       --         --
ORE expense...................................    25.7     4.9     23.6       20.8    18.3       NM        2.5
                                                ------   ------   -----     ------   ------   -----     ------
         Total................................  $166.9   $(6.8)    (3.9)    $173.7   $22.8     15.1     $150.9
                                                ------   ------   -----     ------   ------   -----     ------
                                                ------   ------   -----     ------   ------   -----     ------

INCOME TAXES

     The 1993 effective tax benefit rate was 39.8%, up from 35.0% last year. The effective rates differed from the applicable statutory federal tax rate due to various factors, including state taxes, tax exempt income and higher income tax rates in carry back years.

     No California tax benefit was reflected for the book losses for 1991, 1992 or 1993. If the Company should experience additional California book losses in future years, no California benefit can be recognized unless it is more likely than not that the benefit of such losses can be realized.

     The federal tax benefits of $9.3 million, $32.5 million and $22.4 million for 1993, 1992 and 1991, respectively, were recorded based on the Company's ability to carry back the loss on both a book income and tax return basis to prior years, as well as the availability of reversing taxable temporary differences and projected taxable income for 1994 to justify the realization of reversing deductible temporary differences.

     The Company adopted Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes," effective January 1, 1993. The cumulative effect of adopting this statement did not have a material impact on the financial position or results of operations of the Company.

BALANCE SHEET ANALYSIS

                           SOURCES AND USES OF FUNDS

     The discussion in this section focuses on changes between December average balances in 1993 and 1992 as depicted on the following table. Management believes that a comparison of December averages gives a clearer picture of changes in the balance sheet during the year than a comparison of annual averages, which may conceal trends during the year, or year-end balances, which may be distorted by significant end-of-year fluctuations.

     The Company manages its balance sheet to meet the needs of its business strategy, which it adapts to the changing economic environment and business and competitive conditions in the financial services market. Understanding changes in the balance sheet requires an examination of changes in the size and composition of the Company's earning assets and sources of funds.

     Based on December averages, assets decreased 8.0% in 1993, compared with a 25.9% decrease in 1992.

     Net loans decreased at a 23.8% rate in 1993, compared with a 22.9% decrease in 1992. Commercial loans decreased 23.2% and 20.1% in 1993 and 1992, respectively, reflecting reduced loan demand because of the recession and the Bank's efforts to achieve a more diversified risk profile in its loan portfolio. Real estate loans decreased 23.3% in 1993, and 21.1% in 1992, reflecting transfers to ORE, pay downs, charge offs and because the Bank curtailed new real estate loan commitments beginning in late 1990.

     Securities increased 77.0% in 1993, compared with a 42.2% decrease in 1992. The increase in 1993 resulted from the lack of loan demand and the investment of the proceeds of the Offering, while the decrease in 1992 was caused by the decline in deposits and the Company's need for liquidity.

     The Company's primary sources for funding earning assets are core deposits, certificates of deposits and short-term purchased funds. Core deposits decreased 6.4% in 1993, compared with a decrease of 11.0% in 1992. During 1993, certificates of deposit of $100,000 and over were reduced by 41.2% from 1992, compared with a reduction of 62.6% from 1991 to 1992. Due to the decrease in loan volume, the Bank has reduced its funding from these more expensive funds. Federal funds purchased and securities sold under repurchase agreements decreased 29.0% in 1993 and 45.8% in 1992 as the Bank reduced its arbitrage activities.

     The Company expects stabilization of deposits to continue and does not expect the branch consolidation program to result in significant declines in deposit levels.

SOURCES AND USES OF FUNDS TRENDS

                                                                             INCREASE                     INCREASE
                                                               DECEMBER     (DECREASE)     DECEMBER      (DECREASE)      DECEMBER
                                                                 1993      -------------     1992     -----------------    1991
                                                                AVERAGE    AMOUNT     %    AVERAGE     AMOUNT       %    AVERAGE
                                                               ---------   -------   ---   --------   ---------   -----  --------
                                                                                      DOLLARS IN MILLIONS
USES OF FUNDS
Earning Assets:
  Interest-bearing deposits in other banks...................  $     .6    $(17.1)   (97)  $  17.7    $    17.7      --  $    --
  Securities.................................................     786.6     342.3     77     444.3       (324.8)   (42)    769.1
  Trading account securities.................................      52.7      17.6     50      35.1        (40.8)   (54)     75.9
  Federal funds sold and securities purchased under resale        331.5      59.1     22     272.4       (280.1)    51)    552.5
    agreements...............................................
  Loans:
    Commercial loans.........................................     903.0    (273.2)   (23)  1,176.2       (296.3)   (20)  1,472.5
    Real estate loans........................................     644.3    (195.9)   (23)    840.2       (224.3)   (21)  1,064.5
    Installment loans........................................      45.6     (15.9)   (26)     61.5        (10.4)   (14)     71.9
                                                               ---------   -------   ---   --------   ---------   -----  --------
    Total loans..............................................   1,592.9    (485.0)   (23)  2,077.9       (531.0)   (20)  2,608.9
  Less allowance for credit losses...........................     117.7     (23.8)   (17)    141.5         44.9     46      96.6
                                                               ---------   -------   ---   --------   ---------   -----  --------
    Net loans................................................   1,475.2    (461.2)   (24)  1,936.4       (575.9)   (23)  2,512.3
                                                               ---------   -------   ---   --------   ---------   -----  --------
    Total earning assets(1)..................................   2,764.3     (83.1)    (3)  2,847.4     (1,159.0)   (29)  4,006.4
  Cash and due from banks....................................     271.3    (110.1)   (29)    381.4        (29.7)    (7)    411.1
  Other nonearning assets....................................     148.9     (99.0)   (40)    247.9         67.7     38     180.2
                                                               ---------   -------   ---   --------   ---------   -----  --------
    Total assets.............................................  $3,066.8   $(268.4)    (8) $3,335.2    $(1,165.9)   (26) $4,501.1
                                                               ---------   -------   ---   --------   ---------   -----  --------
                                                               ---------   -------   ---   --------   ---------   -----  --------
SOURCES OF FUNDS
Core deposits:
  Demand deposits............................................  $1,000.4    $(82.2)    (8) $1,082.6   $    (4.7)     --  $1,087.3
  Interest checking deposits.................................     302.2        .1     --     302.1        (29.9)    (9)    332.0
  Money market accounts......................................     787.8     (68.2)    (8)    856.0       (233.9)   (21)  1,089.9
  Savings deposits...........................................     104.6       9.3     10      95.3          (.3)     --     95.6
  Time deposits -- under $100,000............................      99.2     (16.8)   (14)    116.0        (35.2)   (23)    151.2
                                                               ---------   -------   ---   --------   ---------   -----  --------
    Total core deposits......................................   2,294.2    (157.8)    (6)  2,452.0       (304.0)   (11)  2,756.0
Short-term purchased funds:
  Time deposits -- $100,000 and over.........................     172.0    (120.3)   (41)    292.3       (489.7)   (63)    782.0
  Federal funds purchased and securities sold under               231.3     (94.5)   (29)    325.8       (275.2)   (46)    601.0
    repurchase agreements....................................
  Other short-term funds borrowed............................      10.7      (3.9)   (27)     14.6           .1      --     14.5
  Mortgages payable..........................................      26.3      26.3     NM        --           --      --       --
                                                               ---------   -------   ---   --------   ---------   -----  --------
    Total short-term purchased funds.........................     440.3    (192.4)   (30)    632.7       (764.8)   (55)  1,397.5
Other liabilities............................................      34.8      11.5     49      23.3         (9.9)   (30)     33.2
Shareholders' equity.........................................     297.5      70.3     31     227.2        (87.2)   (28)    314.4
                                                               ---------   -------   ---   --------   ---------   -----  --------
  Total liabilities and shareholders' equity.................  $3,066.8   $(268.4)    (8) $3,335.2    $(1,165.9)   (26) $4,501.1
                                                               ---------   -------   ---   --------   ---------   -----  --------
                                                               ---------   -------   ---   --------   ---------   -----  --------

- ------------------

(1) Before deduction of allowance for credit losses.

                                    CAPITAL

     At December 31, 1993, the Company's and the Bank's Tier 1 capital, which is comprised of common shareholders' equity, amounted to $298.1 million and $279.8 million, respectively. At December 31, 1992, the Company's and the Bank's Tier 1 capital amounted to $227.9 million and $221.9 million, respectively. At December 31, 1993, the Company had a Tier 1 risk-based capital ratio of 15.75% and a Tier 1 leverage ratio of 9.95%.

     On November 18, 1992, the Bank entered into the Agreement, which required the Bank to generate a minimum of $65 million in Tier 1 capital by June 30, 1993, so as to maintain Tier 1 capital of at least 10% of risk-weighted assets, and Tier 1 capital of at least 7% of adjusted total assets. In June 1993, the Corporation, after completing the Offering, contributed $65 million to the Bank as Tier 1 capital. At December 31, 1993, the Bank's Tier 1 capital was 14.78% of risk-weighted assets and 9.38% of adjusted total assets, which exceeded the capital levels required under the Agreement. Early in 1994, both the Agreement and the MOU were lifted.

     The following table presents the capital ratios for the Company and the Bank at December 31, 1993, 1992 and 1991.

                                                                          AS OF DECEMBER 31
                                                                      -------------------------
                                                                      1993      1992      1991
                                                                      -----     -----     -----
CITY NATIONAL CORPORATION (CONSOLIDATED)
Tier 1 leverage...................................................     9.95%     6.49%     6.46%
Tier 1 risk-based capital.........................................    15.75      9.17      9.21
Total risk-based capital..........................................    17.06     10.47     10.49
CITY NATIONAL BANK
Tier 1 leverage...................................................     9.38%     6.32%     6.34%
Tier 1 risk-based capital.........................................    14.78      8.90      9.00
Total risk-based capital..........................................    16.09     10.20     10.28

     On December 23, 1992, the Federal Financial Institutions Examinations Council issued a statement that federally supervised banks and thrift institutions should follow the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," for regulatory reporting purposes, and recommended that the federal banking and thrift regulatory agencies amend their capital standards to limit deferred tax assets that could be used to meet capital requirements. On March 29, 1993, the OCC issued a temporary guideline, pending adoption of a final rule, that would limit the amount of deferred tax assets that could be included in a bank's regulatory capital to the lesser of the amount expected to be realized within one year, based on the bank's projections of future taxable income, or 10% of Tier 1 capital. However, there generally would be no limit on deferred tax assets that could be realized from taxes paid in prior carry-back years and from future reversals of existing taxable temporary differences. Based on the Company's ability to carry back and recover taxes paid in prior years, and the expected level of reversing taxable temporary differences as well as projected income for 1994 but not beyond, management believes that the recorded deferred tax asset balance of $18.1 million is fully includable in regulatory capital at December 31, 1993.

     The Corporation ceased paying dividends in the third quarter of 1991. It is expected that dividend payments will resume, based on achieved earnings, and when the Board of Directors determines that they are consistent with the long-term objectives of the Company.

                                   LIQUIDITY

     A fundamental aspect of the asset/liability management strategy of a financial institution is adequate liquidity -- the ability to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner.

     For most financial institutions, the most manageable sources of liquidity are comprised of liabilities, especially core deposits. Average core deposits increased to 83.9% of total funding in December 1993 compared with 79.5% in December 1992. Although the Bank experienced a substantial decline in core deposits in the first half of 1993, particularly during the first two months, deposit levels stabilized thereafter, and average core deposits in December 1993 were 6.4% below those in December 1992.

     Liquidity is also provided by assets such as federal funds sold, securities purchased under resale agreements and trading account securities that may be immediately converted to cash at minimal cost. The aggregate of these assets averaged $384.2 million in December 1993, up $76.7 million, or 24.9%, from the prior year.

     Liquidity may also be provided by maturing investment securities. At December 31, 1993, investment securities maturing within one year amounted to $386.9 million, or 42.9% of the investment portfolio. See page 24 for a table on maturity distribution of investment securities at December 31, 1993. Maturing loans also provide liquidity, and $1,019.2 million of the Bank's loans are scheduled to mature in 1994. See page 26 for a table on maturity distribution of loans at December 31, 1993.

                      INTEREST RATE SENSITIVITY MANAGEMENT

     Interest sensitivity is related to liquidity because both are affected by the interrelationships of maturing assets and liabilities. Interest rate sensitivity management, however, is concerned with the timing and magnitude of repricing assets compared with liabilities. It is the objective of interest rate sensitivity management to control the risks associated with interest rate movement.

     The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate-sensitive assets exceeds the amount of interest rate-sensitive liabilities. A gap is considered negative when the amount of interest rate-sensitive liabilities exceeds interest rate-sensitive assets. During a period of rising interest rates, a negative gap would tend to adversely affect net interest income, while a positive gap would tend to result in an increase in net interest income. During a period of falling interest rates, a negative gap would tend to result in an increase in net interest income, while a positive gap would tend to affect net interest income adversely.

     The following table shows that the Company's positive interest rate sensitivity gap increased from $847.1 million at December 31, 1992 to $1,076.9 million at December 31, 1993. The Company's increased positive interest rate sensitivity gap resulted from the decline in certificates of deposit and the increased proportion of funding from noninterest-bearing deposits. The Company's increased asset sensitive position in this period of low interest rates had a negative effect on net interest income in 1993. While the interest rate sensitivity gap is a useful measure and contributes toward effective asset and liability management, it is difficult to predict the net interest margin solely on that measure.

     At December 31, 1993 and 1992, the Company's distribution of rate-sensitive assets and rate-sensitive liabilities was as follows:

                                                                             MATURING OR REPRICING IN
                                                           -------------------------------------------------------------
                                                                         AFTER 3      AFTER 1 YEAR
                                                           3 MONTHS    MONTHS BUT      BUT WITHIN     AFTER
                                                           OR LESS    WITHIN 1 YEAR     5 YEARS      5 YEARS     TOTAL
                                                           --------   -------------   ------------   --------   --------
                                                                                DOLLARS IN MILLIONS
DECEMBER 31, 1993
Rate-sensitive assets:
  Interest-bearing deposits in other banks...............  $    .6       $    --         $   --      $     --   $     .6
  Loans..................................................  1,308.4          82.8          140.4          17.9    1,549.5
  Taxable investment securities..........................    259.8         123.4          328.7         184.1      896.0
  Securities available for sale..........................       --            --             --           2.0        2.0
  Nontaxable investment securities.......................      1.1           2.5            2.8            .1        6.5
  Trading account securities.............................     39.8            --             --            --       39.8
  Federal funds sold and securities purchased under
    resale agreements....................................    265.0            --             --            --      265.0
                                                           --------   -------------   ------------   --------   --------
      Total rate-sensitive assets........................  1,874.7         208.7          471.9         204.1    2,759.4
                                                           --------   -------------   ------------   --------   --------
Rate-sensitive liabilities:(1)
  Interest checking deposits.............................    324.0            --             --            --      324.0
  Money market accounts..................................    742.4            --             --            --      742.4
  Savings deposits.......................................    107.2            --             --            --      107.2
  Time deposits..........................................    153.1          73.6           37.0           1.4      265.1
  Federal funds purchased and securities sold under
    repurchase agreements................................    202.5            --             --            --      202.5
  Other short-term borrowings............................     15.0            --             --            --       15.0
  Mortgages payable......................................     26.3            --             --            --       26.3
                                                           --------   -------------   ------------   --------   --------
      Total rate-sensitive liabilities...................  1,570.5          73.6           37.0           1.4    1,682.5
                                                           --------   -------------   ------------   --------   --------
Interest rate sensitivity gap............................  $ 304.2       $ 135.1         $434.9      $  202.7   $1,076.9
                                                           --------   -------------   ------------   --------   --------
                                                           --------   -------------   ------------   --------   --------
Cumulative interest rate sensitivity gap.................  $ 304.2       $ 439.3         $874.2      $1,076.9
                                                           --------   -------------   ------------   --------   --------
                                                           --------   -------------   ------------   --------   --------
Cumulative ratio of rate-sensitive assets to
  rate-sensitive liabilities.............................      119%          127%           152%          164%       164%
                                                           --------   -------------   ------------   --------   --------
                                                           --------   -------------   ------------   --------   --------

                                                                               MATURING OR REPRICING IN
                                                             ------------------------------------------------------------
                                                                           AFTER 3      AFTER 1 YEAR
                                                             3 MONTHS    MONTHS BUT      BUT WITHIN     AFTER
                                                             OR LESS    WITHIN 1 YEAR     5 YEARS      5 YEARS    TOTAL
                                                             --------   -------------   ------------   -------   --------
                                                                                 DOLLARS IN MILLIONS
DECEMBER 31, 1992
Rate-sensitive assets:
  Interest-bearing deposits in other banks.................  $  15.0       $    --         $   --      $    --   $   15.0
  Loans....................................................  1,680.3          78.8          130.3         25.5    1,914.9
  Taxable investment securities............................     62.7         140.7          177.2         33.0      413.6
  Securities available for sale............................      2.7          17.1            9.8           .7       30.3
  Trading account securities...............................     10.2            --             --           --       10.2
  Federal funds sold and securities purchased under resale
    agreements.............................................    468.9            --             --           --      468.9
                                                             --------   -------------   ------------   -------   --------
         Total rate-sensitive assets.......................  2,239.8         236.6          317.3         59.2    2,852.9
                                                             --------   -------------   ------------   -------   --------
Rate-sensitive liabilities:(1)
  Interest checking deposits...............................    349.8            --             --           --      349.8
  Money market accounts....................................    825.8            --             --           --      825.8
  Savings deposits.........................................     95.7            --             --           --       95.7
  Time deposits............................................    247.4          91.7           41.3           --      380.4
  Federal funds purchased and securities sold under
    repurchase agreements..................................    339.1            --             --           --      339.1
  Other short-term borrowings..............................     15.0            --             --           --       15.0
                                                             --------   -------------   ------------   -------   --------
         Total rate-sensitive liabilities..................  1,872.8          91.7           41.3           --    2,005.8
                                                             --------   -------------   ------------   -------   --------
Interest rate sensitivity gap..............................  $ 367.0       $ 144.9         $276.0      $  59.2   $  847.1
                                                             --------   -------------   ------------   -------   --------
                                                             --------   -------------   ------------   -------   --------
Cumulative interest rate sensitivity gap...................  $ 367.0       $ 511.9         $787.9      $ 847.1
                                                             --------   -------------   ------------   -------   --------
                                                             --------   -------------   ------------   -------   --------
Cumulative ratio of rate-sensitive assets to rate-sensitive
  liabilities..............................................      120%          126%           139%         142%       142%
                                                             --------   -------------   ------------   -------   --------
                                                             --------   -------------   ------------   -------   --------

- ---------------

(1) Customer deposits which are subject to immediate withdrawal are presented as repricing within 3 months or less. The distribution of other time deposits is based on scheduled maturities.

                                   SECURITIES

     The carrying amounts of investment securities at the dates indicated are summarized as follows:

                                                                     DECEMBER 31,
                                                                 ---------------------
                        CATEGORY OF INVESTMENT                     1993         1992
        -------------------------------------------------------  --------     --------
                                                                 DOLLARS IN THOUSANDS
        U.S. government and federal agency obligations.........  $880,180     $403,973
        State and political subdivisions.......................     6,475           --
        Other securities.......................................    15,826        9,672
                                                                 --------     --------
                  Total........................................  $902,481     $413,645
                                                                 --------     --------
                                                                 --------     --------

     The following table shows the maturities of investment securities at December 31, 1993.

                                           OVER 1 YEAR            OVER 5 YEARS
                ONE YEAR OR LESS          THRU 5 YEARS           THRU 10 YEARS           OVER 10 YEARS               TOTAL
 CATEGORY OF   -------------------     -------------------     ------------------     -------------------     -------------------
 INVESTMENT     AMOUNT    YIELD(1)      AMOUNT    YIELD(1)     AMOUNT    YIELD(1)      AMOUNT    YIELD(1)      AMOUNT    YIELD(1)
- -------------  --------   --------     --------   --------     -------   --------     --------   --------     --------   --------
                                                              DOLLARS IN THOUSANDS
U.S.
 government
 and federal
 agency
 obligations...$380,042     4.13%      $322,449     4.51%      $ 9,989     4.37%      $167,700     5.74%      $880,180     4.58%
State and
 political
 subdivisions...  3,624     8.69          2,751     9.10           100     9.72                                  6,475     8.88
Other
securities...     3,207     4.72          6,287     5.08           500     7.00          5,832     5.88         15,826     5.36
               --------      ---       --------      ---       -------      ---       --------      ---       --------      ---
    Total....  $386,873     4.18%      $331,487     4.56%      $10,589     4.54%      $173,532     5.75%      $902,481     4.63%
               --------      ---       --------      ---       -------      ---       --------      ---       --------      ---
               --------      ---       --------      ---       -------      ---       --------      ---       --------      ---

- ---------------

(1) Fully taxable equivalent.

     Investment securities at year end were up $488.8 million, or 118.2%, from 1992. U.S. government and federal agency obligations increased $476.2 million, or 117.9%, due to the investment of the Company's excess liquidity in the second half of 1993 in these securities. State and municipal securities totaled $6.5 million at December 31, 1993 compared with $30.3 million at December 31, 1992, when these securities were categorized as securities available for sale. Due to the Company's improved liquidity and profitability, the remaining balance of state and municipal securities was transferred back to the investment portfolio during the third quarter of 1993. Other securities increased $6.2 million, or 63.6%, due primarily to purchases of bonds during 1993.

     The average maturity of total investment securities was 3.5 years at December 31, 1993 compared to 2.8 years at the end of 1992. The increase in the average maturity of the portfolio was largely due to purchases of mortgage-backed agency securities during the year.

     At December 31, 1993, 1992 and 1991, the Company did not have investments in securities issued by any one nonfederal issuer that exceeded 10% of its shareholders' equity.

     At December 31, 1993, securities available for sale consisted of $2.0 million of 7.5% convertible preferred stock. At December 31, 1992 securities available for sale consisted of state and municipal obligations with a carrying value of $20.4 million in the one year or less maturity category, $9.8 million in the over one through five years maturity category, and $.1 million in the over five years through ten years category. The weighted average yields on these securities, computed on a fully taxable equivalent basis, were 9.94% in the one year or less maturity category, 8.79% in the over one through five years maturity category, and 9.72% in the over five through ten years maturity category.

     The Company adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," as of December 31, 1993. The impact on shareholders' equity or the results of operations was not material.

                                 LOAN PORTFOLIO

     The amounts of loans outstanding at the indicated year ends are shown in the following table according to the type of loan. The Company's lending activities are predominantly in Southern California. The Bank has no agricultural or foreign loans.

Loans by Type

                                                                DECEMBER 31,
                                       --------------------------------------------------------------
                                          1993         1992         1991         1990         1989
                                       ----------   ----------   ----------   ----------   ----------
                                                            DOLLARS IN THOUSANDS
Commercial(1)........................  $  939,719   $1,177,948   $1,485,766   $1,746,152   $1,573,419
Real estate loans -- construction....      11,699      105,467      322,121      450,271      396,897
Real estate loans -- mortgage(2).....     623,653      731,234      735,606      784,051      688,817
Installment loans....................      45,485       60,553       71,708       77,261       78,962
                                       ----------   ----------   ----------   ----------   ----------
          Total loans, gross.........  $1,620,556   $2,075,202   $2,615,201   $3,057,735   $2,738,095
                                       ----------   ----------   ----------   ----------   ----------
                                       ----------   ----------   ----------   ----------   ----------

- ---------------

(1) Commercial included unsecured loans to real estate developers and customers involved in real estate investments and commercial loans where real estate partially secures the borrowing.

(2) Equity lines of credit totaling $157,913 designated as held for sale at December 31, 1992, were included in real estate loans -- mortgage.

    Gross loans at December 31, 1993 were $1,620.6 million, down 21.9%, or $454.6 million, from the previous year end. The decrease in loans resulted from a decline in loan demand because of the recession and the Bank's efforts to achieve a more conservative and diversified risk profile in its loan portfolio. Commercial loans continue to constitute the major portion of the Bank's lending activity, 58.0% and 56.8% at 1993 and 1992 year ends, respectively. Real estate construction loans decreased $93.8 million, or 88.9%, between year ends because of the transfer of certain construction loans to the real estate mortgage category after completion of construction and because the Bank curtailed new construction lending beginning in late 1990. Real estate mortgage loans decreased $107.6 million, or 14.7%, primarily due to the sale of $73.7 million of ELC loans in April 1993.

     At December 31, 1993, 85.7% of commercial loans, 81.7% of real estate loans and 13.1% of installment loans outstanding were floating interest rate loans. Floating rate loans comprised 82.1% of the total loan portfolio at December 31, 1993. Total loans at December 31, 1993 were comprised of 62.9% due in one year or less, 33.1% due in over one through five years and 4.0% due after 5 years.

  Loan Maturities

                                                                DECEMBER 31, 1993
                                      ---------------------------------------------------------------------
                                                   REAL ESTATE--   REAL ESTATE--
                                      COMMERCIAL   CONSTRUCTION      MORTGAGE      INSTALLMENT     TOTAL
                                      ----------   -------------   -------------   -----------   ----------
                                                              DOLLARS IN THOUSANDS
Aggregate maturities of loan
  balances due:
In one year or less
  Interest rates -- floating........   $657,047       $ 6,217        $ 223,658       $ 5,485     $  892,407
  Interest rates -- fixed...........     97,233         1,361           16,551        11,641        126,786
After one year but within five years
  Interest rates -- floating........    132,800         4,121          256,460           338        393,719
  Interest rates -- fixed...........     35,022            --           91,148        16,283        142,453
After five years
  Interest rates -- floating........     15,166            --           28,470           143         43,779
  Interest rates -- fixed...........      2,451            --            7,366        11,595         21,412
                                      ----------   -------------   -------------   -----------   ----------
          Total.....................   $939,719       $11,699        $ 623,653       $45,485     $1,620,556
                                      ----------   -------------   -------------   -----------   ----------
                                      ----------   -------------   -------------   -----------   ----------

     The loan maturities shown in the table above are based on contractual maturities. As is customary in the banking industry, loans that meet sound underwriting criteria can be renewed by mutual agreement between the Bank and the borrower. In addition, the Bank has preapproved up to four renewal options of two to five years for loans comprising approximately 15% of real estate mortgage loans. These renewal options provided for interest at specified spreads over applicable two-, three-or five-year U.S. Treasury securities, fixed for the term of the renewal. Renewal options are cancelled if the borrower is in default under the terms of the loan agreement. Because the Bank is unable to estimate the extent to which its borrowers will exercise their preapproved renewal options, the table is based on contractual maturities excluding renewal options.

  Credit Risk Management

     The Company assesses and manages credit risk on an ongoing basis through diversification, lending limits, credit review and approval policies and internal monitoring. As part of the control process, an independent credit review function regularly examines the Company's loan portfolio. In addition to this internal credit process, the Company's loan portfolio is subject to examination by external regulators in the normal course of business. Credit quality will be influenced by underlying trends in the economic and business cycle. The Company seeks to manage and control its risk through diversification of the portfolio by type of loan, industry concentration and type of borrower. The Company has taken, and continues to take, steps intended to address the Bank's lending policies and procedures, improve the internal loan approval, review and classification processes and increase the accountability of lending personnel at all levels.

  Real Estate Lending

     The Company engages in real estate lending in the form of construction loans and permanent loans secured by deeds of trust. Management believes that the Southern California real estate market is currently undergoing the most difficult real estate cycle since the end of World War II, and, accordingly, this portfolio continues to be monitored closely.

     At year-end 1993, real estate loans totaled $635.4 million, or 39.2% of total loans, compared with 40.3% and 40.4% at year-end 1992 and 1991. Real estate loans decreased 20.9% from 1991 to 1992 and 24.1% from 1992 to 1993. In addition to real estate outstandings, the Company had open but unused commitments, excluding those under ELC loans to lend against real estate at December 31, 1993, of $7.5 million, down from $15.9 million at December 31, 1992. Such commitments, a portion of which typically expires unused, reflected diversification by project type comparable with that of related outstandings.

     On January 17, 1994 and during the days thereafter, Los Angeles, California was struck by a series of strong earthquakes. The Bank is currently in the process of accumulating data on the collateral securing its loans in the affected areas. Based on the information currently available, the Bank does not believe earthquake related losses, including those related to its facilities, will be material to the Bank's financial condition.

REAL ESTATE CONSTRUCTION LOANS BY TYPE

                                                                      DECEMBER 31
                                                                 ---------------------
                                                                   1993         1992
                                                                 --------     --------
                                                                 DOLLARS IN THOUSANDS
        Condo/apartment........................................  $     --     $ 19,517
        Shopping centers.......................................        --       30,690
        1 -- 4 family (includes land)..........................       594       12,900
        Office building........................................     7,282       24,129
        Industrial.............................................        --        7,140
        Other..................................................     3,823       11,091
                                                                 --------     --------
                                                                 $ 11,699     $105,467
                                                                 --------     --------
                                                                 --------     --------

REAL ESTATE MORTGAGE LOANS BY TYPE

                                                                      DECEMBER 31
                                                                 ---------------------
                                                                   1993         1992
                                                                 --------     --------
                                                                 DOLLARS IN THOUSANDS
        Equity lines of credit.................................  $ 47,279     $157,913
        Industrial.............................................   123,594      152,439
        Office building........................................   110,183      112,486
        Shopping centers.......................................    68,236       66,307
        Other 1 -- 4 family....................................    37,347       55,945
        Condo/apartment........................................    54,040       49,885
        Land, nonresidential...................................    32,885       36,870
        Other..................................................   150,089       99,389
                                                                 --------     --------
                                                                 $623,653     $731,234
                                                                 --------     --------
                                                                 --------     --------

     The Bank's exposure to real estate construction loans has declined significantly. During 1994, the Bank plans to re-enter the construction loan market on a limited basis.

     The decrease in real estate mortgage loans between 1992 and 1993 was primarily due to the $110.6 million decrease in ELC loans, which resulted from sale of $73.7 million of ELC loans in April 1993 in addition to pay downs and refinancings. Included in the Other category are loans totaling $56.0 million that resulted from the financing of the sale of the assets in the Disposition Program. Management believes that these loans do not pose risks significantly greater than the Bank's existing real estate mortgage loan portfolio.

     Nonaccrual real estate loans totaled $48.0 million, or 7.56% of related loans outstanding, at December 31, 1993, down from $96.3 million, or 11.5% of related loans outstanding at December 31, 1992, and from $82.0 million, or 7.8%, at December 31, 1991. The decrease in nonaccrual real estate loans at December 31, 1993 compared with the two prior year ends is due to the sale of nonperforming loans as part of the Disposition Program and the decrease in the amount of loans placed on nonaccrual status in 1993.

     Real estate net credit losses in 1993 totaled $25.5 million, or 3.74% of related average outstandings, and represented 47.2% of total 1993 net credit losses. Real estate net credit losses in 1992 totaled $20.4 million, or 2.18% of related average outstandings.

                                 RISK ELEMENTS

  Nonaccrual, Past Due and Restructured Loans

     The following table presents information concerning nonaccrual loans, ORE, accruing loans that are contractually past due 90 days or more as to interest or principal payments and still accruing, and restructured loans:

                                                                    DECEMBER 31
                                                 -------------------------------------------------
                                                  1993       1992       1991      1990      1989
                                                 -------   --------   --------   -------   -------
                                                               DOLLARS IN THOUSANDS
Nonaccrual loans:
Real estate construction.......................  $    --   $ 21,219   $ 51,455   $    --   $    --
Real estate mortgage...........................   48,016     75,128     30,522    22,639       578
Commercial.....................................   23,040     63,592     69,799    45,451    11,290
Installment....................................       --        360        779       318     3,942
                                                 -------   --------   --------   -------   -------
     Total.....................................   71,056    160,299    152,555    68,408    15,810
ORE............................................    5,559     94,065     64,510     2,130        --
                                                 -------   --------   --------   -------   -------
Total nonaccrual loans and ORE.................  $76,615   $254,364   $217,065   $70,538   $15,810
                                                 -------   --------   --------   -------   -------
                                                 -------   --------   --------   -------   -------
Total nonaccrual loans as a percentage of total     4.38%      7.72%      5.83%     2.24%      .58%
  loans........................................
Total nonaccrual loans and ORE as a percentage      4.71      11.73       8.10      2.31       .58
  of total loans and ORE.......................
Allowance for credit losses to nonaccrual         155.51      84.90      82.44     87.83    231.59
  loans........................................
Assets held for accelerated disposition........  $17,450   $     --   $     --   $    --   $    --
                                                 -------   --------   --------   -------   -------
                                                 -------   --------   --------   -------   -------
In-substance foreclosures -- intangible          $ 4,740   $  7,362   $  8,734   $    --   $    --
  assets.......................................
                                                 -------   --------   --------   -------   -------
                                                 -------   --------   --------   -------   -------
Loans past due 90 days or more on accrual
  status:
Real estate....................................  $17,412   $ 25,458   $ 42,956   $17,079   $17,241
Commercial.....................................   11,382      1,464     26,492    16,798    21,790
Installment....................................      155         36      3,587       491     3,099
                                                 -------   --------   --------   -------   -------
     Total.....................................  $28,949   $ 26,958   $ 73,035   $34,368   $42,130
                                                 -------   --------   --------   -------   -------
                                                 -------   --------   --------   -------   -------
Restructured loans:
On accrual status..............................  $   958   $  1,144   $     --   $    --   $   691
On nonaccrual status...........................       --         --         --     8,210     7,555
                                                 -------   --------   --------   -------   -------
     Total.....................................  $   958   $  1,144   $     --   $ 8,210   $ 8,246
                                                 -------   --------   --------   -------   -------
                                                 -------   --------   --------   -------   -------

     The table below summarizes the approximate changes in nonaccrual loans for the years ended December 31, 1993 and 1992.

                                                                  YEAR ENDED DECEMBER
                                                                          31
                                                                 ---------------------
                                                                   1993         1992
                                                                 --------     --------
                                                                 DOLLARS IN THOUSANDS
        Balance, beginning of year.............................  $160,299     $152,555
        Loans placed on nonaccrual.............................   105,695      262,273
        Charge offs............................................   (66,834)     (96,603)
        Loans returned to accrual status.......................   (43,052)     (43,181)
        Repayments (including interest applied to principal)...   (56,462)     (52,978)
        Transfers to ORE.......................................   (13,892)     (60,735)
        Transfers to assets held for accelerated disposition,
          net..................................................   (14,698)          --
        Transfers to in-substance foreclosures -- intangible
          assets...............................................        --       (1,032)
                                                                 --------     --------
        Balance, end of year...................................  $ 71,056     $160,299
                                                                 --------     --------
                                                                 --------     --------

     The additional interest income that would have been recorded from nonaccrual loans if the loans had not been on nonaccrual status was $8.5 million, $12.6 million and $12.3 million for the years ended December 31, 1993, 1992 and 1991, respectively. Interest payments received on nonaccrual loans are applied to principal unless there is no doubt as to ultimate full repayment of principal, in which case, the interest payment is recognized as interest income. Interest income includes $3.9 million, $3.2 million and $5.1 million for the years ended December 31, 1993, 1992, and 1991, respectively, from collection of interest related to nonaccrual loans. Interest income not recognized on nonaccrual loans reduced the net interest margin by 33, 36, and 30 basis points for the years ended December 31, 1993, 1992, and 1991, respectively.

     It is the Bank's policy that a loan will be placed on nonaccrual status if either principal or interest payments are past due in excess of 90 days unless the loan is both well secured and in process of collection, or if full collection of interest or principal becomes uncertain, regardless of the time period involved.

     At December 31, 1993, in addition to loans disclosed above as past due, nonaccrual or restructured, management also identified $40.0 million of loans about which it had serious doubts as to the ability of the borrowers to comply with the present loan payment terms in the future. This amount was determined based on analysis of information known to management about the borrower's financial condition and current and expected economic conditions. Unfunded loan commitments pertaining to these potential problem loans total $1.5 million. If economic conditions change, adversely or otherwise, or if additional facts on borrowers' financial condition come to light, then the amount of such potential problem loans may change, possibly significantly. Estimated potential losses from these potential problem loans have been provided for in determining the allowance for credit losses.

     At December 31, 1993, the allowance for credit losses was 6.82% of gross loans, compared with 6.56% at December 31, 1992. The allowance at December 31, 1993 was equal to 155.51% of total nonaccrual loans, as compared with 84.90% at December 31, 1992.

     The following table summarizes average loans outstanding at year end and changes in the allowance for credit losses for the five-year period 1989 to 1993.

                                                       YEAR ENDED DECEMBER 31
                               ----------------------------------------------------------------------
                                  1993           1992           1991           1990           1989
                               ----------     ----------     ----------     ----------     ----------
                                                        DOLLARS IN THOUSANDS
Average amount of loans
  outstanding................  $1,737,401     $2,315,285     $2,852,311     $2,875,154     $2,527,224
                               ----------     ----------     ----------     ----------     ----------
                               ----------     ----------     ----------     ----------     ----------
Balance of allowance for
  credit losses, beginning of
  year.......................  $  136,095     $  125,766     $   60,083     $   36,615     $   28,522
                               ----------     ----------     ----------     ----------     ----------
Loans charged off:
  Commercial loans...........      56,012         97,751         47,600         21,707         10,020
  Real estate loans --
     construction............       3,183         11,321          6,219          1,000             --
  Real estate
     loans -- mortgage.......      23,149          9,209          3,212             --             --
  Installment loans..........         621          1,460            779            668          1,993
                               ----------     ----------     ----------     ----------     ----------
     Total loans charged
       off...................      82,965        119,741         57,810         23,375         12,013
                               ----------     ----------     ----------     ----------     ----------
Recoveries of loans
  previously charged off:
  Commercial loans...........      27,842         15,243          5,242          3,727          2,346
  Real estate loans --
     construction............          20            167             20             --             --
  Real estate
     loans -- mortgage.......         767              6             98             --          1,300
  Installment loans..........         215            154            133            116          1,314
                               ----------     ----------     ----------     ----------     ----------
     Total recoveries........      28,844         15,570          5,493          3,843          4,960
                               ----------     ----------     ----------     ----------     ----------
Net loans charged off........      54,121        104,171         52,317         19,532          7,053
Additions to allowance
  charged to operating
  expense....................      30,000        114,500        118,000         43,000         15,146
Other(1).....................      (1,475)            --             --             --             --
                               ----------     ----------     ----------     ----------     ----------
Balance, end of year.........  $  110,499     $  136,095     $  125,766     $   60,083     $   36,615
                               ----------     ----------     ----------     ----------     ----------
                               ----------     ----------     ----------     ----------     ----------
Ratio of net charge offs to
  average loans..............        3.12%          4.50%          1.83%           .68%           .28%

- ---------------

(1) Allowance for credit losses allocated to $73.7 million of ELC loans sold in April 1993.

     The following table reflects management's allocation of the allowance for credit losses by loan category and the ratio of loans in each category to total loans at December 31 for each of the last five years.

                                                          ALLOWANCE AMOUNT                    PERCENT OF LOANS TO TOTAL LOANS
                                         --------------------------------------------------   --------------------------------
                                           1993       1992       1991      1990      1989     1993   1992   1991   1990   1989
                                         --------   --------   --------   -------   -------   ----   ----   ----   ----   ----
                                                                         DOLLARS IN THOUSANDS
Commercial.............................  $ 53,110   $ 72,029   $ 77,780   $45,933   $33,060     58%    57%    57%    57%    57%
Real estate -- construction............     1,410     10,500     24,926     8,000       804      1      5     12     15     15
Real estate -- mortgage................    55,120     52,323     21,560     4,700     1,307     38     35     28     26     25
Installment............................       859      1,243      1,500     1,450     1,444      3      3      3      2      3
                                         --------   --------   --------   -------   -------   ----   ----   ----   ----   ----
    Total..............................  $110,499   $136,095   $125,766   $60,083   $36,615    100%   100%   100%   100%   100%
                                         --------   --------   --------   -------   -------   ----   ----   ----   ----   ----
                                         --------   --------   --------   -------   -------   ----   ----   ----   ----   ----

     The allowance allocated to the loan categories shown above is based on previous loan loss experience, management's evaluation of the current loan portfolio, and anticipated economic conditions. While amounts are allocated to specific loans and to portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety.

     In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 is effective January 1, 1995; earlier implementation is encouraged.

     A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Once a loan is determined to be impaired, SFAS No. 114 requires that the impairment be measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, the impairment may be measured by using the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

     If the measurement of the impaired loan is less than the recorded amount of the loan, an impairment will be recognized by creating a valuation allowance with a corresponding charge to the provision for credit losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for credit losses.

     The change in estimated present value of the expected future cash flows is to be reported in future periods either entirely as an adjustment to the provision for credit losses or by separately increasing interest income for the amount of the present value change attributable to the passage of time. For impaired loans that are measured by using an observable market price or the fair value of collateral, the change, if any, in market price or fair value is to be reported in future periods as an adjustment of the valuation allowance and, correspondingly, the provision for credit losses.

     The Company has not yet determined when it will implement SFAS No. 114, but believes that adoption of SFAS No. 114 will not have a material impact on its results of operations or shareholders' equity.

  Other Real Estate

     The Company's ORE totaled $5.6 million at year end 1993, down from $94.1 million a year ago, and $64.5 million at December 31, 1991. The decrease in ORE resulted from the transfer of $91.1 million of ORE during 1993 to the Disposition Program. The Company's policy is to record these properties at the estimated fair value, net of selling expenses, at the time they are transferred into ORE, thereby tying future gains or losses from sale or potential additional writedowns to underlying changes in the market. The fair value of the ORE is based on a current appraisal. As a result of writedowns, including the $36.5 million taken upon adoption of the Disposition Program in March 1993, net costs of other real estate totaled $25.7 million in 1993, up from $20.8 million in 1992 and $2.5 million in 1991. Net ORE expense for 1993 included a $12.8 million gain recorded in the fourth quarter upon the sale of a portion of the assets in the Disposition Program.

ORE BY TYPE

                                                                      DECEMBER 31
                                                                  --------------------
                                                                   1993         1992
                                                                  ------       -------
                                                                  DOLLARS IN THOUSANDS
        Shopping centers........................................  $   --       $24,835
        Industrial..............................................      --        17,545
        1 -- 4 family...........................................   1,938        15,662
        Land (excluding 1 -- 4 family)..........................   3,200        14,941
        Apartments..............................................      --         8,553
        Office buildings........................................      --         5,962
        Other...................................................     421         6,567
                                                                  ------       -------
          Total.................................................  $5,559       $94,065
                                                                  ------       -------
                                                                  ------       -------

     The following table summarizes the changes in ORE balances:

                                                                          YEAR ENDED DECEMBER
                                                                                  31
                                                                         ---------------------
                                                                          1993          1992
                                                                         -------       -------
                                                                         DOLLARS IN THOUSANDS
Balance, beginning of year.............................................  $94,065       $64,510
Additions..............................................................   17,298        72,813
Sales..................................................................   (5,639)      (16,037)
Writedowns.............................................................  (40,283)      (18,388)
Payments and other reductions..........................................   (5,496)       (8,833)
Transfers to assets held for accelerated disposition, net..............  (54,386)           --
                                                                         -------       -------
Balance, end of year...................................................  $ 5,559       $94,065
                                                                         -------       -------
                                                                         -------       -------

  Assets Held for Accelerated Disposition

     In March 1993, the Bank adopted an accelerated asset disposition program to aggressively dispose of ORE and certain problem loans with an aggregate book value before the Disposition Program of $119.5 million.

     The Bank signed a definitive agreement to sell, as of November 1, 1993, all six asset pools in its Accelerated Asset Disposition Program to WHC-THREE Investors, L.P. ("WHC-THREE"), a limited partnership. The sale of the loans contained in the Disposition Program for $48.3 million closed concurrently with the signing of the definitive agreement and a gain of $12.8 million was recognized at that time, net of disposition expenses and reserves. The sale of the Disposition Program ORE, which is carried at $17.5 million at December 31, 1993, is expected to close in the first part of 1994 at which time a pretax gain of approximately $3.5 million is expected to be recognized. From November 17, 1993 until closing, WHC-THREE has provided interim mortgages totaling $26.3 million which will be cancelled in exchange for title to the ORE properties at the closing of the sale of these properties.

     The Bank provided loans totaling $56.0 million (75% financing) for this sale at terms comparable with other real estate loans in its portfolio. The terms of the notes require annual pay downs and payment of the remaining principal in five years, in addition to payments when individual real estate assets securing the loans are sold or refinanced.

                                    DEPOSITS

     Maturity distribution of time deposits of $100,000 or more at December 31, 1993 is as follows:

                                                               PUBLIC
                                                                TIME       CERTIFICATES
                                                              DEPOSITS      OF DEPOSITS        TOTAL
                                                              --------     -------------     ---------
                                                                        DOLLARS IN THOUSANDS
Under 3 months..............................................   $1,400        $ 113,565       $ 114,965
3 to 6 months...............................................       --           24,338          24,338
6 to 12 months..............................................      120           15,026          15,146
Over 12 months..............................................       --           13,984          13,984
                                                              --------     -------------     ---------
     Total..................................................   $1,520        $ 166,913       $ 168,433
                                                              --------     -------------     ---------
                                                              --------     -------------     ---------

  Deposits

     At December 31, 1993 and 1992, the aggregate amount of deposits by foreign depositors in domestic offices totaled approximately $27.0 million and $33.0 million, respectively, the majority of which was interest bearing. The Bank had no brokered deposits at December 31, 1993 or 1992.

                             SHORT-TERM BORROWINGS

     The following table summarizes short-term borrowings and weighted average rates.

                                        1993                                1992                               1991
                          ---------------------------------   --------------------------------   --------------------------------
                          BALANCE AT    AVERAGE    AVERAGE    BALANCE AT    AVERAGE    AVERAGE   BALANCE AT    AVERAGE    AVERAGE
                           YEAR END     BALANCE      RATE      YEAR END     BALANCE     RATE      YEAR END     BALANCE     RATE
                          -----------   --------   --------   -----------   --------   -------   -----------   --------   -------
                                                                   DOLLARS IN THOUSANDS
Federal funds purchased
  and securities sold
  under repurchase
  agreements............   $ 202,459    $265,082     2.83%     $ 339,149    $488,520     3.32%    $ 579,326    $531,590     5.37%
Other short-term
  borrowings............      15,000      14,000     3.17         15,000      14,279     3.66        15,000      14,561     5.96

     The maximum amount of federal funds purchased and securities sold with agreements to repurchase at any month end was $422,964, $622,308 and $679,862 in 1993, 1992 and 1991.

     The maximum amount of other short-term borrowings at any month end was $15,000 during the three years ended December 31, 1993, 1992 and 1991.

MARKET DATA ON SHARES OF COMMON STOCK

  Principal Market: NYSE
  Stock Symbol: CYN

                                                             1993               1992
                                                        --------------     --------------
                                                        TRADING PRICES     TRADING PRICES
                                                        --------------     --------------
        First quarter.................................   Hi  11 1/8          Hi 15 1/8
                                                         Lo   6 5/8          Lo 11 1/2
        Second quarter................................   Hi  10 1/2          Hi 13 1/4
                                                         Lo   6 5/8          Lo 10 7/8
        Third quarter.................................   Hi   8 3/4          Hi 12
                                                         Lo   6 5/8          Lo   6 3/8
        Fourth quarter................................   Hi   8 3/8          Hi   8 3/8
                                                         Lo   7 1/8          Lo   4 3/4

Market prices based on the sales prices during quarter as reported in The Wall Street Journal.

The number of shareholders of record as of December 31, 1993 was 2,629.

No dividends were declared in 1993 or 1992.

FORM 10-K

     For shareholders and others interested in information beyond that shown in this report, the Company's Annual Report on Form 10-K for 1993, required to be filed with the Securities and Exchange Commission, may be obtained without charge by writing to:

        Heng Chen, Senior Vice President
        Finance Division, City National Bank
        400 North Roxbury Drive,
        Beverly Hills, CA 90210.

                          QUARTERLY OPERATING RESULTS

                                                                    QUARTER ENDED
                                                  -------------------------------------------------
                                                  MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31      TOTAL
                                                  --------   --------   ------------   ------------   ---------
                                                                      DOLLARS IN THOUSANDS
1993
Interest income
  From loans....................................  $ 36,118   $ 32,489     $ 30,528       $ 32,015     $ 131,150
  From investments..............................     8,451      8,211       10,072         11,908        38,642
                                                  --------   --------   ------------   ------------   ---------
                                                    44,569     40,700       40,600         43,923       169,792
Interest expense................................   (12,122)   (10,320)      (9,965)        (9,589)      (41,996)
                                                  --------   --------   ------------   ------------   ---------
Net interest income.............................    32,447     30,380       30,635         34,334       127,796
Provision for credit losses.....................   (11,500)    (7,500)      (5,500)        (5,500)      (30,000)
                                                  --------   --------   ------------   ------------   ---------
Net interest income after provision for credit
  losses........................................    20,947     22,880       25,135         28,834        97,796
Noninterest income..............................    11,679     14,559       10,307          9,265        45,810
Noninterest expense.............................   (72,763)   (32,134)     (30,430)       (31,573)     (166,900)
                                                  --------   --------   ------------   ------------   ---------
Income (loss) before taxes from continuing
  operations....................................   (40,137)     5,305        5,012          6,526       (23,294)
Income taxes (benefit)..........................   (14,283)     1,543        1,537          1,943        (9,260)
                                                  --------   --------   ------------   ------------   ---------
Income (loss) from continuing operations........   (25,854)     3,762        3,475          4,583       (14,034)
Income from discontinued operations.............        --      7,128           --             --         7,128
                                                  --------   --------   ------------   ------------   ---------
Net income (loss)...............................  $(25,854)  $ 10,890     $  3,475       $  4,583     $  (6,906)
                                                  --------   --------   ------------   ------------   ---------
                                                  --------   --------   ------------   ------------   ---------
Income (loss) per share from continuing
  operations....................................  $   (.80)  $    .11     $    .08       $    .10     $    (.35)
                                                  --------   --------   ------------   ------------   ---------
                                                  --------   --------   ------------   ------------   ---------
Net income (loss) per share(1)..................  $   (.80)  $    .30     $    .08       $    .10     $    (.17)
                                                  --------   --------   ------------   ------------   ---------
                                                  --------   --------   ------------   ------------   ---------

- ---------------

(1) Because of the higher number of shares outstanding due to the Offering, the net loss per share for 1993 does not equal the sum of the net income (loss) per share for each of the quarters.

                                                                    QUARTER ENDED
                                                  -------------------------------------------------
                                                  MARCH 31   JUNE 30    SEPTEMBER 30   DECEMBER 31      TOTAL
                                                  --------   --------   ------------   ------------   ---------
                                                                      DOLLARS IN THOUSANDS
1992
Interest income
  From loans....................................  $ 49,579   $ 45,513     $ 41,446       $ 38,644     $ 175,182
  From investments..............................    16,512     16,045       14,428         10,882        57,867
                                                  --------   --------   ------------   ------------   ---------
                                                    66,091     61,558       55,874         49,526       233,049
Interest expense................................   (26,219)   (23,476)     (19,913)       (14,825)      (84,433)
                                                  --------   --------   ------------   ------------   ---------
Net interest income.............................    39,872     38,082       35,961         34,701       148,616
Provision for credit losses.....................    (4,500)   (95,000)      (7,500)        (7,500)     (114,500)
                                                  --------   --------   ------------   ------------   ---------
Net interest income after provision for credit
  losses........................................    35,372    (56,918)      28,461         27,201        34,116
Noninterest income..............................    10,954     11,493       11,370         13,177        46,994
Noninterest expense.............................   (39,795)   (49,568)     (44,226)       (40,123)     (173,712)
                                                  --------   --------   ------------   ------------   ---------
Income (loss) before taxes from continuing
  operations....................................     6,531    (94,993)      (4,395)           255       (92,602)
Income taxes (benefit)..........................     2,014    (32,146)      (1,824)          (494)      (32,450)
                                                  --------   --------   ------------   ------------   ---------
Income (loss) from continuing operations........     4,517    (62,847)      (2,571)           749       (60,152)
Income from discontinued operations.............       189        235          241            139           804
                                                  --------   --------   ------------   ------------   ---------
Net income (loss)...............................  $  4,706   $(62,612)    $ (2,330)      $    888     $ (59,348)
                                                  --------   --------   ------------   ------------   ---------
                                                  --------   --------   ------------   ------------   ---------
Income (loss) per share from continuing
  operations....................................  $    .14   $  (1.95)    $   (.08)      $    .02     $   (1.87)
                                                  --------   --------   ------------   ------------   ---------
                                                  --------   --------   ------------   ------------   ---------
Net income (loss) per share.....................  $    .14   $  (1.94)    $   (.07)      $    .03     $   (1.84)
                                                  --------   --------   ------------   ------------   ---------
                                                  --------   --------   ------------   ------------   ---------

              MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

     Management is responsible for the preparation of the Company's consolidated financial statements and related information appearing in this annual report. Management believes that the consolidated financial statements fairly reflect the form and substance of transactions, and that the financial statements reasonably present the Company's financial position and results of operations in conformity with generally accepted accounting principles. Management also has included in the Company's financial statements amounts that are based on estimates and judgments that it believes are reasonable under the circumstances.

     The independent auditors audit the Company's consolidated financial statements in accordance with generally accepted auditing standards and provide an objective, independent review of the fairness of reported operating results and financial position.

     The Board of Directors of the Corporation has an Audit Committee composed solely of three nonmanagement Directors. The Committee meets periodically with financial management, the internal auditors and the independent auditors to review accounting, control, auditing and financial reporting matters.

Bram Goldsmith                          Frank P. Pekny
Chairman of the Board and               Executive Vice President and
Chief Executive Officer                 Chief Financial Officer





                          INDEPENDENT AUDITORS' REPORT

                                                               KPMG Peat Marwick

To the Board of Directors and Shareholders of City National Corporation:

     We have audited the accompanying consolidated balance sheet of City National Corporation and subsidiaries as of December 31, 1993, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit. The consolidated financial statements of City National Corporation and subsidiaries for the year ended December 31, 1992 and for each of the years in the two-year period ended December 31, 1992, were audited by other auditors whose report dated January 13, 1993 expressed an unqualified opinion on those statements.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the 1993 consolidated financial statements referred to above present fairly, in all material respects, the financial position of City National Corporation and subsidiaries at December 31, 1993 and the results of their operations and their cash flows for the year ended December 31, 1993 in conformity with generally accepted accounting principles.

     As discussed in Notes 1 and 3, the Company changed its method of accounting for investments as of December 31, 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities." As discussed in Notes 1 and 9, the Company changed its method of accounting for income taxes as of January 1, 1993 to adopt the provisions of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

                                          KPMG PEAT MARWICK

Los Angeles, California
January 21, 1994

                           CONSOLIDATED BALANCE SHEET

                                                                             DECEMBER 31
                                                                      -------------------------
                                                                         1993           1992
                                                                      ----------     ----------
                                                                        DOLLARS IN THOUSANDS
                                            ASSETS
Cash and due from banks.............................................  $  234,504     $  390,967
Interest-bearing deposits in other banks............................         649         14,956
Federal funds sold and securities purchased under resale
  agreements........................................................     265,000        468,850
Investment securities (market value $902,738 in 1993 and $420,367 in
  1992).............................................................     902,481        413,645
Securities available for sale (market value $2,000 in 1993 and
  $30,662 in 1992)..................................................       2,000         30,277
Trading account securities..........................................      39,765         10,258
Loans...............................................................   1,620,556      2,075,202
Less allowance for credit losses....................................    (110,499)      (136,095)
                                                                      ----------     ----------
  Net loans.........................................................   1,510,057      1,939,107
Leveraged leases....................................................      13,852         14,365
Premises and equipment, net.........................................      20,359         23,519
Customers' acceptance liability.....................................       5,150          7,020
Other real estate...................................................       5,559         94,065
Deferred tax asset..................................................      18,050         37,120
Assets held for accelerated disposition.............................      17,450             --
Other assets........................................................      65,750         69,953
                                                                      ----------     ----------
  Total assets......................................................  $3,100,626     $3,514,102
                                                                      ----------     ----------
                                                                      ----------     ----------
                                          LIABILITIES
Demand deposits.....................................................  $1,088,026     $1,259,590
Interest checking deposits..........................................     324,034        349,803
Money market deposits...............................................     742,381        825,824
Savings deposits....................................................     107,221         95,705
Time deposits -- under $100,000.....................................      96,672        119,082
Time deposits -- $100,000 and over..................................     168,433        261,272
                                                                      ----------     ----------
  Total deposits....................................................   2,526,767      2,911,276
                                                                      ----------     ----------
Federal funds purchased and securities sold under repurchase
  agreements........................................................     202,459        339,149
Other short-term borrowings.........................................      15,000         15,000
Mortgages payable...................................................      26,319             --
Other liabilities...................................................      26,857         13,713
Acceptances outstanding.............................................       5,150          7,020
                                                                      ----------     ----------
  Total liabilities.................................................   2,802,552      3,286,158
                                                                      ----------     ----------
                                 COMMITMENTS AND CONTINGENCIES
                                     SHAREHOLDERS' EQUITY
Preferred Stock, authorized -- 5,000,000 shares in 1993, none
  outstanding.......................................................          --
Common Stock, par value $1.00, authorized -- 75,000,000 shares in
  1993 and 50,000,000 shares in 1992................................
Outstanding -- 45,027,417 shares in 1993 and 32,239,714 shares in
  1992..............................................................      45,027         32,240
Additional paid in capital..........................................     262,471        198,222
Accumulated deficit.................................................      (9,424)        (2,518)
                                                                      ----------     ----------
  Total shareholders' equity........................................     298,074        227,944
                                                                      ----------     ----------
  Total liabilities and shareholders' equity........................  $3,100,626     $3,514,102
                                                                      ----------     ----------
                                                                      ----------     ----------

          See accompanying Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                                FOR THE YEAR ENDED
                                                                       ------------------------------------
                                                                          1993         1992         1991
                                                                       ----------   ----------   ----------
                                                                               DOLLARS IN THOUSANDS
INTEREST INCOME
  Interest and fees on loans.........................................  $  131,150   $  175,182   $  273,628
  Interest on interest-bearing deposits in other banks...............          30           67          297
  Interest on federal funds sold and securities purchased under
    resale agreements................................................       9,357       19,592       33,450
  Interest on investment securities:
    U.S. treasury and federal agency securities......................      26,190       30,127       38,982
    Municipal securities.............................................         122        5,488        8,367
    Other securities.................................................         783          941        2,428
  Interest on securities available for sale..........................       1,001           74           --
  Interest on trading account........................................       1,159        1,578        3,682
                                                                       ----------   ----------   ----------
      Total..........................................................     169,792      233,049      360,834
                                                                       ----------   ----------   ----------
INTEREST EXPENSE
  Interest on deposits...............................................      33,974       67,690      150,901
  Interest on federal funds purchased and securities sold under
    repurchase agreements............................................       7,499       16,220       28,550
  Interest on other short-term borrowings............................         523          523          868
                                                                       ----------   ----------   ----------
      Total..........................................................      41,996       84,433      180,319
                                                                       ----------   ----------   ----------
  Net interest income................................................     127,796      148,616      180,515
  Provision for credit losses........................................      30,000      114,500      118,000
                                                                       ----------   ----------   ----------
  Net interest income after provision for credit losses..............      97,796       34,116       62,515
                                                                       ----------   ----------   ----------
NONINTEREST INCOME
  Service charges on deposit accounts................................      11,570       10,618        9,305
  Trust fees.........................................................       7,390        7,480        7,087
  Customer trading account income....................................       6,288        6,439        5,141
  Credit card merchant fees..........................................          --        4,537        4,142
  Gain on sale of selected ELC loans.................................       4,460           --           --
  Gain on sale of merchant draft business............................       1,941           --           --
  Net gain on securities available for sale..........................          --        1,629           --
  All other income...................................................      14,161       16,291       17,657
                                                                       ----------   ----------   ----------
      Total..........................................................      45,810       46,994       43,332
                                                                       ----------   ----------   ----------
NONINTEREST EXPENSE
  Salaries and other employee benefits...............................      69,783       83,563       83,211
  Net occupancy of premises..........................................      11,828       11,546       11,286
  Data processing....................................................       7,757        8,007        7,857
  Professional.......................................................       7,348        8,437        7,921
  FDIC insurance.....................................................       7,202        7,504        7,867
  Office supplies....................................................       4,994        5,951        6,122
  Depreciation.......................................................       4,516        4,725        4,883
  Equipment..........................................................       1,996        2,283        2,674
  Promotion..........................................................       1,900        3,012        3,598
  Other operating....................................................      11,902       17,859       12,883
  Consolidation charge...............................................      12,000           --           --
  ORE................................................................      25,674       20,825        2,548
                                                                       ----------   ----------   ----------
      Total..........................................................     166,900      173,712      150,850
                                                                       ----------   ----------   ----------
  Loss from continuing operations before taxes.......................     (23,294)     (92,602)     (45,003)
  Income taxes (benefit).............................................      (9,260)     (32,450)     (22,387)
                                                                       ----------   ----------   ----------
  Loss from continuing operations....................................     (14,034)     (60,152)     (22,616)
  Income from discontinued operations................................       7,128          804        1,396
                                                                       ----------   ----------   ----------
  Net loss...........................................................  $   (6,906)  $  (59,348)     (21,220)
                                                                       ----------   ----------   ----------
                                                                       ----------   ----------   ----------
Loss per share from continuing operations............................  $     (.35)  $    (1.87)  $     (.70)
                                                                       ----------   ----------   ----------
                                                                       ----------   ----------   ----------
  Loss per share.....................................................  $     (.17)  $    (1.84)  $     (.66)
                                                                       ----------   ----------   ----------
                                                                       ----------   ----------   ----------
  Shares used to compute loss per share..............................  39,580,069   32,239,714   32,214,230
                                                                       ----------   ----------   ----------
                                                                       ----------   ----------   ----------

          See accompanying Notes to Consolidated Financial Statements.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                             FOR THE YEAR ENDED
                                                                   ---------------------------------------
                                                                     1993           1992           1991
                                                                   ---------     ----------     ----------
                                                                            DOLLARS IN THOUSANDS
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss.......................................................  $  (6,906)    $  (59,348)    $  (21,220)
  Adjustments to net loss:
    Provision for credit losses..................................     30,000        114,500        118,000
    Writedown on ORE.............................................     40,283         18,388          1,531
    (Gain)/loss on sales of ORE and disposition program..........    (15,568)          (365)           352
    Depreciation.................................................      4,516          4,725          4,883
    Net (increase) decrease in trading account securities........    (29,507)       102,029           (579)
    Net (increase) decrease in deferred tax benefits.............     19,070         (3,972)       (31,380)
    Increase (decrease) in accrued liabilities, net..............     11,879          2,734             58
    Other, net...................................................     (5,287)       (17,170)        (6,612)
                                                                   ---------     ----------     ----------
    Net cash provided by operating activities....................     48,480        161,521         65,033
                                                                   ---------     ----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES
  Net decrease in short-term investments.........................     14,307         15,044         20,001
  Securities sold................................................         --         34,615          4,395
  Maturities of investment securities............................    230,357        522,641        424,872
  Maturities of securities available for sale....................     18,928             --             --
  Purchase of investment securities..............................   (711,798)      (271,608)      (533,986)
  Loan originations and principal collections, net...............    354,191        363,017        322,043
  Proceeds from sales of ORE and disposition program assets......     41,639         16,402          3,928
  Proceeds from sales of loans...................................     76,684             --             --
  Other, net.....................................................      9,450         11,647         (3,327)
                                                                   ---------     ----------     ----------
         Net cash provided by (used in) investing activities.....     33,758        691,758        237,926
                                                                   ---------     ----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in federal funds purchased and
    securities sold under repurchase agreements..................   (136,690)      (240,177)        91,057
  Net decrease in deposits.......................................   (384,509)      (752,943)      (437,879)
  Proceeds from issuance of stock................................     76,989             --             --
  Cash dividends paid............................................         --             --        (15,434)
  Other, net.....................................................      1,659         (1,963)        (1,142)
                                                                   ---------     ----------     ----------
         Net cash provided by (used in) financing activities.....   (442,551)      (995,083)      (363,398)
                                                                   ---------     ----------     ----------
  Net increase (decrease) in cash and cash equivalents...........   (360,313)      (141,804)       (60,439)
  Cash and cash equivalents at beginning of year.................    859,817      1,001,621      1,062,060
                                                                   ---------     ----------     ----------
         Cash and cash equivalents at end of year................  $ 499,504     $  859,817     $1,001,621
                                                                   ---------     ----------     ----------
                                                                   ---------     ----------     ----------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid (received) during the year for:
    Interest.....................................................  $  42,771     $   88,700     $  184,400
    Income taxes.................................................    (30,018)        (6,909)        20,000
  Noncash investing activities:
    Transfer from loans to foreclosed assets.....................     28,590         72,813         68,191
    Transfers from (to) investment securities to/from securities
      available for sale.........................................     (8,201)        30,277             --
    Loan to facilitate sale of disposition program assets........     55,955             --             --
  Noncash financing activities:
  Proceeds from mortgages payable................................     26,319             --             --
                                                                   ---------     ----------     ----------
                                                                   ---------     ----------     ----------

          See accompanying Notes to Consolidated Financial Statements.

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                  ADDITIONAL                     TOTAL
                                             SHARES     COMMON     PAID IN     ACCUMULATED   SHAREHOLDERS'
                                           OUTSTANDING   STOCK     CAPITAL       DEFICIT        EQUITY
                                           -----------  -------   ----------   -----------   -------------
                                                                DOLLARS IN THOUSANDS
Balances, December 31, 1990..............   32,125,565  $32,126    $ 197,218    $  88,344      $ 317,688
Net loss.................................           --       --           --      (21,220)       (21,220)
Stock options exercised..................       88,665       88          637           --            725
Tax benefit from stock options...........           --       --          165           --            165
Cash dividends -- $.32 per share.........  --.........       --           --      (10,294)       (10,294)
                                           -----------  -------   ----------   -----------   -------------
Balances, December 31, 1991..............   32,214,230   32,214      198,020       56,830        287,064
Net loss.................................           --       --           --      (59,348)       (59,348)
Stock options exercised..................       25,484       26          164           --            190
Tax benefit from stock options...........           --       --           38           --             38
                                           -----------  -------   ----------   -----------   -------------
Balances, December 31, 1992..............   32,239,714   32,240      198,222       (2,518)       227,944
Net loss.................................           --       --           --       (6,906)        (6,906)
Stock options exercised..................       70,892       71          417           --            488
Proceeds from rights offering............   12,716,811   12,716       63,785           --         76,501
Tax benefit from stock options...........           --       --           47           --             47
                                           -----------  -------   ----------   -----------   -------------
Balances, December 31, 1993..............   45,027,417  $45,027    $ 262,471    $  (9,424)     $ 298,074
                                           -----------  -------   ----------   -----------   -------------
                                           -----------  -------   ----------   -----------   -------------

          See accompanying Notes to Consolidated Financial Statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accounting and reporting policies of City National Corporation (the Corporation) and of City National Bank (the Bank) and its subsidiaries conform to generally accepted accounting principles and to prevailing practices within the banking industry.

  Basis of Presentation

     The consolidated financial statements of the Company include the accounts of the Corporation, the Bank (100% owned), and its wholly owned subsidiaries after elimination of all material intercompany transactions. The Bank also has, through its subsidiaries, a 32% interest in a real estate partnership. The Bank's equity in the net income and capital of this partnership is included in the consolidated financial statements. Certain prior years' data have been reclassified to conform to current year presentation.

  Securities

     Effective December 31, 1993, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires classification of securities as investment securities, available-for-sale securities or trading account securities. The Company had previously classified securities as investment securities (recorded at amortized cost), available-for-sale securities (recorded at the lower of cost or market) or trading account securities (recorded at market).

     Securities held for investment are classified as investment securities. Because the Company has the ability and management has the intent to hold investment securities until maturity, investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts. Trading account securities are stated at market value. Investments not classified as trading securities nor as investment securities are classified as available-for-sale securities and recorded at fair value. Unrealized holding gains or losses for available-for-sale securities are excluded from earnings and reported as a net amount, after taxes, in a separate component of shareholders' equity until realized. Customer trading account income consists of fees, commissions and markups on securities transactions with customers.

  Loans

     Loans are generally carried at amounts advanced less principal payments collected and unamortized nonrefundable fees. Interest income is accrued as earned. Loans held for sale are recorded at the lower of cost or market value.

     Loans are placed on nonaccrual status when a loan becomes 90 days past due as to interest or principal unless the loan is both well secured and in process of collection. Loans are also placed on nonaccrual status when the full collection of interest or principal becomes uncertain. When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is reversed. Thereafter, interest collected on the loan is accounted for on the cash or cost recovery method until it qualifies for return to accrual status. Generally, a loan may be returned to accrual status when all delinquent principal and interest is brought current in accordance with the terms of the loan agreement and certain performance criteria have been met.

  Allowance for Credit Losses

     The provision for credit losses charged to operations reflects management's judgment of the adequacy of the allowance for credit losses and is determined through periodic analytical reviews of the loan portfolio, consideration of the Bank's loan loss experience, trends in problem loans, concentrations of credit risk, current and expected future economic conditions as well as the results of the Company's ongoing examination process and that of its regulators.

  Leveraged Leases

     Income from leveraged leases is recognized over the terms of the leases based upon the unrecovered equity investment.

  Bank Premises and Equipment

     Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed generally on a straight-line basis over the estimated useful life of each type of asset. Gains and losses on dispositions are reflected in current operations. Maintenance and repairs are charged to operating expenses.

  Other Real Estate (ORE)

     Other real estate is comprised of real estate acquired in satisfaction of loans and in-substance foreclosures. In-substance foreclosures are properties in which a borrower with little or no equity in the collateral effectively abandons control of the property or has no economic interest to continue involvement in the property. The borrower's ability to rebuild equity, based on current financial conditions, is considered doubtful. Property acquired by foreclosure or deed in lieu of foreclosure and properties classified as in-substance foreclosures are transferred to ORE and are recorded at fair value, less estimated costs to sell, at the date of transfer of the property constructively or actually received. The fair value of the ORE property is based upon a current appraisal. Losses that result from the ongoing periodic valuation of these properties are charged against ORE expense in the period in which they are identified. Expenses for holding costs are charged to operations as incurred.

  Income Taxes

     The Company has adopted SFAS No. 109, "Accounting for Income Taxes," which mandates the asset and liability method of accounting for deferred taxes effective January 1, 1993. The Company had previously accounted for deferred taxes under the deferral method required by Accounting Principles Board (APB) Opinion 11. Pursuant to the deferral method, which was applied in 1992 and prior years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferral method, deferred taxes were not adjusted for subsequent changes in tax rates.

     Deferred tax assets and liabilities are recognized for the expected future tax consequences of existing differences between financial reporting and tax reporting basis of assets and liabilities, as well as for operating losses and tax credit carry forwards, using enacted tax laws and rates. Deferred tax assets will be reduced through a valuation allowance whenever it becomes more likely than not that all, or some portion, will not be realized. Deferred income taxes (benefit) represents the net change in the deferred tax asset or liability balance during the year. This amount, together with income taxes currently payable or refundable in the current year, represents the total income taxes (benefit) for the year.

  Income Per Share

     Income per share is computed on the basis of the average number of common shares outstanding during each period plus the common stock equivalents that would arise from exercise of common stock options in periods when there is a dilutive effect.

  Other

     The Corporation and its subsidiaries are on the accrual basis of accounting for income and expenses. In accordance with the usual practice of banks, assets and liabilities of individual trust, agency and fiduciary funds have not been included in the accounts.

  Statement of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, federal funds sold and securities purchased under resale agreements. Generally, federal funds are purchased and sold for one day periods.

  Discontinued Operations

     In December 1992, the Bank entered into an agreement with Systematics, Inc. to sell its data processing business, City National Information Services (CNIS). Accordingly, all income and expenses related to CNIS have been removed from continuing operations and are now included in the Consolidated Statement of Operations under the caption "Income from discontinued operations." Prior periods have been restated. Except where noted, footnote disclosures relate solely to continuing operations.

NOTE 2 -- INVESTMENT SECURITIES

     The following is a summary of data for the major categories of investment securities:

                                                                     GROSS        GROSS
                                                        CARRYING   UNREALIZED   UNREALIZED    MARKET
DECEMBER 31                                              VALUE       GAINS        LOSSES      VALUE
                                                        --------   ----------   ----------   --------
                                                                    DOLLARS IN THOUSANDS
1993
U.S. Government and federal agency securities.........  $880,180    $   2,883    $   2,807   $880,256
State and municipal securities........................     6,475          182           --      6,657
Other securities......................................    15,826            4            5     15,825
                                                        --------   ----------   ----------   --------
          Total.......................................  $902,481   $    3,069   $    2,812   $902,738
                                                        --------   ----------   ----------   --------
                                                        --------   ----------   ----------   --------
1992
U.S. Government and federal agency securities.........  $403,973    $   6,722    $      --   $410,695
Other securities......................................     9,672           --           --      9,672
                                                        --------   ----------   ----------   --------
          Total.......................................  $413,645    $   6,722    $      --   $420,367
                                                        --------   ----------   ----------   --------
                                                        --------   ----------   ----------   --------

     There were no sales of investment securities in 1993. Investment securities gains (losses) amounted to $1.6 million and none during 1992 and 1991, respectively.

     The carrying values and estimated market values of investment securities at December 31, 1993, by contractual maturity, are shown below:

                                                               CARRYING VALUE   MARKET VALUE
                                                               --------------   ------------
                                                                   DOLLARS IN THOUSANDS
        Due in one year or less..............................     $386,873        $388,263
        Due after one year through five years................      331,487         331,233
        Due after five years through ten years...............       10,589          10,600
        Due after ten years..................................      167,700         166,810
        Federal Reserve Bank and other securities............        5,832           5,832
                                                               --------------   ------------
                  Total......................................     $902,481        $902,738
                                                               --------------   ------------
                                                               --------------   ------------

     Securities totaling $249.4 million at December 31, 1993 were pledged to secure trust funds, public deposits and for other purposes required or permitted by law.

NOTE 3 -- SECURITIES AVAILABLE FOR SALE

     The Company adopted SFAS No. 115 as of December 31, 1993. The impact on shareholders' equity or the results of operations was not material. Prior years' financial statements have not been restated to apply the provisions of SFAS No. 115.

     At December 31, 1993, securities available for sale consisted of convertible preferred stock with a carrying value, which approximates market value, of $2.0 million. At December 31, 1992, securities available for sale consisted of state and municipal securities with a carrying value and an estimated market value of $20.4 million and $20.6 million, respectively, in the one year or less maturity category, $9.8 million and $9.9 million, respectively, in the over one through five years maturity category and $.1 million and $.1 million, respectively, in the over five years through ten years category.

NOTE 4 -- LOANS AND ALLOWANCE FOR CREDIT LOSSES

The following is a summary of the major categories of loans:

                                                                             DECEMBER 31
                                                                      --------------------------
                                                                         1993           1992
                                                                      -----------    -----------
                                                                      DOLLARS IN THOUSANDS
Commercial..........................................................  $   939,719    $ 1,177,948
Real estate -- construction.........................................       11,699        105,467
Real estate -- mortgage.............................................      623,653        573,321
Equity lines of credit, held for sale...............................           --        157,913
Installment.........................................................       45,485         60,553
                                                                      -----------    -----------
          Total loans...............................................  $ 1,620,556    $ 2,075,202
                                                                      -----------    -----------
                                                                      -----------    -----------

     Equity lines of credit are carried as loans held for sale at December 31, 1992. In the second quarter of 1993, the Bank sold $73.7 million of ELC loans and reclassified the remaining balance to real estate mortgage loans due to the Bank's improved liquidity. At December 31, 1993, ELC loans totaled $47.3 million.

     The Company has a significant amount of credit exposure to the commercial real estate industry, particularly in Southern California.

     In the normal course of business, the Bank has loans to officers and directors as well as loans to companies and individuals affiliated with or guaranteed by officers and directors of the Corporation and the Bank. These loans were made in the ordinary course of business at rates and terms no more favorable than those offered to other customers with a similar credit standing. The aggregate dollar amounts of these loans were $17.5 million and $40.1 million (excluding $8.5 million in loans to a director who resigned in 1992), at December 31, 1993 and 1992, respectively. During 1993, advances and repayments totaled $1.0 million and $8.4 million, respectively. In addition, a $15.2 million loan is no longer reported as a loan to a director, as a result of the director's resignation in October 1993. Interest income recognized on these loans amounted to $2.3 million, $3.5 million and $8.1 million during 1993, 1992 and 1991, respectively. At December 31, 1993, none of these loans were on nonaccrual status. Based on analysis of information presently known to management about the loans to officers and directors and their affiliates, management believes all such borrowers have the ability to comply with the present loan repayment terms.

     Loans past due 90 days or more and still accruing interest totaled $28.9 million, $27.0 million and $73.0 million at December 31, 1993, 1992 and 1991, respectively. Restructured loans totaled $1.0 million, $1.1 million and none at December 31, 1993, 1992 and 1991, respectively. In-substance foreclosures of intangible assets totaling $4.7 million and $7.4 million at December 31, 1993 and 1992, respectively, are included in Other Assets in the Consolidated Balance Sheet.

     The following is a summary of activity in the allowance for credit losses:

                                                               1993         1992         1991
                                                             --------     --------     --------
                                                                    DOLLARS IN THOUSANDS
Balance, January 1.........................................  $136,095     $125,766     $ 60,083
Provision charged to expense...............................    30,000      114,500      118,000
Charge offs................................................   (82,965)    (119,741)     (57,810)
Recoveries.................................................    28,844       15,570        5,493
                                                             --------     --------     --------
Net credit losses..........................................   (54,121)    (104,171)     (52,317)
Other(1)...................................................    (1,475)          --           --
                                                             --------     --------     --------
Balance, December 31.......................................  $110,499     $136,095     $125,766
                                                             --------     --------     --------
                                                             --------     --------     --------

- ------------------

(1) Allowance for credit losses allocated to $73.7 million of ELC loans sold in April 1993.

     The following is a summary of nonperforming loans and related interest forgone:

                                                                        DECEMBER 31
                                                             ----------------------------------
                                                               1993         1992         1991
                                                             --------     --------     --------
                                                                    DOLLARS IN THOUSANDS
Nonaccrual loans...........................................  $ 71,056      160,299     $152,555
                                                             --------     --------     --------
                                                             --------     --------     --------
Contractual interest due...................................  $ 12,356       15,841     $ 17,375
                                                             --------     --------     --------
Interest recognized........................................     3,871        3,208        5,073
                                                             --------     --------     --------
Net interest forgone.......................................  $  8,485     $ 12,633     $ 12,302
                                                             --------     --------     --------
                                                             --------     --------     --------

     The following is a summary of forgone interest on nonaccrual loans at December 31, assuming such loans were on nonaccrual status throughout the year. The forgone interest based on loans outstanding at year end does not include interest forgone on loans on nonaccrual status that were either charged off prior to year end or transferred to ORE prior to year end.

                                                                        DECEMBER 31
                                                             ----------------------------------
                                                               1993         1992         1991
                                                             --------     --------     --------
                                                                    DOLLARS IN THOUSANDS
Contractual interest due...................................  $  7,975     $ 16,944     $ 17,980
Interest recognized........................................     2,632        9,536        8,977
                                                             --------     --------     --------
Net interest forgone.......................................  $  5,343     $  7,408        9,003
                                                             --------     --------     --------
                                                             --------     --------     --------

NOTE 5 -- ASSETS HELD FOR ACCELERATED DISPOSITION

     In March 1993, the Bank adopted an accelerated asset disposition program (the Disposition Program) to aggressively dispose of ORE and certain problem loans with an aggregate book value before the Disposition Program of $119.5 million.

     The Bank signed a definitive agreement, as of November 1, 1993, to sell all six asset pools in the Disposition Program to WHC-THREE Investors, L.P. ("WHC-THREE"), a limited partnership. The sale of the loans contained in the Disposition Program for $48.3 million closed concurrently with the signing of the definitive agreement and a gain of $12.8 million was recognized at that time net of disposition expenses and reserves. This gain is included in other real estate expense in the Consolidated Statement of Operations. The sale of the Disposition Program ORE, which is carried at $17.5 million at December 31, 1993, is expected to close in the first part of 1994 at which time a pretax gain of approximately $3.5 mil-lion is expected to be recognized. From November 17, 1993 until closing, WHC-THREE has provided interim mortgages totaling $26.3 million which will be cancelled in exchange for title to the ORE properties at the closing of the sale of these properties. These interim mortgages are included in Mortgages Payable in the Consolidated Balance Sheet.

     The Bank provided $56.0 million (75% financing) for this sale at terms comparable to other real estate loans in its portfolio. The terms of the notes require annual pay downs and payment of the remaining principal in five years, in addition to payments when individual real estate assets securing the loans are sold or refinanced.

NOTE 6 -- NET INVESTMENT IN LEVERAGED LEASES

     The following is a summary of the net investment in leveraged leases:

                                                                          1993          1992
                                                                         -------       -------
                                                                         DOLLARS IN THOUSANDS
Net rental receivables.................................................  $ 9,100       $ 9,633
Estimated residual values (ranging from 5% to 20% of original asset
  cost)................................................................    6,660         6,660
Deferred expenses......................................................      175           296
Less: deferred income..................................................   (2,083)       (2,224)
                                                                         -------       -------
Investment in leveraged leases.........................................   13,852        14,365
Less: deferred taxes arising from leveraged leases.....................   (7,799)      (12,713)
                                                                         -------       -------
Net investment in leveraged leases.....................................  $ 6,053       $ 1,652
                                                                         -------       -------
                                                                         -------       -------

     The Bank is the lessor of transportation and other equipment under leveraged lease agreements expiring in various years extending to the year 2006. The equity investment represents between 27% and 38% of the purchase price; the remaining amount was furnished by third-party financing in the form of nonrecourse long-term debt and is secured by the property. For federal income tax purposes, the Bank, as an equity participant, is entitled to allowable investment tax credits, deductions for depreciation of asset cost, and related debt service costs, based on its share of the investment.

     On January 14, 1994, the Bank closed the sale of its interest in two leveraged leases with a carrying value of $3.2 million at December 31, 1993. The gain on the sale of $1.3 million will be recognized in the first quarter of 1994.

NOTE 7 -- PREMISES AND EQUIPMENT

     The following is a summary of data for the major categories of premises and equipment:

                                                                         ACCUMULATED
                                                                       DEPRECIATION AND     CARRYING
                                                            COST         AMORTIZATION        VALUE
                                                           -------     ----------------     --------
                                                                     DOLLARS IN THOUSANDS
DECEMBER 31, 1993
Premises, including land of $2,490.......................  $34,313         $ 20,715         $13,598
Furniture, fixtures and equipment........................   31,730           24,969           6,761
                                                           -------         --------         -------
          Total..........................................  $66,043         $ 45,684         $20,359
                                                           -------         --------         -------
                                                           -------         --------         -------
DECEMBER 31, 1992
Premises, including land of $2,490.......................  $33,662         $ 19,003         $14,659
Furniture, fixtures and equipment........................   31,623           22,763           8,860
                                                           -------         --------         -------
          Total..........................................  $65,285         $ 41,766         $23,519
                                                           -------         --------         -------
                                                           -------         --------         -------

     Depreciation and amortization expense was $4.5 million in 1993, $4.7 million in 1992 and $4.9 million in 1991. Net rental payments on operating leases included in net occupancy of premises in the Consolidated Statement of Operations were $8.9 million in 1993, $8.4 million in 1992 and $8.7 million in 1991. The future net minimum rental commitments were as follows at December 31, 1993:

                                                        NET MINIMUM RENTAL COMMITMENTS
                                                        -------------------------------
                                                             DOLLARS IN THOUSANDS
            1994......................................              $ 6,442
            1995......................................                4,783
            1996......................................                4,608
            1997......................................                3,759
            1998......................................                3,077
            1999-2003.................................                9,245
            2004-2008.................................                1,512
            After 2008................................                1,379
                                                                    -------
                      Total...........................              $34,805
                                                                    -------
                                                                    -------

     A majority of the leases provide for the payment of taxes, maintenance, insurance and certain other expenses applicable to the leased premises. Many of the leases contain extension provisions and escalation clauses. Future net minimum rental commitments at December 31, 1993 exclude lease commitments that the Company intends to settle. The estimated costs of settlement have been accrued as part of the consolidation charge for the branch consolidation plan. The Bank paid $.9 million, $.5 million and $.5 million during 1993, 1992 and 1991, respectively, for rent and operating expense pass throughs to a real estate partnership in which the Bank owns a 32% interest, and Mr. Bram Goldsmith, Chairman and Chief Executive Officer, indirectly owns a 14% interest.

NOTE 8 -- CONSOLIDATION CHARGE

     In November 1993, the Bank announced a consolidation plan to improve efficiency and operational productivity in its branch network. Six branches will be closed and the number of lending locations reduced. To cover the costs associated with this action, the Bank recorded a consolidation charge of $12.0 million in the fourth quarter of 1993, comprised of $7.5 million for disposition of lease commitments, $1.5 million for disposition of fixed assets and $3.0 million for severance costs and other expenses directly related to the consolidation. At December 31, 1993, the balance in the consolidation reserve totaled $12.0 million and is included in Other Liabilities in the Consolidated Balance Sheet.

NOTE 9 -- INCOME TAXES

     The Company adopted SFAS No. 109, effective January 1, 1993. Adopting this Statement did not have a material impact on the financial position or results of operations of the Company. Under SFAS No. 109, deferred tax assets will be reduced through a valuation allowance whenever it becomes more likely than not that all, or some portion, will not be realized. The Company established valuation reserves of $17.1 million, primarily against deferred state income tax benefits, upon adoption of SFAS No. 109 as of January 1, 1993. The Company had previously accounted for deferred taxes under the deferred method required by APB Opinion 11. Under APB Opinion 11, deferred taxes were recognized for income and expense items that were reported in different years for financial statement purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferral method, deferred taxes were not adjusted for subsequent changes in tax rates.

     Income tax (benefit) in the Consolidated Statement of Operations includes the following amounts:

                                                             CURRENT      DEFERRED      TOTAL
                                                             --------     --------     --------
                                                             DOLLARS IN THOUSANDS
1993
Federal....................................................  $(25,250)    $ 15,990     $ (9,260)
State......................................................        --           --           --
                                                             --------     --------     --------
          Total............................................  $(25,250)    $ 15,990     $ (9,260)
                                                             --------     --------     --------
                                                             --------     --------     --------
1992
Federal....................................................  $(28,478)    $ (3,972)    $(32,450)
State......................................................        --           --           --
                                                             --------     --------     --------
          Total............................................  $(28,478)    $ (3,972)    $(32,450)
                                                             --------     --------     --------
                                                             --------     --------     --------
1991
Federal....................................................  $  5,968     $(30,700)    $(24,732)
State......................................................     3,025         (680)       2,345
                                                             --------     --------     --------
          Total............................................  $  8,993     $(31,380)    $(22,387)
                                                             --------     --------     --------
                                                             --------     --------     --------

     The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1993 are presented below:

                                                                         1993
                                                                 --------------------
                                                                 DOLLARS IN THOUSANDS
            Deferred tax assets:
            Allowance for credit losses......................          $ 29,925
            Accrued expenses.................................             5,340
            State income taxes...............................            15,020
            ORE writedowns...................................               898
            Other............................................               485
                                                                       --------
                      Total gross deferred tax assets........            51,668
            Valuation allowance..............................           (18,426)
                                                                       --------
                                                                         33,242
                                                                       --------
            Deferred tax liabilities:
            Leveraged leases.................................             7,799
            Installment sales................................             6,437
            Depreciation.....................................               221
            Loan fees........................................               320
            Other............................................               415
                                                                       --------
                      Total gross deferred tax liabilities...            15,192
                                                                       --------
            Net deferred tax assets..........................          $ 18,050
                                                                       --------
                                                                       --------

     It is more likely than not that the reversing deductible temporary differences, net of the recorded valuation allowance, at December 31, 1993 will be realized by the availability of reversing taxable temporary differences, recovery of taxes paid in applicable carryback years, and projected taxable income for 1994.

     The following is a listing of the elements of deferred tax benefits for 1992 and 1991:

                                                                           1992         1991
                                                                          -------     --------
                                                                          DOLLARS IN THOUSANDS
Lower credit loss deduction for tax return purposes.....................  $(4,413)    $(34,784)
Higher income for tax return purposes from leveraged leases.............     (880)      (2,219)
Higher state tax deduction for tax return purposes......................    1,263        1,833
Lower depreciation for tax return purposes..............................     (106)          70
Lower loss from ORE for tax return purposes.............................   (1,306)          --
Higher income from investments for return purposes......................   (2,136)          --
Unrealized net operating losses.........................................    4,754        3,066
All other -- net........................................................   (1,148)         654
                                                                          -------     --------
          Total.........................................................  $(3,972)    $(31,380)
                                                                          -------     --------
                                                                          -------     --------

     Income tax benefit resulted in effective tax rates that differ from the statutory federal income tax rate for the following reasons:

                                                                         % OF PRETAX LOSS
                                                                    1993       1992       1991
                                                                   ------     ------     ------
Statutory benefit................................................   (35.0)%    (34.0)%    (34.0)%
Net state income tax.............................................      --         --        3.4
Tax exempt income................................................    (3.5)      (2.7)      (8.4)
Realized net operating loss carry back...........................    (1.1)        --       (9.3)
All other -- net.................................................     (.2)       1.7       (1.4)
                                                                    -----      -----      -----
Effective tax benefit............................................   (39.8)     (35.0)     (49.7)
                                                                    -----      -----      -----
                                                                    -----      -----      -----

     At December 31, 1993, the Company had an income tax refund receivable (included in other assets) of $24.5 million resulting from carry back of the 1993 federal income tax loss to prior years.

     The Company had California net operating loss carry forwards of $40.1 million on a tax-return basis, of which $29.8 million will expire in 1997 and $10.3 million will expire in 1998.

NOTE 10 -- RETIREMENT PLAN

     The Company has a profit sharing retirement plan covering all employees with at least one year of continuous service. Contributions are made on an annual basis into a trust fund and are allocated to the participants based on their salaries and length of service. The contribution requirement is based on a percentage of annual operating income before security gains or losses. Due to the Company's losses, no contributions were made for 1993, 1992 or 1991.

     Effective January 1, 1992, the Company amended the profit sharing retirement plan to include an IRS Section 401(k) feature. Employees may contribute up to 10% of their pretax salary, but not more than the maximum allowed under IRS regulations. The Bank matches 10% of the first four percent of covered compensation contributed using forfeitures. For 1993 and 1992, the Bank's matching contribution was $122,000 and $123,000, respectively.

     The Company does not provide for any post-retirement employee benefits beyond the profit sharing retirement plan.

NOTE 11 -- STOCK OPTION PLANS

     Under the 1985 Stock Option Plan, 5,614,530 shares of the Corporation's common stock were reserved for grant of stock options. The Corporation's 1983 Stock Option Plan has expired but options granted thereunder remain outstanding. The grants will be at prices at least equal to the market price of the Corporation's stock on the effective date of the grant. In each succeeding year following the date of grant, 25% of the options become exercisable. After ten years from grant, all unexercised options will expire.

     The Corporation on January 31, 1990 (in connection with a five year Employment Agreement), granted to Mr. Bram Goldsmith, Chairman of the Board and Chief Executive Officer, a nonqualified stock option for 400,000 shares of the Corporation's common stock at the market price at the date of the grant, $21.25, together with tax offset bonus rights. Such options are exercisable 25% per year beginning at the end of the first year of such employment contract. In November 1993, the stock option was adjusted to 436,080 shares at an exercise price of $19.50 per share to reflect the effect of the Corporation's rights offering in May 1993. The tax offset bonus rights entitle Mr. Goldsmith to receive an amount in cash equal to 11.1% of the excess of the fair market value of each share on the date of exercise over the option price per share multiplied by the number of shares exercised.

     The following is a summary of the transactions under the Stock Option Plans described above:

                                                    1993                        1992
                                           -----------------------     -----------------------
                                           NUMBER(1)                   NUMBER(1)
                                              OF                          OF
                                            SHARES     OPTION PRICE     SHARES     OPTION PRICE
                                            ------     ------------     ------     ------------
Options outstanding, January 1............  3,936      $5.50--23.75     4,042      $6.51--23.75
Granted...................................  1,587       6.31-- 6.99       193       5.50--13.13
Exercised.................................    (71)      5.50-- 9.13       (25)      6.61--11.90
Cancelled.................................   (564)      6.88--23.75      (274)      7.44--11.63
                                            -----      ------------     -----      ------------
Options outstanding, December 31..........  4,888      $5.05--21.79     3,936      $5.50--23.75
                                            -----      ------------     -----      ------------
                                            -----      ------------     -----      ------------

- ---------------

(1) In thousands

     At December 31, 1993, nonqualified and incentive stock options covering 843,433 and 2,008,848 shares, respectively, of the Corporation's common stock were exercisable under the Plans. At December 31, 1993, 805,189 shares were available for future grants.

     In November 1993, as provided under the Stock Option Plans, the exercise prices of options awarded before June 1993 and the number of shares under option were adjusted by approximately 8% and 9%, respectively, to reflect the effect of the Corporation's rights offering in May 1993.

     The Corporation also grants annually to each director stock options with a value of $3,000 at an exercise price of $1 per share. Such options fully vest six months after grant. During 1993 and 1992, 3,267 and 2,580 shares, respectively, were granted to directors.

NOTE 12 -- AVAILABILITY OF FUNDS FROM SUBSIDIARIES; RESTRICTIONS ON CASH
           BALANCES; CAPITAL

     Historically, the majority of the funds for the payment of dividends by the Corporation have been obtained from its subsidiary, City National Bank. Under federal banking law, dividends declared by national banks in any calendar year may not, without the approval of the OCC, exceed net profits (as defined), for that year combined with its retained net profits for the preceding two calendar years. Federal banking law also prohibits the Corporation from borrowing from its bank subsidiaries on less than a fully secured basis.

     Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances. Cash balances maintained to meet reserve requirements are not available for use by the Bank or the Corporation. During 1993 and 1992, reserve balances averaged approximately $49.9 million and $60.3 million, respectively.

     The minimum Tier 1 and total capital ratios are 4.00% and 8.00%, respectively. The minimum leverage ratio capital requirement is from 3.00% to 5.00% depending on an institution's composite rating by its primary regulator. The capital ratios for the Company and the Bank were in excess of all these minimum capital requirements as of December 31, 1993.

NOTE 13 -- AGREEMENT WITH OCC

     On November 18, 1992, the Bank entered into a written agreement with the Office of the Comptroller of the Currency (OCC). Among the requirements in the agreement was a requirement that the Bank raise $65 million in new Tier 1 capital so as to maintain Tier 1 capital of at least 10% of risk-weighted assets and Tier 1 capital of at least 7% of adjusted average total assets. The Agreement also required the Bank to develop a three-year capital plan and a three-year business plan and continue to improve its policies and procedures in the lending and credit administration areas. Each of these requirements was successfully met prior to December 31, 1993. As a result, on January 21, 1994, the OCC lifted the Agreement.

NOTE 14 -- COMMITMENTS AND CONTINGENCIES

     In the normal course of business, the Company is a party to financial instruments with off-balance sheet risk. These financial instruments include commitments to extend credit, letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount reflected in the Consolidated Balance Sheet.

     Exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, letters of credit and financial guarantees written, is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

     The Company had outstanding loan commitments aggregating $681.4 million and $863.8 million at December 31, 1993 and 1992, respectively. In addition, the Company had $94.1 million and $120.6 million outstanding in bankers acceptances and letters of credit, of which $58.2 million and $80.2 million related to standby letters of credit at December 31, 1993 and 1992, respectively. Substantially all of the Company's loan commitments are on a variable rate basis and are comprised of real estate and commercial loan commitments.

     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since a portion of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's credit worthiness on a case-by-case basis.

     The Corporation and its subsidiaries are defendants in various pending lawsuits claiming substantial amounts. Based upon present knowledge, management and in-house counsel are of the opinion that the final outcome of such lawsuits will not have a material adverse effect upon the financial position of the Company or the future results of its operations.

NOTE 15 -- DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

  Cash and Due from Banks and Federal Funds Sold

     For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

  Securities and Trading Account

     For securities held as investments or available for sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. For trading account securities, fair values are based on quoted market prices or dealer quotes.

  Loans

     For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using dealer quotes, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. In establishing the credit risk component of the fair value calculations for loans, the Company concluded that the allowance for credit losses represented a reasonable estimate of the credit risk component of the fair value of loans at December 31, 1993 and 1992.

  Deposits

     The fair value of demand and interest checking deposits, savings deposits, and certain money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits of similar remaining maturities.

  Other Short-term Borrowings

     For short-term borrowings, the carrying amount is a reasonable estimate of fair value.

  Mortgages Payable

     The fair value of mortgages payable approximates the carrying value as the mortgages mature in the first quarter of 1994.

  Commitments to Extend Credit, Standby Letters of Credit, and Financial Guarantees Written

     The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. The Company does not make fixed-rate loan commitments. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements, or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

     The estimated fair values of the Company's financial instruments are as follows:

                                                   DECEMBER 31, 1993          DECEMBER 31, 1992
                                                -----------------------   -------------------------
                                                CARRYING                   CARRYING
                                                 AMOUNT     FAIR VALUE      AMOUNT      FAIR VALUE
                                                ---------   -----------   -----------   -----------
                                                               DOLLARS IN THOUSANDS
Financial assets:
Cash and due from banks.......................   $235,153   $   235,153   $   405,923   $   405,923
Federal funds sold and securities purchased
  under resale agreements.....................    265,000       265,000       468,850       468,850
Investment securities.........................    902,481       902,738       413,645       420,367
Securities available for sale.................      2,000         2,000        30,277        30,662
Trading account assets........................     39,765        39,765        10,258        10,258
Loans, net of allowance for credit losses.....  1,510,057     1,511,398     1,939,107     1,942,545
Financial liabilities:
Deposits......................................  2,526,767     2,528,895     2,911,276     2,912,549
Federal funds purchased and securities sold
  under repurchase agreements.................    202,459       202,459       339,149       339,149
Other short-term borrowings...................     15,000        15,000        15,000        15,000
Mortgages payable.............................     26,319        26,319            --            --
Commitments to extend credit..................     (3,850)       (3,850)       (1,303)       (1,303)

NOTE 16 -- DISCONTINUED OPERATIONS

     in December 1992, the Bank entered into an agreement to sell its data processing business, City National Information Services (CNIS), to Systematics, Inc. for $12.0 million. The closing of the sale occurred on June 1, 1993. A pretax gain of $10.8 million, which is net of certain software licensing payments and programming expenses shared with Systematics, Inc., was recognized at closing.

     The Company has reclassified the prior years' operations of CNIS and presented them as "Income from discontinued operations" on the Consolidated Statement of Operations. Included in other assets at December 31, 1993 was a receivable of $8.8 million for a portion of the purchase price which was paid on January 4, 1994.

     Selected financial data for the discontinued operation are summarized below:

                                                                 1993        1992        1991
                                                                -------     -------     -------
                                                                     DOLLARS IN THOUSANDS
Revenues......................................................  $    --     $36,547     $39,344
Gain from sale of CNIS........................................   10,800          --          --
Expenses......................................................       --      35,303      37,021
                                                                -------     -------     -------
Income before income taxes....................................   10,800       1,244       2,323
Income taxes..................................................    3,672         440         927
                                                                -------     -------     -------
Income from discontinued operations...........................  $ 7,128     $   804     $ 1,396
                                                                -------     -------     -------
                                                                -------     -------     -------

     Billings to the Bank by CNIS amounted to $6.8 million, $7.0 million and $6.9 million for 1993, 1992 and 1991, respectively, and are included in Data Processing expenses. Under the Bank's 1991 contract with Systematics, the minimum annual purchases for data processing services were $5.4 million per year. This obligation will continue until December 31, 2000 and will increase annually at 80% of the increase in the Consumer Price Index.

NOTE 17 -- PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

  Condensed Balance Sheet

                                                                             DECEMBER 31,
                                                                         ---------------------
                                                                           1993         1992
                                                                         --------     --------
                                                                         DOLLARS IN THOUSANDS
Assets:
  Cash.................................................................  $     57     $     15
  Short-term investments...............................................     5,500        3,289
  Investments at equity................................................        --          399
  Other investments....................................................    12,443        2,000
  Other assets.........................................................       373          217
  Deferred tax benefits................................................        --           93
  Investment in City National Bank.....................................   279,785      221,941
                                                                         --------     --------
          Total assets.................................................  $298,158     $227,954
                                                                         --------     --------
                                                                         --------     --------
Liabilities:
  Other liabilities....................................................  $     84     $     10
  Total shareholders' equity...........................................   298,074      227,944
                                                                         --------     --------
          Total liabilities and shareholders' equity...................  $298,158     $227,954
                                                                         --------     --------
                                                                         --------     --------

  Condensed Statement of Operations:

                                                                   1993       1992       1991
                                                                 --------   --------   --------
                                                                      DOLLARS IN THOUSANDS
Income:
Dividends from Bank............................................  $     --   $     --   $  4,950
Interest and dividend income...................................       634        238        417
                                                                 --------   --------   --------
          Total income.........................................       634        238      5,367
Expenses.......................................................       269        255        201
                                                                 --------   --------   --------
Income before income taxes (benefit) and equity in
  undistributed loss of Bank...................................       365        (17)     5,166
Income taxes (benefit).........................................       115        (40)         2
                                                                 --------   --------   --------
Income before equity in undistributed loss of Bank.............       250         23      5,164
Equity in loss of Bank.........................................    (7,156)   (59,371)   (26,384)
                                                                 --------   --------   --------
Net loss.......................................................  $ (6,906)  $(59,348)  $(21,220)
                                                                 --------   --------   --------
                                                                 --------   --------   --------

  Condensed Statement of Cash Flows

                                                                   1993       1992       1991
                                                                 --------   --------   --------
                                                                      DOLLARS IN THOUSANDS
Operating Activities:
Net loss.......................................................  $ (6,906)  $(59,348)  $(21,220)
Adjustments to net loss:
  Equity in undistributed loss of Bank.........................     7,156     59,371     26,384
  Decrease in dividend receivable from Bank....................        --         --      5,400
  Other, net...................................................        11        (82)        98
                                                                 --------   --------   --------
     Net cash provided by (used in) operating activities.......       261        (59)    10,662
                                                                 --------   --------   --------
Investing Activities:
Capital contributed to Bank....................................   (65,000)        --         --
Net decrease (increase) in short-term investments..............    (2,211)    (2,379)     2,886
Sale (purchase) of other investments...........................   (10,443)     2,200      1,000
Other, net.....................................................       399         --         --
                                                                 --------   --------   --------
  Net cash provided by (used in) investing activities..........   (77,255)      (179)     3,886
                                                                 --------   --------   --------
Financing Activities:
Cash dividends paid............................................        --         --    (15,434)
Sale of common stock (net of expenses).........................    76,501         --         --
Stock options exercised........................................       488        190        725
Other, net.....................................................        47         37        165
                                                                 --------   --------   --------
  Net cash provided by (used in) financing activities..........    77,036        227    (14,544)
                                                                 --------   --------   --------
Net increase (decrease) in cash and cash equivalents...........        42        (11)         4
Cash and cash equivalents at beginning of year.................        15         26         22
                                                                 --------   --------   --------
Cash and cash equivalents at end of year.......................  $     57   $     15   $     26
                                                                 --------   --------   --------
                                                                 --------   --------   --------

NOTE 18 -- SUBSEQUENT EVENT (UNAUDITED)

     On January 17, 1994 and during the days thereafter, Los Angeles, California was struck by a series of strong earthquakes. The Bank is currently accumulating data on the collateral securing its loans in the effected areas. Based on information currently available, the Bank does not believe earthquake related losses, including those related to its facilities, will be material to the Bank's financial condition.