Form 10-K, Exhibit 13
period 1993-12-31
CITY NATIONAL CORP
filed 1994-03-31
CIK 201461

                                 EXHIBIT 13.1

                         Report of Price Waterhouse,
                            dated January 13, 1993

                      REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors
and Shareholders of
City National Corporation

In our opinion, the consolidated balance sheet and the related consolidated statements of operations, of changes in shareholders' equity and of cash flows as of and for each of the two years in the period ended December 31, 1992 (appearing on pages 36 through 39 of the City National Corporation 1993 Annual Report to Shareholders which has been incorporated by reference in this Form 10-K Annual Report) present fairly, in all material respects, the financial position, results of operations and cash flows of City National Corporation and its subsidiaries as of and for each of the two years in the period ended December 31, 1992, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of City National Corporation for any period subsequent to December 31, 1992.



PRICE WATERHOUSE



Los Angeles, California
January 13, 1993