Form 10-K, Exhibit 13
CITY NATIONAL CORP
filed 1995-03-31
CIK 201461

                                   EXHIBIT 13

                       PAGES 16 THROUGH 59 AND PAGE 63 OF
                       ANNUAL REPORT TO SECURITY HOLDERS
                     FOR THE YEAR ENDED DECEMBER 31, 1994.

SELECTED FINANCIAL INFORMATION


                                                                             As of or for the Year Ended December 31,
   Dollars in thousands, except per share data                      1994          1993          1992          1991          1990
--------------------------------------------------------------------------------------------------------------------------------
STATEMENT OF OPERATIONS DATA
   Interest income                                            $  181,825    $  169,792    $  233,049    $  360,834    $  425,538
   Interest expense                                               38,414        41,996        84,433       180,319       228,935
                                                              ------------------------------------------------------------------
   Net interest income                                           143,411       127,796       148,616       180,515       196,603
   Provision for credit losses                                     6,000        30,000       114,500       118,000        43,000
   Noninterest income (other than gains
      and losses on securities transactions)                      36,180        45,810        45,365        43,332        38,524
   Gains (losses) on securities transactions                      (3,383)           --         1,629            --            45
   Noninterest expense (other than ORE and
      consolidation charge)                                      122,831       129,226       152,887       148,302       134,577
   Consolidation charge                                               --        12,000            --            --            --
   ORE expense (income)                                           (5,297)       25,674        20,825         2,548            --
                                                              ------------------------------------------------------------------
   Income (loss) from continuing operations
      before taxes                                                52,674       (23,294)      (92,602)      (45,003)       57,595
   Income taxes (benefit)                                         15,511        (9,260)      (32,450)      (22,387)       18,800
                                                              ------------------------------------------------------------------
   Income (loss) from continuing operations                       37,163       (14,034)      (60,152)      (22,616)       38,795
   Income from discontinued operations                                --         7,128           804         1,396         5,202
                                                              ------------------------------------------------------------------
   Net income (loss)                                          $   37,163    $   (6,906)   $  (59,348)   $  (21,220)   $   43,997
================================================================================================================================
PER SHARE DATA
   Income (loss) per share from
      continuing operations                                   $      .81    $     (.35)   $    (1.87)   $     (.70)   $     1.19
   Net income (loss) per share                                       .81          (.17)        (1.84)         (.66)         1.35
   Cash dividends declared                                           .05            --            --           .32           .64
   Book value per share                                             7.32          6.62          7.07          8.91          9.89
   Shares used to compute income (loss) per share                 45,626        39,580        32,240        32,214        32,501
BALANCE SHEET DATA - AT PERIOD END
   Assets                                                     $3,012,775    $3,100,626    $3,514,102    $4,571,262    $4,962,826
   Loans                                                       1,638,406     1,620,556     2,075,202     2,615,201     3,057,735
   Investment and available for sale securities                  749,435       904,481       443,922       731,196       622,318
   Interest-earning assets                                     2,711,012     2,830,451     3,013,188     3,993,881     4,554,412
   Deposits                                                    2,417,762     2,526,767     2,911,276     3,664,219     4,102,098
   Shareholders' equity                                          330,721       298,074       227,944       287,064       317,688
BALANCE SHEET DATA - AVERAGE BALANCES
   Assets                                                     $2,831,471    $2,944,461    $3,918,949    $4,605,075    $4,602,373
   Loans                                                       1,530,582     1,737,401     2,315,285     2,852,311     2,875,154
   Investment and available for sale securities                  854,823       517,059       548,734       665,071       597,677
   Interest-earning assets                                     2,586,826     2,597,902     3,462,548     4,164,090     4,103,452
   Deposits                                                    2,241,175     2,380,106     3,133,109     3,706,621     3,726,727
   Shareholders' equity                                          313,196       260,649       259,629       318,776       312,348
ASSET QUALITY
   Nonaccrual loans                                           $   53,289    $   71,056    $  160,299    $  152,555    $   68,408
   ORE                                                             7,924         5,559        94,065        64,510         2,130
                                                              ------------------------------------------------------------------
   Total nonaccrual loans and ORE                             $   61,213    $   76,615    $  254,364    $  217,065    $   70,538
================================================================================================================================
   Assets held for accelerated disposition                    $       --    $   17,450    $       --    $       --    $       --
================================================================================================================================

16 CITY NATIONAL CORPORATION

                                                                             As of or for the Year Ended December 31,
                                                                    1994          1993          1992          1991          1990
--------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS
   Return on average assets                                         1.31%         (.23)%       (1.51)%        (.46)%         .96%
   Return on average shareholders' equity                          11.87         (2.65)       (22.84)        (6.65)        14.09
   Net interest spread                                              4.62          4.19          3.61          3.33          3.59
   Net interest margin                                              5.59          4.97          4.41          4.48          4.95
   Average shareholders' equity to
      average assets                                               11.06          8.85          6.62          6.92          6.79
ASSET QUALITY RATIOS
   Nonaccrual loans to total loans                                  3.25%         4.38%         7.72%         5.83%         2.24%
   Nonaccrual loans and ORE to total loans
      and ORE                                                       3.72          4.71         11.73          8.10          2.31
   Allowance for credit losses to total loans                       6.43          6.82          6.56          4.81          1.97
   Allowance for credit losses to
      nonaccrual loans                                            197.68        155.51         84.90         82.44         87.83
   Net charge offs to average loans                                  .73          3.12          4.50          1.83           .68
--------------------------------------------------------------------------------------------------------------------------------


Return on Assets                         Return on Shareholders' Equity
(in percent)                             (in percent)



(Omitted graph illustrates               (Omitted graph illustrates
return on average assets                 return on average shareholders'
from above table for                     equity from above table for
years 1990 to 1994)                      years 1990 to 1994)

                                                    CITY NATIONAL CORPORATION 17

OVERVIEW

City National Corporation (the "Corporation") is the holding company for City National Bank (the "Bank"). Because the Bank comprises substantially all of the business of the Corporation, references to the "Company" in this Annual Report reflect the consolidated activities of the Corporation and the Bank.

Consolidated net income was $37.2 million, or $.81 per share in 1994, compared with a loss of $6.9 million or $.17 per share in 1993, which was net of a gain of $7.1 million from the sale of the Company's data processing business. The $44.1 million improvement between years was primarily the result of a $15.6 million increase in net interest income, a $24.0 million decrease in the provision for credit losses, a $31.0 million improvement in net ORE expense and a $18.4 million decrease in all other noninterest expense, $12.0 million of which is related to the consolidation charge recorded in 1993. These results were also impacted by higher gains on sales of assets in 1993.

The Company's 1994 return on average assets was 1.31% and the return on average shareholders' equity was 11.87%, compared with a negative .23% and a negative 2.65%, respectively, in 1993.

Average assets declined from $2,944.5 million in 1993 to $2,831.5 million in 1994, a decrease of $113.0 million or 3.8%, largely due to decreases in average loans and federal funds sold. Total average loans decreased $206.8 million or 11.9% between 1993 and 1994 due to weak loan demand and the Bank's continuing efforts to achieve a more diversified risk profile in its loan portfolio. Average investment and available for sale securities increased $337.8 million or 65.3% in 1994 as the Company invested its excess liquidity in securities. Average core deposits (checking, savings and money market accounts and time certificates of deposit of less than $100,000) declined from $2,176.9 million in 1993 to $2,095.7 million in 1994, a decrease of $81.2 million or 3.7%. Average time deposits of $100,000 or more decreased by $57.7 million or 28.4% between 1993 and 1994.

Nonaccrual loans declined to $53.3 million at December 31, 1994, or 3.25% of total loans, compared with $71.1 million, or 4.38% a year earlier. The allowance for credit losses at December 31, 1994 was $105.3 million, or 6.43% of loans outstanding at year end, compared with 6.82% a year earlier. Net charge offs totaled $11.2 million in 1994, or .73% of average loans, down significantly from $54.1 million or 3.12% of average loans in 1993. ORE totaled $7.9 million at year end, compared with $5.6 million a year earlier.

In March 1993, the Bank adopted an accelerated asset disposition program ("the Disposition Program") to aggressively dispose of ORE and certain problem loans with an aggregate book value before the Disposition Program of $119.5 million. In November 1993, the Bank sold most of the assets in the Disposition Program to WHC - THREE Investors, L.P., a limited partnership. The transaction resulted in a pretax gain of $12.8 million in the fourth quarter of 1993. The Bank completed the transaction in early 1994 and recorded an additional gain of $4.2 million.

In November 1993, the Bank announced a consolidation plan to improve efficiency and operational productivity in its branch network. To cover the costs associated with this action, the Bank recorded a consolidation charge of $12.0 million in the fourth quarter of 1993. This consolidation was completed in April, 1994 and has resulted in a decrease in noninterest expense of approximately $8.0 million per year, before the effect of inflation and other factors.

Management anticipates a slow economic recovery in Southern California in 1995 and therefore, expects that economic conditions will continue to affect the Bank's ability to increase its commercial loan portfolio. Based on its review of the loan portfolio, management anticipates that net charge offs and provisions for credit losses for 1995 should remain low, unless there is significant unexpected deterioration in economic conditions.

On January 21, 1994, the Office of the Comptroller of the Currency ("OCC") terminated a formal agreement between the OCC and the Bank which had been in effect since November 18, 1992. The

18 CITY NATIONAL CORPORATION

Company satisfied the major requirement of the formal agreement in June 1993 when the Corporation contributed $65 million to the Bank as Tier 1 capital, out of net proceeds of $76.5 million from a common stock rights offering conducted by the Corporation. In February, 1994, the Federal Reserve Bank of San Francisco notified the Corporation of the termination of a Memorandum of Understanding entered into in February 1993.

The Corporation paid its first dividend of $.05 per share of common stock in the fourth quarter of 1994 since suspending payment of dividends in August, 1991. A dividend of $.05 per share for the first quarter of 1995 was paid on February 16, 1995.

OPERATIONS SUMMARY

                                                  Increase                      Increase
                                                 (Decrease)                    (Decrease)
  Dollars in thousands,                         --------------               ---------------
  except per share amounts               1994    Amount      %        1993     Amount      %        1992       1991       1990
------------------------------------------------------------------------------------------------------------------------------
Interest income/(1)/                 $182,960   $11,826      7    $171,134   $(66,149)   (28)   $237,283   $367,043   $432,074
Interest expense                       38,414    (3,582)    (9)     41,996    (42,437)   (50)     84,433    180,319    228,935
                                     -----------------------------------------------------------------------------------------
Net interest income                   144,546    15,408     12     129,138    (23,712)   (16)    152,850    186,724    203,139
Provision for credit losses             6,000   (24,000)   (80)     30,000    (84,500)   (74)    114,500    118,000     43,000
Noninterest income                     36,180    (9,630)   (21)     45,810        445      1      45,365     43,332     38,524
Gains (losses) on
  securities transactions              (3,383)    (3,383)   NM          --     (1,629)  (100)      1,629         --         45
Noninterest expense:
  Staff expense                        64,396    (5,387)    (8)     69,783    (13,780)   (16)     83,563     83,211     78,629
  Other expense                        58,435    (1,008)    (2)     59,443     (9,881)   (14)     69,324     65,091     55,948
  Consolidation charge                     --   (12,000)  (100)     12,000     12,000     NM          --         --         --
  ORE expense (income)                 (5,297)  (30,971)  (121)     25,674      4,849     23      20,825      2,548         --
                                     -----------------------------------------------------------------------------------------
  Total                               117,534   (49,366)   (30)    166,900     (6,812)    (4)    173,712    150,850    134,577
                                     -----------------------------------------------------------------------------------------
Income (loss) before
  income taxes                         53,809    75,761    345     (21,952)    66,416     75     (88,368)   (38,794)    64,131
Income taxes (benefit)                 15,511   (24,771)  (268)     (9,260)   (23,190)   (71)    (32,450)   (22,387)    18,800
Less adjustments/(1)/                   1,135       207     15       1,342      2,892     68       4,234      6,209      6,536
                                     -----------------------------------------------------------------------------------------
Income (loss) from
  continuing operations                37,163    51,197    365     (14,034)    46,118     77     (60,152)   (22,616)    38,795
Income from discontinued
  operations                               --    (7,128)  (100)      7,128      6,324    787         804      1,396      5,202
                                     -----------------------------------------------------------------------------------------
Net income (loss)                    $ 37,163   $44,069    638    $ (6,906)  $ 52,442     88    $(59,348)  $(21,220)  $ 43,997
==============================================================================================================================
Net income (loss)
  per share                          $    .81   $   .98    576    $   (.17)  $   1.67     91    $  (1.84)  $   (.66)  $   1.35
==============================================================================================================================

/(1)/ Includes amounts to convert nontaxable income to a fully taxable equivalent basis.

                                                    CITY NATIONAL CORPORATION 19

RATIOS TO AVERAGE ASSETS

                                            1994          1993          1992          1991          1990
--------------------------------------------------------------------------------------------------------
Net interest income/(1)/                    5.10%         4.39%         3.90%         4.05%         4.41%
Noninterest income                          1.16          1.56          1.20           .94           .84
Less provision for
  credit losses                              .21          1.02          2.92          2.56           .93
Less noninterest expense:
  Staff expense                             2.27          2.37          2.13          1.81          1.71
  Other expense                             2.07          2.02          1.77          1.41          1.22
  Consolidation charge                        --           .41            --            --            --
  ORE expense (income)                      (.19)          .87           .53           .06            --
                                            ------------------------------------------------------------
    Total                                   4.15          5.67          4.43          3.28          2.93
                                            ------------------------------------------------------------
Income (loss) before income taxes/(1)/      1.90          (.74)        (2.25)         (.85)         1.39
                                            ------------------------------------------------------------
Income (loss) from continuing operations    1.31          (.47)        (1.53)         (.49)          .84
Income from discontinued operations           --           .24           .02           .03           .12
                                            ------------------------------------------------------------
Net income (loss)                           1.31%         (.23)%       (1.51)%        (.46)%         .96%
========================================================================================================

/(1)/ Fully taxable equivalent basis.

NET INTEREST INCOME

1994 Compared With 1993

Taxable equivalent net interest income totaled $144.5 million in 1994, up $15.4 million, or 11.9%, from 1993. The increase from 1993 to 1994 was due in part to the favorable impact of higher interest rates during 1994 on the Company's asset-sensitive balance sheet. The net interest margin increased from 4.97% in 1993 to 5.59% in 1994.

Average loans declined from $1,737.4 million in 1993 to $1,530.6 million in 1994, a decrease of $206.8 million or 11.9%. The majority of this decrease reflects lower average commercial loans outstanding, down $140.3 million or 14.0%. This decline resulted from weak loan demand because of the struggling Southern California economy and the Bank's efforts to achieve a more diversified risk profile in its loan portfolio. Average construction loans decreased $52.8 million or 74.6%, primarily because of the transfer of certain construction loans to the real estate mortgage category after completion of construction, and because the Bank had curtailed new construction loan commitments beginning in 1990. Average real estate mortgage loans decreased $67.0 million or 11.0% due to pay offs and charge offs of commercial real estate loans, net of amounts transferred from the construction portfolio. Average residential first mortgages increased to $68.8 million in 1994 from $3.1 million in 1993, primarily as a result of purchases beginning in April of 1994 of residential mortgages originated by third parties, which supplemented mortgages originated by the Bank beginning in late 1993. Average loan balances are expected to increase moderately in 1995, especially for residential first mortgage loans.

Average taxable securities increased $337.5 million or 67.6% between 1993 and 1994 as a result of investing the Company's excess liquidity in government and agency securities. Average federal funds sold and securities purchased under resale agreements decreased $133.6 million or 43.5% between 1993 and 1994. The Bank's improved financial condition allowed management to reduce the level of liquidity previously being maintained.

Average noninterest-bearing deposits were $914.6 million in 1993 compared with $907.2 million in 1994, while average interest-bearing core deposits declined from $1,262.3 million in 1993 to $1,188.5 million in 1994, a decrease of $73.8 million or 5.8%. Average time deposits of $100,000 or more decreased $57.7 million or 28.4% between 1993 and 1994. The Bank's deposit levels were impacted by higher yields available on alternative investments and by the closure of six offices early in 1994, although the latter did not have a significant effect on the Bank's overall deposit levels. Due to the higher yields available

20 CITY NATIONAL CORPORATION
from alternative investments, management expects continued declines in core deposits, especially in money market accounts. Average federal funds purchased and securities sold under repurchase agreements declined $50.0 million or 18.8% between 1993 and 1994 as the Bank reduced its funding from these higher cost sources.

1993 COMPARED WITH 1992

Fully taxable equivalent net interest income decreased $23.7 million, or 15.5% from 1992 to 1993. The decline in the volume of interest-earning assets accounted for a decrease of $29.8 million. This was offset by an increase of $6.1 million due to an increase in the net interest margin to 4.97% in 1993 from 4.41% in 1992.

Average loans declined from $2,315.3 million in 1992 to $1,737.4 million in 1993, a decrease of $577.9 million or 25.0% due to decreases of $313.1 million or 23.8% in commercial loans, $148.7 million or 67.7% in construction loans and $105.4 million or 14.8% in real estate mortgage loans. These decreases resulted from reduced loan demand due to the recession, the Bank's efforts to achieve a more diversified risk profile in its loan portfolio, gross charge offs during 1992 and 1993 of $202.7 million and the sale of $73.7 million of Equity Line of Credit (ELC) loans in April 1993.

Taxable securities increased $37.6 million or 8.1% between 1992 and 1993. Average federal funds sold and securities purchased under resale agreements decreased $246.5 million or 44.5% between 1992 and 1993.

Average noninterest-bearing deposits decreased $115.1 million or 11.2% between 1992 and 1993. Average interest-bearing core deposits decreased $325.3 million or 20.5% while average time deposits of $100,000 and over decreased $312.6 million or 60.6%. Due to the decline in the Bank's assets in 1993 compared with 1992 the Bank was able, in 1993, to reduce its dependence on time deposits of $100,000 and over.

CHANGE IN NET INTEREST INCOME

                                                             1994 vs 1993                               1993 vs 1992
                                              ---------------------------------------    ----------------------------------------
                                                        Increase                                   Increase
                                                       (decrease)                                 (decrease)
                                                         due to:               Net                  due to:                Net
   Dollars in thousands-fully                 --------------------------     increase     --------------------------     increase
   taxable equivalent basis                   Volume /(1)/    Rate /(1)/    (decrease)    Volume /(1)/    Rate /(1)/    (decrease)
----------------------------------------------------------------------------------------------------------------------------------
Interest earned on:
Interest-bearing deposits in other banks        $     (7)      $    (7)       $   (14)      $    (58)       $     21      $    (37)
Loans                                            (16,663)       15,491         (1,172)       (43,943)           (695)      (44,638)
Taxable securities                                17,193        (1,794)        15,399          2,390          (6,485)       (4,095)
State and municipal securities                        21          (325)          (304)        (6,416)           (327)       (6,743)
Trading account securities                          (329)          339             10           (250)           (151)         (401)
Federal funds sold and securities purchased
   under resale agreements                        (4,893)        2,800         (2,093)        (7,808)         (2,427)      (10,235)
                                                ----------------------------------------------------------------------------------
      Total interest-earning assets               (4,678)       16,504         11,826        (56,085)        (10,064)      (66,149)
----------------------------------------------------------------------------------------------------------------------------------
Interest paid on:
Interest checking                                     25          (646)          (621)          (756)         (2,040)       (2,796)
Money market deposits                             (1,062)         (584)        (1,646)        (6,892)         (6,636)      (13,528)
Savings deposits                                    (169)         (217)          (386)           (99)           (781)         (880)
Other time deposits                               (2,691)          393         (2,298)       (11,980)         (4,532)      (16,512)
Short-term borrowings                             (1,458)        2,827          1,369         (6,571)         (2,150)       (8,721)
                                                ----------------------------------------------------------------------------------
      Total interest-bearing liabilities          (5,355)        1,773         (3,582)       (26,298)        (16,139)      (42,437)
==================================================================================================================================
                                                $    677       $14,731        $15,408       $(29,787)       $  6,075      $(23,712)
==================================================================================================================================

/(1)/ The change in interest due to both rate and volume has been allocated to the change due to volume and rate in proportion to the relationship of the absolute dollar amounts of the change in each.

                                                    CITY NATIONAL CORPORATION 21

NET INTEREST INCOME SUMMARY

                                                      1994                                 1993
                                         ---------------------------------    ----------------------------------
                                                     Interest      Average                 Interest      Average
                                           Average    income/     interest       Average    income/     interest
Dollars in thousands                       balance    expense/(1)/    rate       balance    expense/(1)/    rate
----------------------------------------------------------------------------------------------------------------
ASSETS
 Earnings assets(2)
  Loans:
   Commercial loans                     $  861,630   $ 74,893         8.69%   $1,001,965    $ 75,155        7.50%
   Real estate - construction               17,947      1,853        10.32        70,783       5,023        7.10
   Real estate - mortgage                  542,351     45,474         8.38       609,304      46,294        7.60
   Residential first mortgage               68,768      4,541         6.60         3,089         186        6.02
   Installment loans                        39,886      3,959         9.93        52,260       5,234       10.02
                                        ------------------------------------------------------------------------
   Total loans (3)                       1,530,582    130,720         8.54     1,737,401     131,892        7.59
                                        ------------------------------------------------------------------------
  Interest bearing deposits
   in other banks                              655         17         2.60           835          30        3.59
  State and municipal securities            17,799      1,320         7.42        17,575       1,624        9.24
  Taxable securities                       837,024     42,371         5.06       499,484      26,973        5.40
  Federal funds sold and
   securities purchased under
   resale agreements                       173,451      7,264         4.19       307,078       9,357        3.05
  Trading account securities                27,315      1,268         4.64        35,529       1,258        3.54
                                        ------------------------------------------------------------------------
   Total earnngs assets                  2,586,826    182,960         7.07     2,597,902     171,134        6.59
                                        ------------------------------------------------------------------------
  Allowance for credit losses             (113,100)                             (129,873)
  Cash and due from banks                  249,768                               272,610
  Other nonearning assets                  107,977                               203,822
                                        ------------------------------------------------------------------------
   Total assets                         $2,831,471                            $2,944,461
================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
  Noninterest-bearing deposits          $  907,234          -            -    $  914,642           -           -
  Interest-bearing deposits:
   Interest checking accounts              285,983      2,758         0.96       283,871       3,379        1.19
   Money market accounts                   719,203     16,212         2.25       767,121      17,858        2.33
   Savings deposits                         95,097      1,869         1.97       103,161       2,255        2.19
   Time deposits - under $100,000           88,195      3,226         3.66       108,135       4,063        3.76
   Time deposits - $100,000 and over       145,463      4,958         3.41       203,176       6,419        3.16
                                        ------------------------------------------------------------------------
    Total interest-bearing deposits      1,333,941     29,023         2.18     1,465,464      33,974        2.32
                                        ------------------------------------------------------------------------
    Total deposits                       2,241,175                             2,380,106
  Federal funds purchased and
   securities sold under
   repurchase agreements                   215,130      8,552         3.98       265,082       7,499        2.83
  Other short-term borrowings               20,348        839         4.12        16,147         523        3.24
                                        ------------------------------------------------------------------------
   Total interest-bearing liabilities    1,569,419     38,414         2.45     1,746,693      41,996        2.40
                                        ------------------------------------------------------------------------
  Other liabilities                         41,622                                22,477
  Shareholders' equity                     313,196                               260,649
                                        ------------------------------------------------------------------------
   Total liabilities and
    shareholders' equity                $2,831,471                            $2,944,461
================================================================================================================
  Net interest spread                                                 4.62                                  4.19
  Fully taxable equivalent net interest
   income and margin                                 $144,546         5.59%                 $129,138        4.97%
================================================================================================================

/(1)/ Fully taxable equivalent basis.
/(2)/ Includes average nonaccrual loans of $61,749, $106,119, $159,420,
      $136,096, and $31,726 for 1994, 1993, 1992, 1991 and 1990, respectively.
/(3)/ Loan income includes loan fees of $6,835, $5,304, $5,427, $7,287, and
      $9,487 for 1994, 1993, 1992, 1991 and 1990, respectively.

22 CITY NATIONAL CORPORATION

              1992                                 1991                                  1990
----------------------------------    ----------------------------------     ----------------------------------
             Interest      Average                 Interest      Average                  Interest      Average
   Average    income/     interest       Average    income/     interest       Average     income/     interest
   balance    expense/(1)/    rate       balance    expense/(1)/    rate       balance    expense/(1)/     rate
---------------------------------------------------------------------------------------------------------------



$1,315,112   $ 96,437         7.34%    $1,618,442  $152,848         9.44%   $1,623,120   $178,691         10.98%
   219,456     15,761         7.18        396,934    39,255         9.89       425,722     53,094         12.47
   714,753     57,497         8.04        761,675    74,884         9.83       746,851     85,926         11.51
        --         --           --             --        --           --            --         --            --
    65,964      6,836        10.36         75,260     8,675        11.53        79,461      9,514         11.97
---------------------------------------------------------------------------------------------------------------
 2,315,285    176,531         7.62      2,852,311   275,662         9.66     2,875,154    327,225         11.37
---------------------------------------------------------------------------------------------------------------

     2,637         67         2.54          3,534       297         8.40        12,176      1,009          8.29
    86,863      8,365         9.63        127,540    12,448         9.76       127,993     12,415          9.70
   461,871     31,068         6.73        537,531    41,410         7.70       469,684     40,000          8.52

   553,540     19,592         3.54        578,622    33,450         5.78       556,487     46,468          8.35
    42,352      1,660         3.92         64,552     3,776         5.85        61,958      4,957          8.00
---------------------------------------------------------------------------------------------------------------
 3,462,548    237,283         6.85      4,164,090   367,043         8.81     4,103,452    432,074         10.53
---------------------------------------------------------------------------------------------------------------
  (141,537)                               (74,240)                             (38,320)
   368,297                                374,353                              416,587
   229,641                                140,872                              120,654
---------------------------------------------------------------------------------------------------------------
$3,918,949                             $4,605,075                           $4,602,373
===============================================================================================================

$1,029,758         --           --     $  961,072        --           --    $  943,038         --            --

   328,555      6,175         1.88        301,338    11,018         3.66       285,729     10,791          3.78
 1,023,280     31,386         3.07        986,438    48,394         4.91       917,080     53,035          5.78
   106,608      3,135         2.94         86,606     3,810         4.40        87,459      3,811          4.36
   129,105      6,106         4.73        150,544     8,981         5.97       139,727     11,242          8.05
   515,803     20,888         4.05      1,220,623    78,698         6.45     1,353,694    110,171          8.14
---------------------------------------------------------------------------------------------------------------
 2,103,351     67,690         3.22      2,745,549   150,901         5.50     2,783,689    189,050          6.79
---------------------------------------------------------------------------------------------------------------
 3,133,109                              3,706,621                            3,726,727


   488,520     16,220         3.32        531,590    28,550         5.37       499,178     38,628          7.74
    14,279        523         3.66         14,561       868         5.96        14,265      1,257          8.81
---------------------------------------------------------------------------------------------------------------
 2,606,150     84,433         3.24      3,291,700   180,319         5.48     3,297,132    228,935          6.94
---------------------------------------------------------------------------------------------------------------
    23,412                                 33,527                               49,855
   259,629                                318,776                              312,348
---------------------------------------------------------------------------------------------------------------

$3,918,949                             $4,605,075                           $4,602,373
===============================================================================================================
                              3.61                                  3.33                                   3.59

             $152,850         4.41%                $186,724         4.48%                $203,139          4.95%
===============================================================================================================

                                                    CITY NATIONAL CORPORATION 23

Net Interest Margin
(in percent)


(Omitted graph illustrates fully taxable equivalent net interest margin from table on preceding two pages for years 1990 to 1994)


PROVISION FOR CREDIT LOSSES

The provision for credit losses charged to operations reflects management's judgment of the adequacy of the allowance for credit losses and is determined through periodic analysis of the loan portfolio. This analysis includes a detailed review of the classification and categorization of problem and potential problem loans and loans to be charged off; an assessment of the overall quality and collectibility of the portfolio; and consideration of the loan loss experience, trends in problem loans and concentrations of credit risk, as well as current and expected future economic conditions (particularly in Southern California). The Bank has an internal risk analysis and review staff that reports to the Audit and Examining Committee of the Board of Directors which continuously reviews loan quality. Such reviews also assist management in establishing the level of the allowance for credit losses.

For 1994, the provision for credit losses totaled $6.0 million, down from $30.0 million in 1993 and $114.5 million in 1992. In 1994, net charge offs totaled $11.2 million, or .73% of related average credits, down from $54.1 million, or 3.12% in 1993. Because of the improvement in the overall credit quality of the loan portfolio, including the decreased level of charge offs, the continued reduction of problem loans, the higher proportion of residential first trust deed mortgages in the loan portfolio, the higher level of recoveries and the stabilization of economic conditions in Southern California, the provision for credit losses declined from 1993 to 1994. It is expected to remain at reduced levels in 1995, compared with those of the recent past, provided a deterioration of economic conditions does not occur.

NONINTEREST INCOME

Noninterest income in 1994 totaled $32.8 million, down $13.0 million from 1993 which was down $1.2 million from 1992. A breakdown of noninterest income by category is reflected on page 25.

Service charges on deposit accounts decreased $2.3 million, or 19.8%, compared with a 9.4% increase in 1993. Service charges on deposit accounts were lower in 1994 because customers paid for services with higher earnings on deposit balances which resulted from increased interest rates. Service charges on deposit accounts increased from 1992 to 1993 as the Bank more aggressively collected account analysis deficiencies from deposit customers.

Investment services income, which includes fees, commissions and markups on securities transactions with customers, and fees on money market mutual funds, increased $.9 million, or 14.3% in 1994, compared with a 1.6% decrease the preceding year. The increase from 1993 to 1994 was due to higher fees and new investment products offered to customers. Trust fees decreased $.6 million or 8.1% from 1993 to 1994 after being relatively unchanged between 1992 and 1993. All other income categories, which include foreign exchange, letter of credit fees, escrow and proof of deposit fees, in addition to other miscellaneous income, decreased during the last three years due to lower volumes.

24 CITY NATIONAL CORPORATION

The Bank sold its merchant card business to NOVA Information Systems as of January 1, 1993, for a pretax gain of $1.9 million. The Bank's sale of $73.7 million in ELC loans in April 1993 generated a pretax gain of $4.5 million.

Securities losses in 1994 totaled $3.4 million compared with none in 1993. The Company sold lower yielding government and agency securities and invested the proceeds in higher yielding assets. In December 1992, in conjunction with tax planning strategies, the Bank sold $32.4 million of municipal securities for a gain of $1.6 million.

ANALYSIS OF CHANGES IN NONINTEREST INCOME


                                                                         Increase                        Increase
                                                                        (Decrease)                      (Decrease)
                                                                      ---------------                 ---------------
Dollars in millions                                            1994   Amount        %          1993   Amount        %          1992
-----------------------------------------------------------------------------------------------------------------------------------
Service charges on deposit accounts                           $ 9.3   $ (2.3)   (19.8)        $11.6    $ 1.0      9.4         $10.6
Trust fees                                                      6.8      (.6)    (8.1)          7.4      (.1)    (1.3)          7.5
Investment services income                                      7.2       .9     14.3           6.3      (.1)    (1.6)          6.4
Credit card merchant fees                                        --       --       --            --     (4.5)  (100.0)          4.5
Gain on sale of selected ELC loans                               --     (4.5)  (100.0)          4.5      4.5       NM            --
Gain on sale of assets                                          1.5      (.4)   (21.1)          1.9      1.9       NM            --
Gain (loss) on sale of securities                              (3.4)    (3.4)      NM            --     (1.6)  (100.0)          1.6
All other income                                               11.4     (2.7)   (19.1)         14.1     (2.3)   (14.0)         16.4
                                                               --------------------------------------------------------------------
     Total                                                    $32.8   $(13.0)   (28.4)        $45.8    $(1.2)    (2.6)        $47.0
===================================================================================================================================

NONINTEREST EXPENSE

Noninterest expense totaled $117.5 million in 1994, down $49.4 million or 29.6% from 1993 which compares with a decrease of 3.9% from 1992 to 1993. Included in 1993 expense were the consolidation charge of $12.0 million and $36.5 million from adoption of the Disposition Program.

Staff expense decreased 7.7% in 1994 compared with a 16.5% decrease in 1993 due principally to continued staff decreases. The effect of reduced staff levels in 1994 was partially offset by profit sharing contribution expense of $3.3 million and higher incentive compensation in 1994. On a full-time equivalent basis, staff levels have declined from approximately 2,000 at December 31, 1991 to 1,350 at December 31, 1993 to 1,225 at year-end 1994. Staff levels are expected to remain stable in 1995.

Excluding ORE and the consolidation charge, the remaining expense categories decreased $1.0 million, or 1.7%, between 1993 and 1994 due to the branch consolidation program and continued cost control measures. Included in 1994 were higher promotion and professional expenses as the Company worked on expanding the business and developing new products and services. These expenses decreased $9.9 million, or 14.3% between 1992 and 1993. The decrease between 1992 and 1993 resulted from a $2.4 million decrease in severance and litigation expenses, writedowns of $2.3 million in 1992 resulting from updated valuations of in-substance foreclosures of non-real estate assets and a $2.8 million decrease in merchant credit card processing expense due to the sale of the business.

In November 1993, the Company announced a consolidation plan to improve efficiency and operational productivity in its branch network. To cover the costs associated with this action, the Company recorded a consolidation charge of $12.0 million in the fourth quarter of 1993 comprised of $7.5 million for disposition of lease commitments, $1.5 million for disposition of fixed assets, and $3.0 million for severance costs and other expenses directly related to the consolidation. Completion of this consolidation has

                                                    CITY NATIONAL CORPORATION 25
resulted in a decrease in noninterest expense of approximately $8.0 million per year, principally in staff expense and net occupancy expense. At December 31, 1994, the balance remaining in the consolidation allowance was $7.6 million. The Bank is continuing to negotiate settlements of lease commitments for several of the closed branches and believes this allowance balance is adequate to cover these lease liabilities and the remaining expenses expected to be incurred.

ORE resulted in net income of $5.3 million in 1994 compared with expense of $25.7 million in 1993 and $20.8 million in 1992. The 1994 amount reflects gains on the final sale of Disposition Program assets of $4.2 million and lower costs associated with fewer ORE properties. The 1993 ORE expense includes the $36.5 million charge to establish the Disposition Program and a gain of $12.8 million in the fourth quarter of 1993 upon the sale of loans contained in the Disposition Program.


ANALYSIS OF CHANGES IN NONINTEREST EXPENSE



                                                                         Increase                        Increase
                                                                        (Decrease)                      (Decrease)
                                                                     ---------------                 ----------------
Dollars in millions                                         1994     Amount        %          1993   Amount         %       1992
--------------------------------------------------------------------------------------------------------------------------------
Salaries and employee benefits                            $ 64.4    $  (5.4)    (7.7)      $  69.8   $(13.8)    (16.5)   $  83.6
                                                          ----------------------------------------------------------------------
All other:
  Net occupancy of premises                                 10.3       (1.5)   (12.7)         11.8       .3       2.6       11.5
  Data processing                                            7.2        (.6)    (7.7)          7.8      (.2)     (2.5)       8.0
  Professional                                               8.3        1.0     13.7           7.3     (1.1)    (13.1)       8.4
  FDIC insurance                                             5.8       (1.4)   (19.4)          7.2      (.3)     (4.0)       7.5
  Office supplies                                            4.6        (.4)    (8.0)          5.0     (1.0)    (16.7)       6.0
  Promotion                                                  3.0        1.1     57.9           1.9     (1.1)    (36.7)       3.0
  Depreciation                                               4.1        (.4)    (8.9)          4.5      (.2)     (4.3)       4.7
  Equipment                                                  2.6         .6     30.0           2.0      (.3)    (13.0)       2.3
  Other operating                                           12.5         .6      5.0          11.9     (6.0)    (33.5)      17.9
                                                          ----------------------------------------------------------------------
                                                            58.4       (1.0)    (1.7)         59.4     (9.9)    (14.3)      69.3
                                                          ----------------------------------------------------------------------
Consolidation charge                                          --      (12.0)  (100.0)         12.0     12.0       NM          --
ORE expense (income)                                        (5.3)     (31.0)  (120.6)         25.7      4.9      23.6       20.8
                                                          ----------------------------------------------------------------------
    Total                                                 $117.5     $(49.4)   (29.6)       $166.9   $ (6.8)     (3.9)    $173.7
================================================================================================================================

INCOME TAXES

The 1994 effective tax rate was 29.4%, compared with a benefit rate of 39.8% in 1993 and 35.0% in 1992. The effective rates differed from the applicable statutory federal tax rate due to various factors including state taxes, tax exempt income and higher income tax rates in carry back years.

The lower effective tax rate for 1994 resulted from utilization of the Company's California net operating loss carry forwards and the reversal of $3.9 million of valuation allowances. The recognition of $3.9 million of additional California deferred tax assets resulted from the Company's continued improved profitability and was based on the net deductible temporary differences that are expected to be realized within a twelve month carry forward period, which is the period over which management believes it is prudent to make projections for such purposes. At December 31, 1994 the Company had recorded $28.3 million of deferred tax assets for which it is more likely than not to realize benefits in future tax returns.

The effective tax rate for 1995 is expected to increase but is still expected to remain below the combined statutory federal and California tax rates due to the impact of municipal securities and leases, tax credits from investments in low income housing and any additional reversals of the remaining valuation allowance for California deferred tax assets.

26 CITY NATIONAL CORPORATION

SOURCES AND USES OF FUNDS

The discussion in this section focuses on changes between December average balances in 1994 and 1993 as depicted on the following table. Management believes that a comparison of December averages gives a clearer picture of changes in the balance sheet during the year than a comparison of annual averages, which may conceal trends during the year, or year-end balances, which may be distorted by significant end-of-year fluctuations.

The Company manages its balance sheet to meet the needs of its business strategy, which it adapts to the changing economic environment, and business and competitive conditions in its financial services market. Understanding changes in the balance sheet requires an examination of changes in the size and composition of the Company's earning assets and sources of funds.

Based on December averages, assets decreased 6.7% in 1994, compared with a 8.0% decrease in 1993. Gross loans increased at a 1.4% rate in 1994, compared with a 23.3% decrease in 1993. Commercial loans decreased 4.2% and 23.2% in 1994 and 1993, respectively, reflecting reduced loan demand because of the weak Southern California economy and the Bank's efforts to achieve a more diversified risk profile in its loan portfolio. Real estate loans increased 10.8% in 1994, primarily because of purchases of residential first mortgage loans during 1994, compared with a 23.3% decrease from 1992 to 1993 reflecting transfers to ORE, pay downs and charge offs.

Securities, which includes both investment and available for sale securities, decreased 4.6% in 1994, compared with a 77.0% increase in 1993. The decrease in 1994 resulted from the Company's decision to invest excess liquidity in residential first mortgages instead of securities. The 1993 increase in securities resulted from the general lack of loan demand and also from the investment of the proceeds of the common stock rights offering.

The Company's primary sources for funding earning assets are core deposits, certificates of deposit and short-term purchased funds. Core deposits decreased 6.9% in 1994 compared with a decrease of 6.4% in 1993. During 1994, certificates of deposit of $100,000 and over were down 24.6% from 1993, compared with a reduction of 41.2% from 1992. Due to the decrease in total assets, the Company has reduced its funding from these more expensive funds. Federal funds purchased and securities sold under repurchase agreements decreased 10.5% in 1994 and 29.0% in 1993 as the Company reduced its arbitrage activities.

                                                    CITY NATIONAL CORPORATION 27

SOURCES AND USES OF FUNDS TRENDS

                                                             Increase                          Increase
                                              December      (Decrease)          December       (Decrease)          December
                                               1994         ---------------       1993       ---------------          1992
Dollars in millions                           Average       Amount       %       Average      Amount       %        Average
----------------------------------------------------------------------------------------------------------------------------
USES OF FUNDS
 Earning Assets:
  Interest bearing deposits
    in other banks                            $     .7      $    .1     17       $     .6     $ (17.1)   (97)      $    17.7
  Investment and available for
    sale securities                              750.3        (36.3)    (5)         786.6       342.3     77           444.3
  Trading account securities                      27.5        (25.2)   (48)          52.7        17.6     50            35.1
  Federal funds sold and
    securities purchased under
    resale agreements                            208.7       (122.8)   (37)         331.5        59.1     22           272.4
  Loans:
    Commercial loans                             864.9        (38.1)    (4)         903.0      (273.2)   (23)        1,176.2
    Real estate loans                            714.1         69.8     11          644.3      (195.9)   (23)          840.2
    Installment loans                             36.7         (8.9)   (20)          45.6       (15.9)   (26)           61.5
                                              ------------------------------------------------------------------------------
      Total loans                              1,615.7         22.8      1        1,592.9      (485.0)   (23)        2,077.9
  Less allowance for credit losses               114.2         (3.5)    (3)         117.7       (23.8)   (17)          141.5
                                              ------------------------------------------------------------------------------
    Net loans                                  1,501.5         26.3      2        1,475.2      (461.2)   (24)        1,936.4
                                              ------------------------------------------------------------------------------
      Total earning assets/(1)/                2,602.9       (161.4)    (6)       2,764.3       (83.1)    (3)        2,847.4
 Cash and due from banks                         270.8          (.5)    --          271.3      (110.1)   (29)          381.4
 Other nonearning assets                         101.8        (47.1)   (32)         148.9       (99.0)   (40)          247.9
                                              ------------------------------------------------------------------------------
  Total assets                                $2,861.3      $(205.5)    (7)      $3,066.8     $(268.4)    (8)       $3,335.2
============================================================================================================================
SOURCES OF FUNDS
 Core deposits:
  Demand deposits                             $   990.5     $  (9.9)    (1)      $1,000.4     $ (82.2)    (8)       $1,082.6
  Interest checking deposits                      297.9        (4.3)    (1)         302.2          .1     --           302.1
  Money market accounts                           679.1      (108.7)   (14)         787.8       (68.2)    (8)          856.0
  Savings deposits                                 89.0       (15.6)   (15)         104.6         9.3     10            95.3
  Time deposits -- under $100,000                  79.4       (19.8)   (20)          99.2       (16.8)   (14)          116.0
                                              ------------------------------------------------------------------------------
    Total core deposits                         2,135.9      (158.3)    (7)       2,294.2      (157.8)    (6)        2,452.0
 Short-term purchased funds:
  Time deposits -- $100,000 and over              129.7       (42.3)   (25)         172.0      (120.3)   (41)          292.3
  Federal funds purchased and
    securities sold under repurchase
    agreements                                    207.1       (24.2)   (10)         231.3       (94.5)   (29)          325.8
  Mortgages payable                                  --       (26.3)  (100)          26.3        26.3     NM              --
  Other short-term funds borrowed                  25.6        14.9    139           10.7        (3.9)   (27)           14.6
                                              ------------------------------------------------------------------------------
    Total short-term purchased funds              362.4       (77.9)   (18)         440.3      (192.4)   (30)          632.7
 Other liabilities                                 35.1          .3      1           34.8        11.5     49            23.3
 Shareholders' equity                             327.9        30.4     10          297.5        70.3     31           227.2
                                              ------------------------------------------------------------------------------
  Total liabilities and
    shareholders' equity                       $2,861.3     $(205.5)    (7)      $3,066.8     $(268.4)    (8)       $3,335.2
============================================================================================================================

/(1)/ Before deduction of allowance for credit losses.

28 CITY NATIONAL CORPORATION

CAPITAL

At December 31, 1994, the Company's and the Bank's Tier 1 capital, which is comprised of common shareholders' equity and certain regulatory adjustments, amounted to $334.3 million and $316.5 million, respectively. At December 31, 1993, the Company's and the Bank's Tier 1 capital amounted to $298.1 million and $279.8 million, respectively.

The following table presents the capital ratios for the Company and the Bank at December 31, 1994, 1993 and 1992.

                                                                                             As of December 31,
                                                                              ------------------------------------------------
                                                                                 1994               1993                 1992
------------------------------------------------------------------------------------------------------------------------------
CITY NATIONAL CORPORATION
Tier 1 leverage                                                                 11.87%              9.95%                6.49%
Tier 1 risk-based capital                                                       17.50              15.75                 9.17
Total risk-based capital                                                        18.81              17.06                10.47

CITY NATIONAL BANK
Tier 1 leverage                                                                 11.31%              9.38%                6.32%
Tier 1 risk-based capital                                                       16.69              14.78                 8.90
Total risk-based capital                                                        17.99              16.09                10.20
-----------------------------------------------------------------------------------------------------------------------------

RISK-BASED CAPITAL RATIOS
(in percent)
                           [omitted graph illustrates following plot points]

                        Total Risk-Based         Tier 1 Risk-Based     Leverage
                          Capital Ratio             Capital Ratio        Ratio
                        ----------------         -----------------     ---------
1990                         10.09%                     8.80%             6.75%
1991                         10.49%                     9.21%             6.46%
1992                         10.47%                     9.17%             6.49%
1993                         17.06%                    15.75%             9.95%
1994                         18.81%                    17.50%            11.87%

The Corporation resumed paying dividends on common stock with a cash dividend of $.05 per share in the fourth quarter of 1994 after suspending payment of dividends in August, 1991. A dividend of $.05 per share for the first quarter of 1995 was paid by the Corporation on February 16, 1995 to shareholders of record on February 6, 1995. The level of dividends will be subject to periodic review as the Corporation moves toward its objective of paying annual dividends of approximately one-third of prior year's earnings.

LIQUIDITY MANAGEMENT

Liquidity refers to the Company's ability to maintain a cash flow adequate to fund operations and meet obligations and other commitments on a timely and cost effective basis.

In recent years, core deposits have provided the Company with a sizable source of relatively stable and low-cost funds. The Company's average core deposits and shareholders' equity funded 85% and 83% of average total assets in 1994 and 1993, respectively.

Liquidity is also provided by assets such as federal funds sold, securities purchased under resale agreements and trading account securities which may be immediately converted to cash at minimal cost. The aggregate of these assets averaged $236.2 million during December 1994, down $148.0 million, or 38.5% from the

                                                    CITY NATIONAL CORPORATION 29
prior year. This decrease resulted from the Company's decision to maintain a substantially lower level of liquidity in light of the stabilization in deposits. In addition, at December 31, 1994 and 1993 the Company had $90.4 million and $2.0 million, respectively of securities classified as available for sale, which provide an additional source of liquidity.

Liquidity may also be provided by maturing investment securities including amortizing payments received on mortgage-backed securities. At December 31, 1994, investment securities maturing within one year amounted to $132.5 million, or 20.1% of the portfolio. See page 32 for a table on maturity distribution of investment securities at December 31, 1994. Because prepayments on amortizing mortgage-backed securities can fluctuate based on the prepayments on the underlying mortgage loans, the maturities shown on the table reflect the final contractual payment date of those securities. Consequently, the timing of cash flows from those securities will be realized earlier than depicted. In addition, the unpledged portion of investment securities at December 31, 1994 totaled $500.1 million and would be available as collateral for borrowing. Maturing loans also provide liquidity, and $804.2 million of the Bank's loans are scheduled to mature in 1995. The amount of loans with remaining maturities of over one year have increased from $601.4 million at December 31, 1993 to $834.2 million at December 31, 1994 due to the increased amount of residential first mortgages. See page 34 for a table on maturity distribution of loans at December 31, 1994.

ASSET/LIABILITY MANAGEMENT

The principal objectives of asset/liability management are to maximize net interest margin subject to margin volatility and liquidity constraints. Margin volatility results when the rate reset (or repricing) characteristics of assets are materially different from those of the Company's liabilities. Liquidity risk results from the mismatching of asset and liability cash flows. Management chooses asset/liability strategies that promote stable earnings and reliable funding. Interest rate risk and funding positions are kept within limits established by the Company's Board of Directors to ensure that risk-taking is not excessive and that liquidity is properly managed.

The Company has established three measurement vehicles to quantify and manage exposure to interest rate risk: net interest income simulation modeling, gap analysis, and present value of equity analysis. Net interest income simulations are used to identify the direction and severity of interest rate risk exposure across a twelve month forecast horizon. Gap analysis provides insight into structural mismatches of assets and liability repricing characteristics. Present value of equity calculations are used to estimate the theoretical sensitivity of shareholder equity to changes in interest rates.

The table on page 31 compares the Company's interest rate gap position as of December 31, 1994 and 1993. Generally, an asset sensitive gap indicates that net interest margin will improve during a period of rising interest rates.

The gap report shows that the Company's cumulative asset sensitive position increased from $1,076.9 million at December 31, 1993 to $1,159.7 million at December 31, 1994. This increase resulted from the decline in rate-sensitive liabilities and the increased proportion of funding from noninterest-bearing deposits. The Company's increased asset sensitive position in this period of rising interest rates had a significant positive effect on net interest income. Since interest rate changes do not affect all categories of assets and liabilities equally or simultaneously, a cumulative gap analysis alone cannot be used to evaluate the Company's interest rate sensitivity position. To supplement traditional gap analysis, the Company uses simulation modeling to estimate the potential effects of changing interest rates. This process allows the Company to fully explore the complex relationships within the gap over time and various interest rate environments.

30 CITY NATIONAL CORPORATION


                                                                             Maturing or repricing in
                                                      -------------------------------------------------------------------
                                                                         After 3    After 1 year
                                                       3 months       months but      but within        After
Dollars in millions                                     or less    within 1 year         5 years      5 years       Total
-------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1994
  Rate-sensitive assets:
    Interest-bearing deposits in other banks           $     .7           $   --          $   --      $    --    $     .7
    Loans                                               1,216.2            166.1           152.7         50.1     1,585.1
    Taxable investment securities                          95.2            122.9           185.4        229.9       633.4
    Nontaxable investment securities                        1.1              8.5            14.7          1.3        25.6
    Securities available for sale                            --               --            62.0         28.4        90.4
    Trading account securities                             25.5               --              --           --        25.5
    Federal funds sold and securities purchased
        under resale agreements                           297.0               --              --           --       297.0
                                                       ------------------------------------------------------------------
        Total rate-sensitive assets                     1,635.7            297.5           414.8        309.7     2,657.7
                                                       ------------------------------------------------------------------
  Rate-sensitive liabilities:/(1)/
    Interest checking deposits                            305.6               --              --           --       305.6
    Money market accounts                                 669.9               --              --           --       669.9
    Savings deposits                                       88.0               --              --           --        88.0
    Time deposits                                          99.0             67.6            35.8                    202.4
    Federal funds purchased and securities sold
        under repurchase agreements                       182.1               --              --           --       182.1
    Other short-term borrowings                            50.0               --              --           --        50.0
                                                       ------------------------------------------------------------------
        Total rate-sensitive liabilities                1,394.6             67.6            35.8           --     1,498.0
                                                       ------------------------------------------------------------------
  Interest rate sensitivity gap                        $  241.1           $229.9          $379.0     $  309.7    $1,159.7
=========================================================================================================================
  Cumulative interest rate sensitivity gap             $  241.1           $471.0          $850.0     $1,159.7
=========================================================================================================================
  Cumulative ratio of rate-sensitive assets to
        rate-sensitive liabilities                          117%             132%            157%         177%        177%
=========================================================================================================================


                                                                             Maturing or repricing in
                                                       ------------------------------------------------------------------
                                                                         After 3    After 1 year
                                                       3 months       months but      but within        After
Dollars in millions                                     or less    within 1 year         5 years      5 years       Total
-------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1993
  Rate-sensitive assets:
    Interest-bearing deposits in other banks          $     .6          $     --          $   --      $    --    $    0.6
    Loans                                              1,308.4              82.8           140.4         17.9     1,549.5
    Taxable investment securities                        259.8             123.4           328.7        184.1       896.0
    Nontaxable investment securities                       1.1               2.5             2.8           .1         6.5
    Securities available for sale                           --                --              --          2.0         2.0
    Trading account securities                            39.8                --              --           --        39.8
    Federal funds sold and securities
       purchased under resale agreements                 265.0                --              --           --       265.0
                                                     ---------------------------------------------------------------------
       Total rate-sensitive assets                     1,874.7             208.7           471.9        204.1     2,759.4
                                                     ---------------------------------------------------------------------
  Rate-sensitive liabilities:/(1)/
    Interest checking deposits                           324.0                --              --           --       324.0
    Money market accounts                                742.4                --              --           --       742.4
    Savings deposits                                     107.2                                --           --       107.2
    Time deposits                                        153.1              73.6            37.0          1.4       265.1
    Federal funds purchased and securities
       sold under repurchase agreements                  202.5                --              --           --       202.5
    Other short-term borrowings                           15.0                --              --           --        15.0
    Mortgages payable                                     26.3                --              --           --        26.3
                                                     ---------------------------------------------------------------------
       Total rate-sensitive liabilities                1,570.5              73.6            37.0          1.4     1,682.5
                                                     ---------------------------------------------------------------------
Interest rate sensitivity gap                         $  304.2            $135.1          $434.9     $  202.7    $1,076.9
==========================================================================================================================
Cumulative interest rate sensitivity gap              $  304.2            $439.3          $874.2     $1,076.9
==========================================================================================================================
Cumulative ratio of rate-sensitive assets
   to rate-sensitive liabilities                           119%              127%            152%         164%        164%
==========================================================================================================================

/(1)/ Customer deposits which are subject to immediate withdrawal are presented as repricing within 3 months or less. The distribution of other time deposits is based on scheduled maturities.


                                                    CITY NATIONAL CORPORATION 31

SECURITIES

The Company classifies its securities as investment, available for sale or trading. Securities which the Company has the ability and intent to hold until maturity are classified as investment securities. Securities held to facilitate customer trading orders are classified as trading securities. All other securities are classified as available for sale securities.

INVESTMENT SECURITIES

Investment securities at year end were down $243.5 million, or 27.0% from 1993. U.S. government and federal agency securities decreased $368.2 million, or 52.4%, due to the high level of short term securities held at December 31, 1993. Mortgage-backed securities increased $108.7 million or 70.4%. State and municipal securities totaled $25.6 million at December 31, 1994 compared with $6.5 million at December 31, 1993. Other securities decreased $3.2 million, or 8.2%. The average expected maturity of total investment securities decreased slightly to 3.2 years at December 31, 1994 compared with 3.5 years at the end of 1993. Sales of investment securities resulted in gains of $1.6 million in 1992, none in 1993 and an insignificant amount in 1994.

The carrying amounts of investment securities at the dates indicated are summarized as follows:

                                                                                                             December 31,
                                                                                                  -------------------------------
Dollars in thousands                                                                                  1994                  1993
---------------------------------------------------------------------------------------------------------------------------------
U.S. Government and federal agency securities                                                     $334,373              $702,529
Mortgage-backed securities                                                                         263,161               154,444
State and municipal securities                                                                      25,633                 6,475
Other securities                                                                                    35,846                39,033
                                                                                                  -------------------------------
Total                                                                                             $659,013              $902,481
=================================================================================================================================

The following table shows the maturities of investment securities at December 31, 1994.

                                                     One year           Over 1 year         Over 5 years           Over
                                  Total               or less           thru 5 years        thru 10 years         10 years
                           ------------------   ------------------   ------------------  ------------------  ------------------
Dollars in thousands       Amount  Yield/(1)/   Amount  Yield/(1)/   Amount  Yield/(1)/  Amount  Yield/(1)/  Amount  Yield/(1)/
-------------------------------------------------------------------------------------------------------------------------------
U.S. Government and
  federal agency
  securities             $334,373   4.61%     $120,811   4.31%     $200,034   4.76%     $    --     --%    $ 13,528   4.96%
Mortgage-backed
  securities              263,161   5.82            --     --         9,591   7.68       57,434   5.21      196,136   5.90
State and municipal
  securities               25,633   7.14         9,631   7.16        14,697   6.94          555   8.99          750   9.20
Other securities/(2)/      35,846   5.97         2,061   4.67         4,104   5.28        1,500   6.83       28,181   6.12
                           --------------------------------------------------------------------------------------------------
  Total                  $659,013   5.26%     $132,503   4.52%     $228,426   5.03%     $59,489  5.28%     $238,595   5.88%
=============================================================================================================================
  Fair value             $625,425             $130,448             $214,720             $57,249            $223,008
=============================================================================================================================

/(1)/ Fully taxable equivalent.
/(2)/ Equity securities are reported in the "Over 10 years" category.

32 CITY NATIONAL CORPORATION

AVAILABLE FOR SALE SECURITIES

The carrying amounts of available for sale securities at the dates indicated are summarized as follows:

                                                                December 31,
                                                             ------------------
Dollars in thousands                                         1994          1993
-------------------------------------------------------------------------------
U.S. Government and federal agency securities             $33,649        $   --
Mortgage-backed securities                                 48,131            --
Other securities                                            8,642         2,000
                                                           --------------------
Total                                                     $90,422        $2,000
===============================================================================

The following table shows the maturities of available for sale securities at December 31, 1994.

                                                      One year           Over 1 year         Over 5 years             Over
                                  Total               or less            thru 5 years        thru 10 years          10 years
                             -------------        -------------        ----------------     ----------------     -------------
Dollars in thousands         Amount  Yield/(1)/   Amount  Yield/(1)/   Amount  Yield/(1)/   Amount  Yield/(1)/   Amount  Yield/(1)/
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government and
  federal agency
  securities                $33,649   6.23%        $  --     --%      $33,649   6.23%        $  --     --%      $    --     --%
Mortgage-backed
  securities                 48,131   6.76            --     --            --     --            --     --        48,131   6.76
Other securities/(2)/         8,642   7.80            --     --            --     --            --     --         8,642   7.80
                             -------------------------------------------------------------------------------------------------
   Total                    $90,422   6.63%        $  --     --%      $33,649   6.23%        $  --     --%      $56,773   6.88%
==============================================================================================================================
   Amortized cost           $96,124                $  --              $34,797                $  --              $61,327
==============================================================================================================================

/(1)/ Fully taxable equivalent.
/(2)/ Equity securities are reported in the "Over 10 years" category.

At December 31, 1994, securities available for sale totaled $90.4 million. This included $33.6 million of government and agency securities, $48.1 million of mortgage-backed securities and $5.9 million of preferred stock. At December 31, 1993 securities available for sale consisted of $2.0 million of 7.5% convertible preferred stock, which was converted into common stock in January 1994. Sales of available for sale securities resulted in losses of $3.4 million in 1994, and none in 1993 and 1992.

At December 31, 1994, 1993 and 1992, the Company did not have investments in securities issued by any one non-federal issuer which exceeded 10% of its shareholders' equity.

LOAN PORTFOLIO

LOANS BY TYPE

The amount of loans outstanding at the indicated year ends are shown in the following table according to type of loans. The Company's lending activities are predominately in Southern California. The Bank has no agricultural or foreign loans.

                                                                                           December 31,
                                                                 ------------------------------------------------------------------
Dollars in thousands                                                   1994          1993          1992          1991          1990
-----------------------------------------------------------------------------------------------------------------------------------
Commercial/(1)/                                                  $  904,103    $  939,719    $1,177,948    $1,485,766    $1,746,152
Real estate loans -- construction                                    31,201        11,699       105,467       322,121       450,271
Real estate loans -- mortgage                                       453,832       617,067       731,234       735,606       784,051
Residential first mortgage                                          212,595         6,586            --            --            --
Installment loans                                                    36,675        45,485        60,553        71,708        77,261
                                                                 ------------------------------------------------------------------
Total loans                                                      $1,638,406    $1,620,556    $2,075,202    $2,615,201    $3,057,735
===================================================================================================================================

/(1)/ Commercial included unsecured loans to real estate developers and customers involved in real estate investments and commercial loans where real estate partially secures the borrowing.

                                                    CITY NATIONAL CORPORATION 33

Loans by Type

[The pie percentages are:
   Commercial                   55.2%
   Real Estate Mortgage         27.7%
   Installment                   2.2%
   Real Estate Construction      1.9%
   Residential First Mortgage   13.0%]

   [PIE CHART]


Gross loans at December 31, 1994 were $1,638.4 million, up 1.1% or $17.9 million from the previous year end. Commercial loans continue to represent the major portion of the Bank's lending activity, constituting 55.2% and 58.0% at 1994 and 1993 year ends, respectively. Real estate construction loans increased $19.5 million, or 166.7%, between year ends as the Company resumed construction lending on a limited basis in 1994. Real estate mortgage loans decreased $163.2 million, or 26.5%, primarily due to payoffs, normal amortization and charge offs. Residential first mortgage loans increased to 13.0% of total loans as a result of loan purchases and the creation of a residential loan origination division.

At December 31, 1994, 76.5% of commercial loans, 83.6% of real estate loans, including residential first mortgages, and 12.3% of installment loans outstanding were floating interest rate loans. Floating rate loans comprised 78.1% of the total loan portfolio at December 31, 1994 and 82.1% at December 31, 1993. Total loans at December 31, 1994 were comprised of 49.1% due in one year or less, 35.1% due in 1-5 years and 15.8% due after 5 years.



LOAN MATURITIES

                                                                             December 31, 1994
                                       --------------------------------------------------------------------------------------------
                                                      Real estate-   Real estate-        Residential
Dollars in thousands                   Commercial     construction       mortgage     first mortgage     Installment          Total
-----------------------------------------------------------------------------------------------------------------------------------
Aggregate maturities of
  loan balances due:
In one year or less
  Interest rates -- floating             $498,051          $26,325       $101,183           $     --         $ 4,133     $  629,692
  Interest rates -- fixed                 134,438               --         30,247                 --           9,871        174,556
After one year but within five years
  Interest rates -- floating              182,155            4,876        253,882                193             379        441,485
  Interest rates -- fixed                  59,423               --         58,309              2,319          13,124        133,175
After five years
  Interest rates -- floating               11,097               --          6,622            190,441              --        208,160
  Interest rates -- fixed                  18,939               --          3,589             19,642           9,168         51,338
                                         ------------------------------------------------------------------------------------------
    Total loans                          $904,103          $31,201       $453,832           $212,595         $36,675     $1,638,406
===================================================================================================================================

The loan maturities shown in the table above are based on contractual maturities. As is customary in the banking industry, loans that meet sound underwriting criteria can be renewed by mutual agreement between the Bank and the borrower. Because the Bank is unable to estimate the extent to which its borrowers will renew their loans the table is based on contractual maturities.

34 CITY NATIONAL CORPORATION

CREDIT RISK MANAGEMENT

The Company assesses and manages credit risk on an ongoing basis through diversification guidelines, lending limits, credit review and approval policies and internal monitoring. As part of the control process, an independent credit review function regularly examines the Company's loan portfolio. In addition to this internal credit process, the Company's loan portfolio is subject to examination by external regulators. Credit quality will be influenced by underlying trends in the economic and business cycles. The Company seeks to manage and control its risk through diversification of the portfolio by type of loan, industry concentration and type of borrower.

REAL ESTATE LENDING, EXCLUDING RESIDENTIAL FIRST MORTGAGE

The Company engages in real estate lending in the form of construction loans and permanent loans secured by deeds of trust. At year-end 1994, real estate loans excluding residential first mortgages totaled $485.0 million, or 29.6% of total loans, compared with 38.8% and 40.3% at year-end 1993 and 1992. Real estate loans have decreased 24.9% from 1992 to 1993 and 22.9% from 1993 to 1994. The decrease in real estate mortgage loans between 1993 and 1994 was primarily due to payoffs, normal principal repayments and charge offs. Included in the "Other" category is a loan of $41.7 million that resulted from the financing of the sale of the assets in the Disposition Program. Management does not believe that this loan, which is performing as agreed, poses risks significantly different from the Bank's existing real estate mortgage loan portfolio. In addition to real estate loans outstanding, the Company had open but unused commitments, excluding those under equity lines of credit, to lend against real estate at December 31, 1994, of $24.2 million.

Nonaccrual real estate loans totaled $32.3 million, or 6.7% of related loans outstanding, at December 31, 1994, down from $48.0 million, or 7.6% of related loans outstanding at December 31, 1993 and from $96.3 million, or 11.5%, at December 31, 1992. The decrease in nonaccrual real estate loans at December 31, 1994 compared with the two prior year ends is due in large part to the decrease in the amount of loans placed on nonaccrual status during 1993 and 1994.


REAL ESTATE CONSTRUCTION LOANS BY TYPE

                                                                                                              December 31,
                                                                                                     ----------------------------
Dollars in thousands                                                                                     1994              1993
---------------------------------------------------------------------------------------------------------------------------------
Condo/apartment                                                                                       $ 2,110           $    --
Shopping centers                                                                                        8,974                --
1-4 family (includes land)                                                                              9,062               594
Office building                                                                                         5,262             7,282
Industrial                                                                                              1,421                --
Other                                                                                                   4,372             3,823
                                                                                                      ---------------------------
  Total                                                                                               $31,201           $11,699
=================================================================================================================================

REAL ESTATE MORTGAGE LOANS BY TYPE

                                                                                                              December 31,
                                                                                                     ----------------------------
Dollars in thousands                                                                                     1994              1993
---------------------------------------------------------------------------------------------------------------------------------
Equity lines of credit                                                                               $ 22,475         $  47,279
Industrial                                                                                             96,329           123,594
Office building                                                                                        87,113           110,183
Shopping centers                                                                                       63,971            68,236
Other 1-4 family                                                                                       10,603            30,761
Condo/apartment                                                                                        31,840            54,040
Land, nonresidential                                                                                    8,149            32,885
Other                                                                                                 133,352           150,089
                                                                                                    ----------------------------
  Total                                                                                              $453,832          $617,067
=================================================================================================================================

                                                    CITY NATIONAL CORPORATION 35

Real estate net credit losses in 1994 totaled $25.4 million, or 4.5% of related average outstandings. Real estate net credit losses in 1993 totaled $25.5 million, or 3.8% of related average outstandings and $20.4 million or 2.2% in 1992.

RISK ELEMENTS

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS

The following table presents information concerning nonaccrual loans, ORE, loans which are contractually past due 90 days or more as to interest or principal payments and still accruing, and restructured loans:

NONACCRUAL, PAST DUE AND RESTRUCTURED LOANS


                                                                                    December 31,
                                                        ----------------------------------------------------------------
Dollars in thousands                                         1994          1993          1992           1991        1990
------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans:
  Real estate construction                                $    --       $    --      $ 21,219       $ 51,455     $    --
  Real estate mortgage                                     32,336        48,016        75,128         30,522      22,639
  Commercial                                               20,953        23,040        63,592         69,799      45,451
  Installment                                                  --            --           360            779         318
                                                        ----------------------------------------------------------------
    Total                                                  53,289        71,056       160,299        152,555      68,408
ORE                                                         7,924         5,559        94,065         64,510       2,130
                                                        ----------------------------------------------------------------
Total nonaccrual loans and ORE                            $61,213       $76,615      $254,364       $217,065     $70,538
========================================================================================================================
Total nonaccrual loans as a percentage of total loans        3.25%         4.38%         7.72%          5.83%       2.24%
Total nonaccrual loans and ORE as a percentage of
  total loans and ORE                                        3.72          4.71         11.73           8.10        2.31
Allowance for credit losses to nonaccrual loans            197.68        155.51         84.90          82.44       87.83
Assets held for accelerated disposition                   $    --       $17,450      $     --       $     --     $    --
In-substance foreclosures -- intangible assets              2,314         4,740         7,362          8,734          --
=========================================================================================================================
Loans past due 90 days or more on accrual status:
  Real estate                                             $ 2,830       $17,412      $ 25,458       $ 42,956     $17,079
  Commercial                                                1,068        11,382         1,464         26,492      16,798
  Installment                                                 404           155            36          3,587         491
                                                        ----------------------------------------------------------------
      Total                                               $ 4,302       $28,949      $ 26,958       $ 73,035     $34,368
========================================================================================================================
Restructured loans:
   On accrual status                                      $ 2,061       $   958      $  1,144       $    --      $    --
   On nonaccrual status                                     7,043            --            --            --        8,210
                                                        ----------------------------------------------------------------
      Total                                               $ 9,104       $   958      $  1,144       $    --      $ 8,210
========================================================================================================================


The table below summarizes the changes in nonaccrual loans for the years ended December 31, 1994 and 1993.

CHANGES IN NONACCRUAL LOANS


                                                                                         Year ended December 31,
                                                                                      ----------------------------
Dollars in thousands                                                                      1994                1993
------------------------------------------------------------------------------------------------------------------
Balance, beginning of the year                                                        $ 71,056            $160,299
Loans placed on nonaccrual                                                              71,576             105,695
Charge offs                                                                            (30,039)            (66,834)
Loans returned to accrual status                                                       (13,364)            (43,052)
Repayments (including interest applied to principal)                                   (44,352)            (56,462)
Transfers to ORE                                                                        (1,588)            (13,892)
Transfers to assets held for accelerated disposition, net                                   --             (14,698)
                                                                                      ----------------------------
Balance, end of year                                                                  $ 53,289            $ 71,056
==================================================================================================================

36 CITY NATIONAL CORPORATION

The additional interest income that would have been recorded from nonaccrual loans, if the loans had not been on nonaccrual status was $4.2 million, $8.5 million and $12.6 million for the years ended December 31, 1994, 1993 and 1992, respectively. Interest payments received on nonaccrual loans are applied to principal unless there is no doubt as to ultimate full repayment of principal, in which case, the interest payment is recognized as interest income. Interest income includes $3.5 million, $3.9 million and $3.2 million for the years ended December 31, 1994, 1993, and 1992, respectively, from collection of interest related to nonaccrual loans. Interest income not recognized on nonaccrual loans reduced the net interest margin by 16, 33, and 36 basis points for the years ended December 31, 1994, 1993, and 1992, respectively.

It is the Bank's policy that a loan will be placed on nonaccrual status if either principal or interest payments are past due in excess of 90 days unless the loan is both well secured and in process of collection, or if full collection of interest or principal becomes uncertain, regardless of the time period involved.

At December 31, 1994, in addition to loans disclosed above as past due, nonaccrual or restructured, management also identified $16.0 million of loans about which it had serious doubts as to the ability of the borrowers to comply with the present loan payment terms in the future. This amount was determined based on analysis of information known to management about the borrowers' financial condition and current and expected economic conditions. Unfunded loan commitments pertaining to these potential problem loans total $4.5 million. If economic conditions change, adversely or otherwise, or if additional facts on borrowers' financial condition come to light, then the amount of such potential problem loans may change, possibly significantly. Estimated potential losses from these potential problem loans have been provided for in determining the allowance for credit losses.

At December 31, 1994, the allowance for credit losses was $105.3 million or 6.43% of period-end loans compared with 6.82% at December 31, 1993. The allowance at December 31, 1994 was equal to 197.7% of total nonaccrual loans up from 155.5% at December 31, 1993.

The following table summarizes average loans outstanding during the year and changes in the allowance for credit losses for the five-year period 1990 to 1994.

                                                                                       Year ended December 31,
                                                                   ----------------------------------------------------------------
Dollars in thousands                                                     1994          1993          1992          1991        1990
-----------------------------------------------------------------------------------------------------------------------------------
Average amount of loans outstanding                                $1,530,582    $1,737,401    $2,315,285    $2,852,311  $2,875,154
-----------------------------------------------------------------------------------------------------------------------------------
Balance of allowance for credit losses,
  beginning of year                                                $  110,499    $  136,095    $  125,766    $   60,083   $  36,615
                                                                   ----------------------------------------------------------------
Loans charged off:
  Commercial loans                                                     20,503        56,012        97,751        47,600      21,707
  Real estate loans -- construction                                        --         3,183        11,321         6,219       1,000
  Real estate loans -- mortgage                                        26,354        23,149         9,209         3,212          --
  Installment loans                                                       128           621         1,460           779         668
                                                                   ----------------------------------------------------------------
      Total loans charged off                                          46,985        82,965       119,741        57,810      23,375
                                                                   ----------------------------------------------------------------
Recoveries of loans previously charged off:
  Commercial loans                                                     34,163        27,842        15,243         5,242       3,727
  Real estate loans -- construction                                       161            20           167            20          --
  Real estate loans -- mortgage                                           758           767             6            98          --
  Installment loans                                                       747           215           154           133         116
                                                                   ----------------------------------------------------------------
      Total recoveries                                                 35,829        28,844        15,570         5,493       3,843
                                                                   ----------------------------------------------------------------
Net loans charged off                                                  11,156        54,121       104,171        52,317      19,532
Additions to allowance charged to
         operating expense                                              6,000        30,000       114,500       118,000      43,000
Other/ (1) /                                                               --        (1,475)           --            --          --
                                                                   ----------------------------------------------------------------
Balance, end of period                                             $  105,343    $  110,499    $  136,095    $  125,766   $  60,083
===================================================================================================================================
Ratio of net charge offs to average loans                                 .73%         3.12%         4.50%         1.83%        .68%
===================================================================================================================================

/(1)/ Allowance for credit losses allocated to $73.7 million of Equity Lines of Credit sold in April, 1993.

                                                    CITY NATIONAL CORPORATION 37

The following table reflects management's allocation of the allowance for credit losses by loan category and the ratio of loans in each category to total loans at December 31 for each of the last five years.


ALLOCATION OF ALLOWANCE FOR CREDIT LOSES

                                                     Allowance amount                              Percent of loans to total loans
                                      ----------------------------------------------------------- ---------------------------------
Dollars in thousands                      1994         1993        1992        1991        1990   1994   1993   1992    1991   1990
------------------------------------------------------------------------------------------------- ---------------------------------
Commmercial                           $  55,179     $ 53,110    $  72,029      $77,780    $45,933   55%    58%    57%     57%    57%
Real estate --
   construction                           2,341        1,410       10,500       24,926      8,000    2      1      5      12     15
Real estate -- mortgage                  43,745       55,020       52,323       21,560      4,700   28     38     35      28     26
Residential first mortgage                3,200          100           --           --        --    13     --     --      --     --
Installment                                 878          859        1,243        1,500      1,450    2      3      3       3      2
                                       ---------------------------------------------------------- ---------------------------------
   Total                               $105,343     $110,499     $136,095     $125,766    $60,083  100%   100%   100%    100%   100%
================================================================================================= =================================

The allowance allocated to the loan categories shown above is based on previous loan loss experience, management's evaluation of the current loan portfolio, and anticipated economic conditions. While the allowance is allocated to specific loans and to portfolio segments, the allowance is general in nature and is available for the portfolio in its entirety.

In May 1993, the Financial Accounting Standards Board (FASB) issued SFAS No.
114 "Accounting by Creditors for Impairment of a Loan," which was amended in October, 1994 by SFAS No. 118 "Accounting by Creditors for Impairment of a
Loan - Income Recognition and Disclosures." A loan is considered impaired when it is probable that a creditor will be unable to collect all amounts due according to the contractual terms of the loan agreement. Once a loan is determined to be impaired, SFAS No. 114 requires that the impairment be measured based on the present value of the expected future cash flows discounted at the loan's effective interest rate, except that as a practical expedient, the impairment may be measured by using the loan's observable market price or the fair value of the collateral if the loan is collateral dependent.

If the measurement of the impaired loan is less than the recorded amount of the loan, an impairment will be recognized by creating a valuation allowance with a corresponding charge to the provision for credit losses or by adjusting an existing valuation allowance for the impaired loan with a corresponding charge or credit to the provision for credit losses.

The Company adopted SFAS No. 114 and SFAS No.118 prospectively, on January 1, 1995. The adoption is not expected to have a material impact on the Company's results of operations or shareholders' equity.

OTHER REAL ESTATE

The Company's ORE totaled $7.9 million at year end 1994 compared with $5.6 million a year ago and $94.1 million at December 31, 1992. The decrease in ORE in 1993 was due to the transfer of $91.1 million of ORE to the Disposition Program described below. The Company's policy is to record these properties at fair value, net of selling expenses, at the time they are transferred into ORE thereby tying future gains or losses from sale or potential additional writedowns to underlying changes in the market.

38 CITY NATIONAL CORPORATION

ASSETS HELD FOR ACCELERATED DISPOSITION

In March 1993, the Bank adopted the Disposition Program to aggressively dispose of ORE and certain problem loans with an aggregate book value before the Disposition Program of $119.5 million. The Bank signed a definitive agreement to sell, as of November 1, 1993, all six asset pools in the Disposition Program to WHC-THREE Investors, L.P., a limited partnership. The sales of the loans contained in the Disposition Program for $48.3 million closed concurrently with the signing of the definitive agreement and a gain of $12.8 million was recognized at that time, net of disposition expenses and allowances. The sale of certain of the Disposition Program ORE closed in the first half of 1994 and a gain of $4.2 million was recognized.

The Bank provided 75% financing for the sale of the Disposition Program properties at terms comparable to other real estate loans in its portfolio. The terms of the notes require annual pay downs and payment of the remaining principal in five years in addition to payments when individual real estate assets securing the loans are sold or refinanced. The unpaid balance on the notes, all of which were performing, was $41.7 million and $56.0 million, at December 31, 1994 and 1993, respectively.

DEPOSITS

The maturity distribution of time deposits of $100,000 or more at December 31, 1994 is as follows:

                                                                         Public time         Certificates
Dollars in thousands                                                        deposits           of deposit             Total
---------------------------------------------------------------------------------------------------------------------------
Under 3 months                                                                $1,100            $  71,958           $73,058
3 to 6 months                                                                    120               20,914            21,034
6 to 12 months                                                                    --               15,398            15,398
Over 12 months                                                                    --               15,280            15,280
                                                                              ---------------------------------------------
Total                                                                         $1,220             $123,550          $124,770
===========================================================================================================================

At December 31, 1994 and 1993 the aggregate amount of deposits by foreign depositors in domestic offices totaled approximately $22 million and $27 million, respectively, the majority of which was interest bearing. The bank had no brokered deposits at December 31, 1994 or 1993.

SHORT-TERM BORROWINGS

The following table summarizes short-term borrowings and weighted average rates.

                                             1994                              1993                             1992
-----------------------------------------------------------------------------------------------------------------------------------
                                Balances at   Average  Average    Balances at   Average  Average    Balances at   Average   Average
Dollars in thousands               year-end   balance     rate       year-end   balance     rate       year-end   balance      rate
-----------------------------------------------------------------------------------------------------------------------------------
Federal funds
  purchased and securities
  sold under repurchase
  agreements                       $182,120  $215,130     3.98%      $202,459  $265,082     2.83%      $339,149  $488,520      3.32%
Other short-term
  borrowings                         50,000    20,348     4.12         15,000    14,000     3.17         15,000    14,279      3.66
-----------------------------------------------------------------------------------------------------------------------------------

The maximum amount of federal funds purchased and securities sold with agreements to repurchase at any month end was $269.4 million, $423.0 million and $622.3 million in 1994, 1993 and 1992, respectively.

The maximum amount of other short-term borrowings at any month end was $50 million during the year ended December 31, 1994, and $15 million during the years ended December 31, 1993 and 1992.

                                                    City National Corporation 39

1994 QUARTERLY OPERATING RESULTS

                                                                          Quarter ended
                                                             ----------------------------------------------
Dollars in thousands                                         March 31   June 30  September 30  December 31      Total
---------------------------------------------------------------------------------------------------------------------
Interest income
  From loans                                                  $29,499   $31,656       $32,988      $35,986   $130,129
  From investments                                             11,239    13,212        14,053       13,192     51,696
                                                             --------------------------------------------------------
                                                               40,738    44,868        47,041       49,178    181,825
Interest expense                                               (8,749)   (9,443)       (9,893)     (10,329)   (38,414)
                                                             --------------------------------------------------------
Net interest income                                            31,989    35,425        37,148       38,849    143,411
Provision for credit losses                                    (3,000)   (3,000)           --          --      (6,000)
                                                             --------------------------------------------------------
Net interest income after
  provision for credit losses                                 28,989    32,425        37,148       38,849    137,411
Noninterest income                                            10,321      8,874         8,785        8,200     36,180
Loss on sale of securities                                        --         --          (647)      (2,736)    (3,383)
Noninterest expense                                          (30,634)   (29,401)      (29,917)     (32,879)  (122,831)
ORE (expense) income                                           4,526        774           203         (206)     5,297
                                                             --------------------------------------------------------
Income before taxes                                           13,202     12,672        15,572       11,228     52,674
Income taxes                                                  (4,542)    (4,443)       (5,160)      (1,366)   (15,511)
                                                             --------------------------------------------------------
Net income                                                   $ 8,660    $ 8,229       $10,412      $ 9,862   $ 37,163
=====================================================================================================================
Net income per share                                         $   .19    $   .18       $   .23      $   .21   $    .81
=====================================================================================================================

1993 QUARTERLY OPERATING RESULTS
                                                                          Quarter ended
                                                             ----------------------------------------------
Dollars in thousands                                         March 31   June 30  September 30  December 31      Total
---------------------------------------------------------------------------------------------------------------------
Interest income
  From loans                                                 $ 36,118   $32,489       $30,528      $32,015   $131,150
  From investments                                              8,451     8,211        10,072       11,908     38,642
                                                             --------------------------------------------------------
                                                               44,569    40,700        40,600       43,923    169,792
Interest expense                                              (12,122)  (10,320)       (9,965)      (9,589)   (41,996)
                                                             --------------------------------------------------------
Net interest income                                            32,447    30,380        30,635       34,334    127,796
Provision for credit losses                                   (11,500)   (7,500)       (5,500)      (5,500)   (30,000)
                                                             --------------------------------------------------------
Net interest income
  after provision for credit losses                            20,947    22,880        25,135       28,834     97,796
Noninterest income                                             11,679    14,559        10,307        9,265     45,810
Noninterest expense                                           (32,427)  (32,206)      (32,450)     (32,143)  (129,226)
Consolidation charge                                               --        --            --      (12,000)   (12,000)
ORE (expense) income                                          (40,336)       72         2,020       12,570    (25,674)
                                                             --------------------------------------------------------
Income (loss) before taxes
  from continuing operations                                  (40,137)    5,305         5,012        6,526    (23,294)
Income (taxes) benefit                                         14,283    (1,543)       (1,537)      (1,943)     9,260
                                                             --------------------------------------------------------
Income (loss) from continuing operations                      (25,854)    3,762         3,475        4,583    (14,034)
Income from discontinued operations                                --     7,128            --           --      7,128
                                                             --------------------------------------------------------
Net income (loss)                                            $(25,854)  $10,890       $ 3,475      $ 4,583   $ (6,906)
=====================================================================================================================
Income (loss) per share from continuing operation            $   (.80)  $   .11       $   .08      $   .10   $   (.35)
=====================================================================================================================
Net income (loss) per share                                  $   (.80)  $   .30       $   .08      $   .10   $   (.17)
=====================================================================================================================

40 CITY NATIONAL CORPORATION

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

Management is responsible for the preparation of the Company's consolidated financial statements and related information appearing in this annual report. Management believes that the consolidated financial statements fairly reflect the form and substance of transactions, and that the financial statements reasonably present the Company's financial position and results of operations in conformity with generally accepted accounting principles. Management also has included in the Company's financial statements amounts that are based on estimates and judgements that it believes are reasonable under the circumstances.

The independent auditors audit the Company's consolidated financial statements in accordance with generally accepted auditing standards and provide an objective, independent review of the fairness of reported operating results and financial position.

The Board of Directors of the Corporation has an Audit Committee comprised solely of three non-management Directors. The Committee meets periodically with financial management, the internal auditors and the independent auditors to review accounting, internal control, auditing and financial reporting matters.



/s/ BRAM GOLDSMITH


Bram Goldsmith

Chairman of the Board and Chief Executive Officer


/s/ FRANK P. PEKNY

Frank P. Pekny

Executive Vice President and Chief Financial Officer
January 17, 1995

INDEPENDENT AUDITORS' REPORT

[KPMG PEAT MARWICK LLP LOGO]

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS OF CITY NATIONAL CORPORATION:

We have audited the accompanying consolidated balance sheet of City
National Corporation and subsidiaries as of December 31, 1994 and 1993 and the related consolidated statements of operations, shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The consolidated financial statements of City National Corporation and subsidiaries as of December 31, 1992 and for the year then ended were audited by other auditors whose report dated January 13, 1993 expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of City National Corporation and subsidiaries as of December 31, 1994 and 1993 and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


KPMG PEAT MARWICK LLP

Los Angeles, California

January 17, 1995

                                                    CITY NATIONAL CORPORATION 41

CONSOLIDATED BALANCE SHEET

                                                                                      December 31,
                                                                              -----------------------
Dollars in thousands                                                                1994         1993
-----------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                       $  298,715    $ 234,504
Interest-bearing deposits in other banks                                             674          649
Federal funds sold and securities purchased under resale agreements              296,966      265,000
Investment securities (market value $625,425 in 1994 and $902,738 in 1993)       659,013      902,481
Securities available for sale (cost $96,124 in 1994 and $2,000 in 1993)           90,422        2,000
Trading account securities                                                        25,531       39,765
Loans                                                                          1,638,406    1,620,556
Less allowance for credit losses                                                 105,343      110,499
                                                                              -----------------------
     Net loans                                                                 1,533,063    1,510,057
Leveraged leases                                                                   9,856       13,852
Premises and equipment, net                                                       19,231       20,359
Customers' acceptance liability                                                    5,104        5,150
Other real estate                                                                  7,924        5,559
Deferred tax asset                                                                28,250       18,050
Assets held for accelerated disposition                                               --       17,450
Other assets                                                                      38,026       65,750
                                                                              -----------------------
     Total assets                                                             $3,012,775   $3,100,626
=====================================================================================================
LIABILITIES
Demand deposits                                                               $1,151,709   $1,088,026
Interest checking deposits                                                       305,659      324,034
Money market deposits                                                            669,940      742,381
Savings deposits                                                                  88,027      107,221
Time deposits-under $100,000                                                      77,657       96,672
Time deposits-$100,000 and over                                                  124,770      168,433
                                                                              -----------------------
     Total deposits                                                            2,417,762    2,526,767
                                                                              -----------------------
Federal funds purchased and securities
     sold under repurchase agreements                                            182,120      202,459
Other short-term borrowings                                                       50,000       15,000
Mortgages payable                                                                     --       26,319
Other liabilities                                                                 27,068       26,857
Acceptances outstanding                                                            5,104        5,150
                                                                              -----------------------
     Total liabilities                                                         2,682,054    2,802,552
                                                                              -----------------------

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS' EQUITY

Preferred Stock authorized - 5,000,000, none outstanding                              --           --
Common Stock-par value - $1.00; authorized - 75,000,000
     Outstanding - 45,192,678 and 45,027,417
     shares in 1994 and 1993, respectively                                        45,193       45,027
Surplus                                                                          263,611      262,471
Unrealized loss on available for sale securities                                  (3,564)          --
Retained earnings (deficit)                                                       25,481       (9,424)
                                                                              -----------------------
Total shareholders' equity                                                       330,721      298,074
                                                                              -----------------------
Total liabilities and shareholders' equity                                    $3,012,775   $3,100,626
=====================================================================================================

See accompanying Notes to Consolidated Financial Statements.

42 CITY NATIONAL CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS

                                                          For the year ended December 31,
                                                          -------------------------------
In thousands, except per share amounts                         1994       1993       1992
----------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                 $130,129   $131,150   $175,182
Interest on federal funds sold and securities purchased
     under resale agreements                                  7,264      9,357     19,592
Interest on investment securities:
     U. S. Treasury and federal agency securities            32,521     26,190     30,127
     Municipal securities                                       848        122      5,488
     Other securities                                         1,566        813      1,008
Interest on securities available for sale                     8,301      1,001         74
Interest on trading account                                   1,196      1,159      1,578
                                                           ------------------------------
     Total                                                  181,825    169,792    233,049
                                                           ------------------------------
INTEREST EXPENSE
Interest on deposits                                         29,023     33,974     67,690
Interest on federal funds purchased and securities sold
     under repurchase agreements                              8,552      7,499     16,220
Interest on other short-term borrowings                         839        523        523
                                                           ------------------------------
     Total                                                   38,414     41,996     84,433
                                                           ------------------------------
Net interest income                                         143,411    127,796    148,616
Provision for credit losses                                   6,000     30,000    114,500
                                                           ------------------------------
Net interest income after provision for credit losses       137,411     97,796     34,116
                                                           ------------------------------
NONINTEREST INCOME
Service charges on deposit accounts                           9,294     11,570     10,618
Trust fees                                                    6,762      7,390      7,480
Investment services income                                    7,168      6,288      6,439
Credit card merchant fees                                        --         --      4,537
Gain on sale of selected ELC loans                               --      4,460         --
Gain on sale of assets                                        1,494      1,941         --
Gain (loss) on sale of securities                            (3,383)        --      1,629
All other income                                             11,462     14,161     16,291
                                                           ------------------------------
     Total                                                   32,797     45,810     46,994
                                                           ------------------------------
NONINTEREST EXPENSE
Salaries and other employee benefits                         64,396     69,783     83,563
Net occupancy of premises                                    10,286     11,828     11,546
Data processing                                               7,202      7,757      8,007
Professional                                                  8,264      7,348      8,437
FDIC insurance                                                5,774      7,202      7,504
Office supplies                                               4,658      4,994      5,951
Promotion                                                     2,962      1,900      3,012
Depreciation                                                  4,145      4,516      4,725
Equipment                                                     2,653      1,996      2,283
Other operating                                              12,491     11,902     17,859
Consolidation charge                                             --     12,000         --
ORE expense (income)                                         (5,297)    25,674     20,825
                                                           ------------------------------
     Total                                                  117,534    166,900    173,712
                                                           ------------------------------
Income (loss) from continuing operations before taxes        52,674    (23,294)   (92,602)
Income taxes (benefit)                                       15,511     (9,260)   (32,450)
                                                           ------------------------------
Income (loss) from continuing operations                     37,163    (14,034)   (60,152)
Income from discontinued operations                              --      7,128        804
                                                           ------------------------------
Net income (loss)                                          $ 37,163   $ (6,906)  $(59,348)
=========================================================================================
Income (loss) per share from continuing operations         $    .81   $   (.35)  $  (1.87)
=========================================================================================
Net income (loss) per share                                $    .81   $   (.17)  $  (1.84)
=========================================================================================
Shares used to compute income (loss) per share               45,626     39,580     32,240
=========================================================================================
Dividends per share                                        $    .05   $     --   $     --
=========================================================================================

See accompanying Notes to Consolidated Financial Statements.

                                                    CITY NATIONAL CORPORATION 43

CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                       For the year ended December 31,
                                                                         --------------------------------------------------------
Dollars in thousands                                                         1994                   1993                     1992
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)                                                        $  37,163              $  (6,906)            $   (59,348)
Adjustment to net income (loss):
  Provision for credit losses                                                6,000                 30,000                 114,500
  Writedowns on ORE                                                          1,535                 40,283                  18,388
  Gain on sales of ORE and Disposition Program                              (5,597)               (15,568)                   (365)
  Depreciation                                                               4,145                  4,516                   4,725
  Net (increase) decrease in trading securities                             14,234                (29,507)                102,029
  Net (increase) decrease in deferred tax benefits                         (10,200)                19,070                  (3,972)
  Increase in accrued liabilities, net                                         165                 11,879                   2,734
  Other, net                                                                35,745                 (5,287)                (17,170)
                                                                         --------------------------------------------------------
    Net cash provided by operating activites                                83,190                 48,480                 161,521
                                                                         --------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Net (increase) decrease in short-term investments                              (25)                14,307                  15,044
Purchase of securities available for sale                                 (249,087)                    --                      --
Sales and maturities of securities available for sale                      151,961                 18,928                  34,615
Maturities of investment securities                                        532,297                230,357                 522,641
Purchase of investment securities                                         (313,786)              (711,798)               (271,608)
Purchase of residential mortgage loans                                    (187,623)                    --                     --
Loan originations and principal collections, net                           118,765                354,191                363,017
Proceeds from sales of ORE and Disposition Program assets                   20,543                 41,639                 16,402
Proceeds from sale of leveraged leases                                       5,141                     --                     --
Proceeds from sales of loans                                                    --                 76,684                     --
Other, net                                                                  33,661                  9,450                 11,647
                                                                         --------------------------------------------------------
  Net cash provided by investing activities                                111,847                 33,758                691,758
                                                                         --------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net decrease in federal funds purchased
  and securities sold under repurchase agreements                          (20,339)              (136,690)               (240,177)
Net decrease in deposits                                                  (109,005)              (384,509)               (752,943)
Net increase in short-term borrowings                                       35,000                     --                      --
Proceeds from issuance of common stock                                       1,147                 76,989                     190
Cash dividends paid                                                         (2,258)                    --                      --
Other, net                                                                  (3,405)                 1,659                  (2,153)
                                                                         --------------------------------------------------------
  Net cash used in financing activities                                    (98,860)              (442,551)               (995,083)
                                                                         --------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                        96,177               (360,313)               (141,804)
Cash and cash equivalents at beginning of year                             499,504                859,817               1,001,621
                                                                         --------------------------------------------------------
Cash and cash equivalents at end of year                                 $ 595,681              $ 499,504             $   859,817
=================================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the year for:
  Interest                                                               $  38,406              $  42,771             $    88,700
  Income taxes                                                               4,444                (30,018)                 (6,909)
Noncash investing activities:
  Transfer from loans to foreclosed assets                                   4,023                 28,590                  72,813
  Transfers from (to) investment securities
    to/from securities available for sale                                       --                 (8,201)                 30,277
  Loan to facilitate sale of disposition program assets                         --                 55,955                      --
  Noncash financing activities:
    Proceeds from mortgages payable                                        (26,319)                26,319                      --
=================================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

44 CITY NATIONAL CORPORATION

CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                            Unrealized
                                                                                               loss on
                                                                                            securities     Retained          Total
                                                         Shares       Common                 available     earnings   shareholders'
Dollars in thousands                                outstanding        stock       Surplus    for sale     (deficit)        equity
----------------------------------------------------------------------------------------------------------------------------------
Balances, December 31, 1991                          32,214,230     $ 32,214     $ 198,020    $     --     $  56,830     $ 287,064
Net loss                                                     --           --            --          --       (59,348)      (59,348)
Stock options exercised                                  25,484           26           164          --            --           190
Tax benefit from stock options                               --           --            38          --            --            38
                                                    ------------------------------------------------------------------------------
Balances, December 31, 1992                          32,239,714       32,240       198,222          --        (2,518)      227,944
Net loss                                                     --           --            --          --        (6,906)       (6,906)
Stock options exercised                                  70,892           71           417          --            --           488
Proceeds from rights offering                        12,716,811       12,716        63,785          --            --        76,501
Tax benefit from stock options                               --           --            47          --            --            47
                                                    ------------------------------------------------------------------------------
Balances, December 31, 1993                          45,027,417       45,027       262,471          --        (9,424)      298,074
Net income                                                   --           --            --          --        37,163        37,163
Stock options exercised                                 165,261          166           981          --            --         1,147
Tax benefit from stock options                               --           --           159          --            --           159
Cash dividends                                               --           --            --          --        (2,258)       (2,258)
Unrealized loss on securities
     available for sale                                      --           --            --      (3,564)           --        (3,564)
                                                    ------------------------------------------------------------------------------
Balances, December 31, 1994                          45,192,678     $ 45,193     $ 263,611    $ (3,564)    $  25,481     $ 330,721
==================================================================================================================================

See accompanying Notes to Consolidated Financial Statements.

                                                    CITY NATIONAL CORPORATION 45

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and reporting policies of City National Corporation (the Corporation) and of City National Bank (the Bank) and its subsidiaries conform to generally accepted accounting principles and to prevailing practices within the banking industry.

BASIS OF PRESENTATION

The consolidated financial statements of the Company include the accounts of the Corporation, the Bank (100% owned), and its wholly owned subsidiaries after elimination of all material intercompany transactions. The Company also has, through its subsidiaries, a 32% interest in a real estate partnership. The Company's equity in the net income and capital of this partnership are included in the consolidated financial statements. Certain prior years' data have been reclassified to conform to current year presentation.

SECURITIES

Securities held for investment are classified as investment securities.
Because the Company has the ability and management has the intent to hold investment securities until maturity, investment securities are stated at cost adjusted for amortization of premiums and accretion of discounts.
Trading account securities are stated at market value. Investments not classified as trading securities nor as investment securities are classified as available for sale securities and recorded at fair value. Unrealized gains or losses on available for sale securities are excluded from earnings and reported as a net amount, after taxes, in a separate component of shareholders' equity, until realized. Investment services income consists of fees, commissions and mark ups on securities transactions with customers and money market mutual fund fees. Premiums or discounts on investment and available for sale securities are amortized or accreted into income on a level yield basis. Realized gains or losses on sales of investment or available for sale securities are recorded using the specific identification method.


LOANS

Loans are generally carried at amounts advanced less principal payments collected and unamortized non-refundable fees. Interest income is accrued as earned. Non refundable fees are amortized into income on a level yield method or straight line method if not materially different. Loans held for sale are recorded at the lower of cost or market value.

Loans are placed on nonaccrual status when a loan becomes 90 days past due as to interest or principal unless the loan is both well secured and in process of collection. Loans are also placed on nonaccrual status when the full collection of interest or principal becomes uncertain. When a loan is placed on nonaccrual status, the accrued and unpaid interest receivable is reversed. Thereafter, interest collected on the loan is accounted for on the cash or cost recovery method until qualifying for return to accrual status. Generally, a loan may be returned to accrual status when all delinquent principal and interest is brought current in accordance with the terms of the loan agreement and certain performance criteria have been met.

ALLOWANCE FOR CREDIT LOSSES

The provision for credit losses charged to operations reflects management's judgement of the adequacy of the allowance for credit losses and is determined through periodic analytical reviews of the loan portfolio, problem loans and consideration of such other factors as the Bank's loan loss experience, trends in problem loans, and concentrations of credit risk, and current and expected future economic conditions, as well as the results of the Company's ongoing examination process and that of its regulators.

LEVERAGED LEASES

Income from leveraged leases is recognized over the terms of the leases based upon the unrecovered equity investment.

BANK PREMISES AND EQUIPMENT

Bank premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation is computed generally on a straight-

46 CITY NATIONAL CORPORATION
line basis over the estimated useful life of each type of asset. Gains and losses on dispositions are reflected in current operations. Maintenance and repairs are charged to operating expenses.

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

INCOME (LOSS) PER SHARE

Income (loss) per share is computed on the basis of the average number of common shares outstanding during each period plus the common stock equivalents which would arise from exercise of common stock options in per-iods when there is a dilutive effect.

OTHER

The Company and its subsidiaries are on the accrual basis of accounting for income and expenses. In accordance with the usual practice of banks, assets and liabilities of individual trust, agency and fiduciary funds have not been included in the accounts.

STATEMENT OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks and federal funds sold. Generally, federal funds are purchased and sold for one day periods.

DISCONTINUED OPERATIONS

In December 1992, the Bank entered into an agreement with Systematics, Inc. to sell its data processing business, City National Information Services
(CNIS). Accordingly, all income and expenses related to CNIS have been removed from continuing operations and are now included in the Consolidated Statement of Operations under the caption "Net Income from discontinued operations." Except where noted, footnote disclosures relate solely to continuing operations.

DERIVATIVES

Gains or losses on derivative financial instruments identified as hedges of assets or liabilities are included in the carrying value of the associated asset or liability. Gains or losses on the hedges of firm commitments or anticipated transactions are deferred and recognized in income or as adjustments of carrying amounts when the hedged transaction occurs.

                                                    CITY NATIONAL CORPORATION 47

NOTE 2. INVESTMENT SECURITIES

The following is a summary of the amortized cost and estimated fair value for the major categories of investment securities:


                                                                Gross       Gross
December 31,                                     Carrying  unrealized  unrealized         Fair
Dollars in thousands                                value       gains      losses        value
----------------------------------------------------------------------------------------------
1994
U.S. Government and federal agency securities    $334,373     $   --      $15,392     $318,981
Mortgage-backed securities                        263,161         --       17,554      245,607
State and municipal securities                     25,633         15          500       25,148
Other securities                                   35,846         --          157       35,689
                                                 ---------------------------------------------
     Total                                       $659,013     $   15      $33,603     $625,425
==============================================================================================
1993
U.S. Government and federal agency securities    $702,529     $2,651      $ 1,722     $703,458
Mortgage-backed securities                        154,444         --        1,085      153,359
State and municipal securities                      6,475        182          --         6,657
Other securities                                   39,033        236            5       39,264
                                                 ---------------------------------------------
     Total                                  $     902,481     $3,069      $ 2,812     $902,738
==============================================================================================

Sales of investment securities resulted in gains of $1.6 million in 1992, none in 1993 and an insignificant amount in 1994.

The carrying values and estimated fair values of investment securities at December 31, 1994, by contractual maturity, are shown below:

                                               One year           Over 1 year     Over 5 years           Over
                              Total            or less           thru 5 years     thru 10 years         10 years
                         -----------------  ----------------  ----------------  -----------------  -----------------
Dollars in thousands     Amount Yield/(1)/  Amount Yield/(1)/  Amount Yield/(1)/ Amount Yield/(1)/  Amount Yield/(1)/
---------------------------------------------------------------------------------------------------------------------
U.S. Government
   and federal agency
   securities            $334,373   4.61%   $120,811   4.31%   $200,034   4.76%   $    --     --%   $ 13,528   4.96%
Mortgage-backed
   securities             263,161    5.82        --      --       9,591   7.68     57,434   5.21     196,136   5.90
State and municipal
   securities              25,633   7.14       9,631   7.16      14,697   6.94        555   8.99         750   9.20
Other securities/(2)/      35,846   5.97       2,061   4.67       4,104   5.28      1,500   6.83      28,181   6.12
                         ------------------------------------------------------------------------------------------
   Total                 $659,013   5.26%   $132,503   4.52%   $228,426   5.03%   $59,489   5.28%   $238,595   5.88%
===================================================================================================================
Fair value               $625,425           $130,448           $214,720           $57,249           $223,008
===================================================================================================================

/(1)/Fully taxable equivalent.
/(2)/Equity securities are reported in the "Over 10 years" category.

Securities totaling $162.1 million at December 31, 1994 were pledged to secure trust funds, public deposits and for other purposes required or permitted by law.


48 CITY NATIONAL CORPORATION

NOTE 3. SECURITIES AVAILABLE FOR SALE

The following is a summary of amortized cost and estimated fair value for the major categories of securities available for sale:


                                                                                               Gross         Gross
December 31,                                                                Amortized     unrealized    unrealized            Fair
Dollars in thousands                                                             Cost          gains        losses           value
----------------------------------------------------------------------------------------------------------------------------------
1994
U.S. Government and federal agency securities                                 $34,798          $  --        $1,149         $33,649
Mortgage-backed securities                                                     52,927             --         4,796          48,131
Other securities                                                                8,399            829           586           8,642
                                                                            ------------------------------------------------------
  Total                                                                       $96,124          $ 829        $6,531         $90,422
==================================================================================================================================
1993
Other securities                                                              $ 2,000          $  --        $   --         $ 2,000
                                                                            ------------------------------------------------------
  Total                                                                       $ 2,000          $  --        $   --         $ 2,000
==================================================================================================================================

Sales of available for sale securities resulted in losses of $3.4 million in 1994, and none in 1993 and 1992.

The estimated fair value and amortized cost of securities available for sale at December 31, 1994, by contractual maturity, are shown below:


                                                      One year           Over 1 year          Over 5 years            Over
                                 Total                 or less          thru 5 years         thru 10 years           10 years
                        -------------------    ------------------    ------------------    ------------------   ------------------
Dollars in thousands     Amount  Yield/(1)/    Amount  Yield/(1)/    Amount  Yield/(1)/    Amount  Yield/(1)/   Amount   Yield/(1)/
-----------------------------------------------------------------------------------------------------------------------------------
U.S. Government
  and federal agency
  securities            $33,649       6.23%      $ --         --%   $33,649       6.23%      $ --         --%   $    --         --%
Mortgage-backed
  securities             48,131       6.76         --         --         --         --         --         --     48,131       6.76
Other securities/(2)/     8,642       7.80         --         --         --         --         --         --      8,642       7.80
                        ----------------------------------------------------------------------------------------------------------
  Total                 $90,422       6.63%      $ --         --%    33,649       6.23%      $ --         --%   $56,773       6.88%
==================================================================================================================================
Amortized cost          $96,124                  $ --               $34,797                  $ --               $61,327
==================================================================================================================================

/(1)/ Fully taxable equivalent.
/(2)/ Equity securities are reported in the "Over 10 years" category.

NOTE 4. LOANS AND ALLOWANCES FOR CREDIT LOSSES

The following is a summary of the major categories of loans:

                                                                                                     December 31,
                                                                                           ---------------------------------------
Dollars in thousands                                                                             1994                         1993
----------------------------------------------------------------------------------------------------------------------------------
Commercial loans                                                                           $  904,103                   $  939,719
Real estate construction loans                                                                 31,201                       11,699
Real estate mortgage loans                                                                    453,832                      617,067
Residential first mortgage loans                                                              212,595                        6,586
Installment loans                                                                              36,675                       45,485
                                                                                           ---------------------------------------
Total loans (net of unearned income and fees of $5,455 and $4,031)                         $1,638,406                   $1,620,556
==================================================================================================================================


                                                   CITY NATIONAL CORPORATION  49

In the normal course of business, the Bank has loans to officers and Directors as well as loans to companies and individuals affiliated with or guaranteed by officers and Directors of the Company and the Bank. These loans were made in the ordinary course of business at rates and terms no more favorable than those offered to other customers with a similar credit standing. The aggregate dollar amounts of these loans were $16.7 million and $17.5 million at December 31, 1994 and 1993, respectively. During 1994 there were no advances and repayments totaled $0.8 million. Interest income recognized on these loans amounted to $1.5 million, $2.3 million and $3.5 million during 1994, 1993 and 1992, respectively. At December 31, 1994, none of these loans were on nonaccrual status. Based on analysis of information presently known to management about the loans to officers and Directors and their affiliates, management believes all such borrowers have the ability to comply with the present loan repayment terms.

Loans past due 90 days or more and still accruing interest totaled $4.3 million, $28.9 million and $27.0 million at December 31, 1994, 1993 and 1992, respectively. Restructured loans totaled $9.1 million, $1.0 million, and $1.1 million at December 31, 1994, 1993 and 1992, respectively. At December 31, 1994 $7.0 million of the restructured loans were on nonaccrual status.

The following is a summary of activity in the allowance for credit losses:

Dollars in thousands                                                                       1994             1993              1992
----------------------------------------------------------------------------------------------------------------------------------
Balance, January 1                                                                     $110,499         $136,095          $125,766
Provision charged to expense                                                              6,000           30,000           114,500
Adjustments/(1)/                                                                             --           (1,475)               --
Charge offs                                                                             (46,985)         (82,965)         (119,741)
Recoveries                                                                               35,829           28,844            15,570
                                                                                       -------------------------------------------
Net credit losses                                                                       (11,156)         (54,121)         (104,171)
                                                                                       -------------------------------------------
Balance, December 31                                                                   $105,343         $110,499          $136,095
==================================================================================================================================

/(1)/ Allowance for credit losses allocated to $73.7 million of equity line of credit loans sold in April, 1993.

The following is a summary of nonaccrual loans and related interest foregone:

                                                                                                       December 31,
                                                                                       -------------------------------------------
Dollars in thousands                                                                       1994             1993              1992
----------------------------------------------------------------------------------------------------------------------------------
Nonaccrual loans                                                                        $53,289          $71,056          $160,299
                                                                                       -------------------------------------------
Contractual interest due                                                                $ 7,682          $12,356          $ 15,841
Interest recognized                                                                       3,489            3,871             3,208
                                                                                       -------------------------------------------
  Net interest foregone                                                                 $ 4,193          $ 8,485          $ 12,633
==================================================================================================================================

The following is a summary of foregone interest on loans on nonaccrual status at December 31. This summary does not include interest foregone on loans on nonaccrual status that were either charged off prior to year end or transferred to ORE prior to year end.

                                                                                                       December 31,
                                                                                       -------------------------------------------
Dollars in thousands                                                                       1994             1993              1992
----------------------------------------------------------------------------------------------------------------------------------
Contractual interest due                                                                 $6,206           $7,975           $16,944
Interest recognized                                                                       1,136            2,632             9,536
                                                                                        ------------------------------------------
  Net interest foregone                                                                  $5,070           $5,343           $ 7,408
==================================================================================================================================

50  CITY NATIONAL CORPORATION

NOTE 5. ASSETS HELD FOR ACCELERATED DISPOSITION

In March, 1993, the Bank adopted an accelerated asset dispostion program ("the Disposition Program") to aggressively dispose of ORE and certain problem loans with an aggregate book value before the Disposition Program of $119.5 million.

The Bank signed, a definitive agreement, as of November 1, 1993 to sell all six asset pools in the Disposition Program to WHC-THREE Investors, L.P., ("WHC-THREE"), a limited partnership. The sale of the loans closed concurrently with the signing of the definitive agreement and a gain of $12.8 million was recognized at that time net of disposition expenses and allowances. This gain is included in other real estate expense in the Consolidated Statement of Operations. The sale of the Disposition Program ORE closed in the first half of 1994 at which time a pretax gain of $4.2 million was recognized. From November 17, 1993 until closing, WHC-THREE provided interim mortgages totaling $26.3 million which were cancelled in exchange for title to the ORE properties at the closing of the sale of these properties. These interim mortgages are included in mortgages payable in the consolidated balance sheet.

The Bank provided $56.0 million in financing for this sale at terms comparable to other real estate loans in its portfolio. The terms of the notes require annual pay downs and payment of the remaining principal in five years in addition to payments when individual real estate assets securing the loans are sold or refinanced. At December 31, 1994 and 1993 the outstanding balance on this loan, was $41.7 million and $56.0 million, respectively.

NOTE 6. NET INVESTMENT IN LEVERAGED LEASES

The following is a summary of the net investment in leveraged leases:


Dollars in thousands                                                                                         1994             1993
----------------------------------------------------------------------------------------------------------------------------------
Net rental receivables                                                                                    $ 8,300          $ 9,100
Estimated residual values (ranging from 5% to 20% of original asset cost)                                   3,500            6,660
Deferred expenses                                                                                              17              175
Less: deferred income                                                                                      (1,961)          (2,083)
                                                                                                          ------------------------
  Investment in leveraged leases                                                                            9,856           13,852
Less: deferred taxes arising from leveraged leases                                                         (7,662)          (7,799)
                                                                                                          ------------------------
Net investment in leveraged leases                                                                        $ 2,194          $ 6,053
==================================================================================================================================

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

On January 14, 1994, the Bank sold its interest in two leveraged leases and realized a gain of $1.3 million.

                                                    CITY NATIONAL CORPORATION 51

NOTE 7. PREMISES AND EQUIPMENT

The following is a summary of data for the major categories of premises and equipment:



                                                                                                       Accumulated
                                                                                                  depreciation and        Carrying
Dollars in thousands                                                                Cost              amortization           value
----------------------------------------------------------------------------------------------------------------------------------
DECEMBER 31, 1994
Premises, including land of $2,490                                               $32,414                   $19,895         $12,519
Furniture, fixtures and equipment                                                 28,758                    22,046           6,712
                                                                                 -------------------------------------------------
  Total                                                                          $61,172                   $41,941         $19,231
==================================================================================================================================
DECEMBER 31, 1993
Premises, including land of $2,490                                               $34,313                   $20,715         $13,598
Furniture, fixtures and equipment                                                 31,730                    24,969           6,761
                                                                                 -------------------------------------------------
  Total                                                                          $66,043                   $45,684         $20,359
==================================================================================================================================

Depreciation and amortization expense was $4.1 million in 1994, $4.5 million in 1993 and $4.7 million in 1992. Net rental payments on operating leases included in net occupancy of premises in the Consolidated Statement of Operations were $7.6 million in 1994, $8.9 million in 1993, and $8.4 million in 1992.

The future net minimum rental commitments were as follows at December 31, 1994:

Dollars in thousands                                                                                Net minimum rental commitments
----------------------------------------------------------------------------------------------------------------------------------
1995                                                                                                                       $ 5,661
1996                                                                                                                         4,987
1997                                                                                                                         4,088
1998                                                                                                                         3,278
1999                                                                                                                         2,584
2000 - 2004                                                                                                                  5,383
2005 - 2009                                                                                                                    911
After 2009                                                                                                                   1,313
                                                                                                                           -------
  Total                                                                                                                    $28,205
==================================================================================================================================

A majority of the leases provide for the payment of taxes, maintenance, insurance and certain other expenses applicable to the leased premises. Many of the leases contain extension provisions and escalation clauses. The Bank paid $.9 million, $.9 million and $.5 million during 1994, 1993 and 1992, respectively, for rent and operating expense pass throughs to a real estate partnership in which the Bank owns a 32% interest, and Mr. Bram Goldsmith, Chairman and Chief Executive Officer, indirectly owns a 14% interest.

NOTE 8. CONSOLIDATION CHARGE

In November 1993, the Bank announced a consolidation plan to improve efficiency and operational productivity in its branch network. By the second quarter of 1994 six branches were closed and the number of lending locations reduced. To cover the costs associated with this action, the Bank recorded a consolidation charge of $12.0 million in the fourth quarter of 1993, comprised of $7.5 million for disposition of lease commitments, $1.5 million for disposition of fixed assets and $3.0 million for severance costs and other expenses directly related to the consolidation. At December 31, 1994, the balance in the allowance for branch consolidation totaled $7.6 million and is included in "Other liabilities" in the Consolidated Balance Sheet. The remaining balance of the allowance consists primarily of the present value of amounts estimated by management required to settle lease obligations through early termination or payment of monthly lease obligations for the duration of the lease contract.

52 CITY NATIONAL CORPORATION

NOTE 9. INCOME TAXES

Income taxes (benefit) on income from continuing operations is composed of the following amounts:


Dollars in thousands                                                                    Current         Deferred             Total
----------------------------------------------------------------------------------------------------------------------------------
1994
Federal                                                                                $ 22,761         $ (4,200)         $ 18,561
State                                                                                       800           (3,850)           (3,050)
                                                                                       -------------------------------------------
  Total                                                                                $ 23,561         $ (8,050)         $ 15,511
==================================================================================================================================
1993
Federal                                                                                $(25,250)        $ 15,990          $ (9,260)
State                                                                                        --               --                --
                                                                                       -------------------------------------------
  Total                                                                                $(25,250)        $ 15,990          $ (9,260)
==================================================================================================================================
1992
Federal                                                                                $(28,478)        $ (3,972)         $(32,450)
State                                                                                        --               --                --
                                                                                       -------------------------------------------
  Total                                                                                $(28,478)        $ (3,972)         $(32,450)
==================================================================================================================================

Additionally, the Company recorded tax expense of $3.7 million and $0.4 million in 1993 and 1992, respectively on income from discontinued operations. Deferred tax benefits in the amount of $2.2 million in 1994 and none in 1993 and 1992 relating to unrealized losses on available for sale securities and stock option compensation were credited to shareholders' equity.

The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities at December 31, 1994 and 1993 are presented below:

Dollars in thousands                                                                                    1994                  1993
----------------------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
  Allowance for credit losses                                                                        $32,439               $29,925
  Accrued expenses                                                                                     4,128                 5,340
  State income taxes                                                                                  11,910                15,020
  Unrealized losses on available for sale securities                                                   1,995                    --
  ORE writedowns                                                                                          --                   898
  Other                                                                                                  180                   485
                                                                                                     -----------------------------
    Total gross deferred tax assets                                                                   50,652                51,668
  Valuation allowance                                                                                (10,737)              (18,426)
                                                                                                     -----------------------------
                                                                                                      39,915                33,242
Deferred tax liabilities:
  Leveraged leases                                                                                     7,662                 7,799
  Installment sales                                                                                    3,231                 6,437
  Depreciation                                                                                            74                   221
  Loan fees                                                                                              523                   320
  Other                                                                                                  175                   415
                                                                                                     -----------------------------
    Total gross deferred tax liabilities                                                              11,665                15,192
                                                                                                     -----------------------------
Net deferred tax assets                                                                              $28,250               $18,050
==================================================================================================================================

                                                    CITY NATIONAL CORPORATION 53

The following is a listing of the elements of deferred tax benefits for 1992:


Dollars in thousands                                                                                                          1992
----------------------------------------------------------------------------------------------------------------------------------
Lower credit loss deduction for tax return purposes                                                                        $(4,413)
Higher income from leveraged leases for tax return purposes                                                                   (880)
Higher state tax deduction for tax return purposes                                                                           1,263
Lower depreciation for tax return purposes                                                                                    (106)
Lower loss from ORE for tax return purposes                                                                                 (1,306)
Higher income from investments for tax return purposes                                                                      (2,136)
Unrealized net operating losses                                                                                              4,754
All other -- net                                                                                                            (1,148)
                                                                                                                           -------
  Total                                                                                                                    $(3,972)
==================================================================================================================================

Income taxes (benefit) resulted in effective tax rates that differ from the statutory federal income tax rate for the following reasons:


                                                                                                    % of pretax income (loss)
                                                                                             -------------------------------------
                                                                                              1994            1993            1992
----------------------------------------------------------------------------------------------------------------------------------
Statutory rate (benefit)                                                                      35.0%          (35.0)%         (34.0)%
Net state income tax (benefit)                                                                (4.1)             --              --
Tax exempt income                                                                             (1.5)           (3.5)           (2.7)
Realized net operating loss carry back                                                          --            (1.1)             --
All other -- net                                                                                --             (.2)            1.7
                                                                                             -------------------------------------
Effective tax provision (benefit)                                                             29.4%          (39.8)%         (35.0)%
==================================================================================================================================

SFAS No. 109 requires that the tax benefit of deductible temporary differences and net operating loss carry forwards be recorded as an asset to the extent that management assesses the utilization of such temporary differences and carryforwards to be "more likely than not." In accordance with SFAS No. 109, the realization of tax benefits of deductible temporary differences and carry forwards depends on whether the Company has sufficient taxable income within the carryback and carryforward period permitted by the tax law to allow for utilization of the deductible amounts.

As of January 1, 1994, the Company had an $18.4 million valuation allowance principally related to net California deductible temporary differences of $116.9 million and net operating loss carryforwards of $31.0 million. California law does not permit carrybacks and requires a 50% reduction of tax losses that are carried forward to future years. In the fourth quarter of 1994, due to the Company's continued and improved profitability, the Company reduced the valuation allowance by $3.9 million that related to the net deductible temporary differences that are expected to be realized within a twelve month carry forward period, which is the period over which management believes is prudent to make projections for such purposes. The additional reduction in the valuation allowance was a result of changes in the components of the net deferred tax asset during 1994 including $3.6 million due to the Company's utilization against current income of its California net operating loss carry forward. As a result the valuation allowance for deferred tax assets at December 31, 1994 was reduced to $10.7 million.

At December 31, 1994 and 1993, the Company had income tax refunds receivable of $5.7 million and $24.5 million, respectively. These amounts are included in other assets in the Consoilidated Balance Sheet.

NOTE 10. RETIREMENT PLAN

The Company has a profit sharing retirement plan with an IRS Section 401(k) feature covering all employees with at least one year of continuous service. Contributions are made on an annual basis into a trust fund and are allocated to the participants based on their salaries and length of service. The contribution requirement is based on a percentage of annual operating income before security gains or losses. In 1994 the

54 CITY NATIONAL CORPORATION

Company contribution was $3.3 million. Due to the Company's losses, no contributions were made for 1993 or 1992.

Employees may contribute up to 10% of their pretax salary, but not more than the maximum allowed under IRS regulations. The Bank matches 10% of the first four percent of covered compensation contributed using participants' forfeitures and additional Bank contributions if necessary. For 1994, 1993, and 1992 the Bank's matching contribution expense was $140,000, $122,000 and $123,000, respectively.

The Company does not provide for any post-retirement employee benefits beyond the profit sharing retirement plan.

NOTE 11. STOCK OPTION PLANS

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

The Corporation on January 31, 1990, (in connection with a five year Employment Agreement) granted to Mr. Bram Goldsmith, Chairman of the Board and Chief Executive Officer, non-qualified stock options for 400,000 shares of the Corporation's common stock at the market price at the date of the grant, of $21.25, together with tax offset bonus rights. Such options are exercisable 25% per year beginning at the end of the first year of such employment contract. In November 1993, the stock option was adjusted to 436,080 shares at an exercise price of $19.50 per share to reflect the effect of the Corporation's rights offering in May, 1993. The tax offset bonus rights entitle Mr. Goldsmith to receive an amount in cash equal to 11.1% of the excess of the fair market value of each share on the date of exercise over the option price per share multiplied by the number of shares exercised. These options have an expiration date of January 30, 1995.

The following is a summary of the transactions under the stock option plans described above:

                                          1994                     1993
                                -----------------------------------------------------
                                   Number/(1)/                Number/(1)/
                                of shares    Option price  of shares     Option price
--------------------------------------------------------------------------------------
Options outstanding, January 1      4,888    $5.05 - 23.75     3,936     $5.50 - 23.75
Granted                                21     8.38 - 10.88     1,587      6.31 -  6.99
Exercised                            (165)    5.97 -  8.72       (71)     5.50 -  9.13
Cancelled                            (493)    6.31 - 23.75      (564)     6.88 - 23.75
                                    --------------------------------------------------
Options outstanding, December 31    4,251    $5.05 - 23.75     4,888     $5.05 - 23.75
======================================================================================

/(1)/In thousands

At December 31, 1994, nonqualified and incentive stock options covering 1,241,581 and 1,934,434 shares, respectively, of the Company's common stock were exercisable under the plans. At December 31, 1994, 1,189,663 shares were available for future grants.

The Company also grants annually to each Director stock options with a value of $3,000 at an exercise price of $1 per share. Such options fully vest six months after grant. During 1994 and 1993, options to purchase 3,537 and 3,267 shares respectively, were granted to Directors.

NOTE 12. AVAILABILITY OF FUNDS FROM SUBSIDIARIES;
RESTRICTIONS ON CASH BALANCES; CAPITAL

Historically, the majority of the funds for the payment of dividends by the Corporation has been obtained from its subsidiary, City National Bank. Under federal banking law, dividends declared by national banks in any calendar year may not, without the approval of the OCC, exceed net profits (as defined), for that year combined with its retained net profits for the preceding two calendar years. The Bank paid no dividends in 1994 or 1993.

                                                    CITY NATIONAL CORPORATION 55

Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances. Cash balances maintained to meet reserve requirements are not available for use by the Bank or the Corporation. During 1994 and 1993, reserve balances averaged approximately $58.2 million and $49.9 million, respectively.

The minimum Tier 1 and total capital ratios are 4.00% and 8.00% respectively. The minimum leverage ratio capital requirement is from 3.00% to 5.00% depending on an institution's composite rating by its primary regulator. The capital ratios for the Company and the Bank were in excess of all these minimum capital requirements as of December 31, 1994.

NOTE 13. COMMITMENTS AND CONTINGENCIES

In the normal course of business, the Company is a party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit, letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount reflected in the Consolidated Balance Sheet.

Exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit, letters of credit and financial guarantees written, is represented by the contractual notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

The Company had outstanding loan commitments aggregating $650.0 million and $681.4 million at December 31, 1994 and 1993, respectively. In addition, the Company had $78.6 million and $94.1 million outstanding in bankers acceptances and letters of credit of which $49.4 million and $58.2 million relate to standby letters of credit at December 31, 1994 and 1993, respectively. Substantially all of the Company's loan commitments are on a variable rate basis and are comprised of real estate and commercial loan commitments.

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

NOTE 14. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND DUE FROM BANKS AND FEDERAL FUNDS SOLD

For those short-term instruments, the carrying amount is a reasonable estimate of fair value.

SECURITIES AND TRADING ACCOUNT ASSETS

For securities held as investments or available for sale, fair value equals quoted market price, if available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities. For trading account securities, fair values are based on quoted market prices or dealer quotes.

LOANS

For certain homogeneous categories of loans, such as some residential mortgages, and other consumer loans, fair value is estimated using dealer quotes, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future

56 CITY NATIONAL CORPORATION
cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. In establishing the credit risk component of the fair value calculations for loans, the Company concluded that the allowance for credit losses represented a reasonable estimate of the credit risk component of the fair value of loans at December 31, 1994 and 1993.

DEPOSITS

The fair value of demand and interest checking deposits, savings deposits, and certain money market accounts is the amount payable on demand at the reporting date. The fair value of fixed-maturity certificates of deposit is estimated using the rates currently offered for deposits with similar remaining maturities.

SHORT-TERM BORROWINGS

For short-term borrowings, the carrying amount is a reasonable estimate of fair value.

MORTGAGES PAYABLE

The fair value of mortgages payable at December 31, 1993 approximated the carrying value as the mortgages matured in early 1994.

COMMITMENTS TO EXTEND CREDIT, STANDBY LETTERS OF CREDIT, AND FINANCIAL GUARANTEES WRITTEN

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counterparties. The fair value of guarantees and letters of credit is based on fees currently charged for similar agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date.

The estimated fair values of the Company's financial instruments are as follows:

                                                    December 31, 1994          December 31, 1993
                                                 ------------------------    ----------------------
                                                   Carrying          Fair     Carrying         Fair
Dollars in thousands                                 amount         value       amount        value
---------------------------------------------------------------------------------------------------
Financial assets:
   Cash and due from banks                       $  299,389    $  299,389    $ 235,153   $  235,153
   Federal funds sold and securities purchased
      under resale agreements                       296,966       296,966      265,000      265,000
   Investment securities                            659,013       625,425      902,481      902,738
   Securities available for sale                     90,422        90,422        2,000        2,000
   Trading account assets                            25,531        25,531       39,765       39,765
   Loans, net of allowance for credit loss        1,533,063     1,517,630    1,510,057    1,511,398
Financial liabilities:
   Deposits                                       2,417,762     2,416,253    2,526,767    2,528,895
   Federal funds purchased and securities sold
      under repurchase agreements                   182,120       182,120      202,459      202,459
   Other short-term borrowings                       50,000        50,000       15,000       15,000
   Mortgages payable                                     --            --       26,319       26,319
   Commitments to extend credit                      (3,566)       (3,566)      (3,850)      (3,850)
----------------------------------------------------------------------------------------------------

NOTE 15. DISCONTINUED OPERATIONS

On June 1, 1993, the Bank closed the sale of its data processing business, City National Information Services (CNIS), to Systematics, Inc. for $12.0 million and recognized a pretax gain of $10.8 million.

The Company has reclassified the prior years' operations of CNIS and presented them as "Income from discontinued operations" on the Consolidated Statement of Operations. Included in other assets at December 31, 1993 was a receivable of $8.8 million for a portion of the purchase price which was paid on January 4, 1994.

                                                    CITY NATIONAL CORPORATION 57

Selected financial data for the discontinued operation is summarized below:


Dollars in thousands                  1993       1992
-----------------------------------------------------
Revenues                           $    --    $36,547
Gain from sale of CNIS              10,800         --
Expenses                                --     35,303
                                   ------------------
Net income before income taxes      10,800      1,244
Income taxes                         3,672        440
                                   ------------------
Net income                         $ 7,128    $   804
=====================================================

Billings to the Bank by Systematics (CNIS in 1992) amounted to $6.2 million, $6.8 million and $7.0 million for 1994, 1993 and 1992, respectively and are included in Data Processing expenses. Under the Bank's contract with Systematics, the minimum annual purchases for data processing services were $5.7 million in 1994. This obligation will continue until December 31, 2000 and will increase annually at 80% of the increase in the Consumer Price Index.

NOTE 16. PARENT COMPANY ONLY CONDENSED FINANCIAL STATEMENTS

CONDENSED BALANCE SHEET

                                                    December 31,
                                                --------------------
Dollars in thousands                                 1994       1993
--------------------------------------------------------------------
Assets:
  Cash                                           $    204   $     57
  Short-term investments                              475      5,500
  Investment securities                             8,227     10,443
  Securities available for sale                     8,729      2,000
  Other assets                                        434        373
  Investment in Bank                              312,776    279,785
                                                --------------------
     Total assets                                $330,845   $298,158
====================================================================
Liabilities:
  Other liabilities                              $    124   $     84
  Total shareholders' equity                      330,721    298,074
                                                 -------------------
    Total liabilities and shareholders' equity   $330,845   $298,158
====================================================================

STATEMENT OF OPERATIONS

                                                                     Year ended December 31,
                                                               --------------------------------
Dollars in thousands                                              1994        1993         1992
-----------------------------------------------------------------------------------------------
Income:
  Dividends from Bank                                          $    --    $     --    $      --
  Interest and dividend income                                     854         634          238
                                                               --------------------------------
    Total income                                                   854         634          238
  Expenses                                                         361         269          255
                                                               --------------------------------
  Income (loss) before tax (provision) benefit and equity in
    undistributed income (loss) of Bank                            493         365          (17)
  Income taxes (benefit)                                           121         115          (40)
                                                               --------------------------------
  Income before equity in undistributed income (loss)
    of Bank                                                        372         250           23
  Equity in undistributed income (loss) of Bank                 36,791      (7,156)     (59,371)
                                                               --------------------------------
  Net income (loss)                                            $37,163     $(6,906)    $(59,348)
================================================================================================

58 CITY NATIONAL CORPORATION

STATEMENT OF CASH FLOWS

                                                                   Year ended December 31,
                                                            ---------------------------------
Dollars in thousands                                            1994         1993        1992
---------------------------------------------------------------------------------------------
Operating Activities:
  Net income (loss)                                         $ 37,163     $ (6,906)   $(59,348)
     Adjustments to net income (loss):
        Equity in undistributed (income)
           loss of Bank                                      (36,791)       7,156      59,371
        Other, net                                               185           11         (82)
                                                            ---------------------------------
          Net cash provided by (used in)
            operating activities                                 557          261         (59)
                                                            ---------------------------------
Investing Activities:
  Capital contributed to Bank                                     --      (65,000)         --
  Net decrease (increase) in short-term investments            5,025       (2,211)     (2,379)
  Sale (purchase) of investment securities                        --      (10,443)      2,200
  Maturities of investment securities                          2,000           --          --
  Purchase of securities available for sale                   (6,711)          --          --
  Sales of securities available for sale                         310           --          --
  Other, net                                                    (112)         399          --
                                                            ---------------------------------
     Net cash provided by (used in) investing activities         512      (77,255)       (179)
                                                            ---------------------------------
Financing Activities:
  Cash dividends paid                                         (2,258)          --          --
  Sale of common stock (net of expenses)                          --       76,501          --
  Stock options exercised                                      1,147          488         190
  Other, net                                                     189           47          37
                                                            ---------------------------------
     Net cash provided by (used in) financing activities        (922)      77,036         227
                                                            ---------------------------------
Net increase (decrease) in cash and cash equivalents             147           42         (11)
Cash and cash equivalents at beginning of year                    57           15          26
                                                            ---------------------------------
Cash and cash equivalents at end of year                    $    204     $     57    $     15
=============================================================================================

NOTE 17. DERIVATIVE FINANCIAL INSTRUMENTS

At December 31, 1994 and 1993 the Company had derivative instruments consisting solely of foreign exchange spot and forward contracts of $50,000 and $365,000, respectively, with insignificant financial exposure to the Company. The contracts are entered into for the purpose of hedging foreign collection services offered to customers and gains or losses are recognized when collections are made.

All the contracts are exchange traded, had maturities of less than five months, and were for Japanese Yen and Italian Lira.

                                                    CITY NATIONAL CORPORATION 59

MARKET DATA ON SHARES OF COMMON STOCK

Principal Market: NYSE
Stock Symbol: CYN

                                     Market Price
               Dividend     ------------------------------
1994               Paid        High        Low       Close
----------------------------------------------------------
Fourth quarter     $.05     $11 5/8     $8 1/4     $10 5/8
Third quarter        --      12 1/8      9 7/8      11
Second quarter       --      11 3/4      8          10
First quarter        --       9 1/4      7 1/8       8 3/8

1993
----------------------------------------------------------
Fourth quarter       --       8 3/8      7 1/8       7 1/2
Third quarter        --       8 3/4      6 5/8       8
Second quarter       --      10 1/2      6 5/8       7 1/4
First quarter        --      11 1/8      6 5/8      10 1/2
----------------------------------------------------------

Market prices based on the sales prices during quarter as reported in The Wall Street Journal.
The number of shareholders of record as of December 31, 1994 was 2,454.

FORM 10-K

For shareholders and others interested in information beyond that shown in this report, the Company's Annual Report on Form 10-K for 1994, required to be filed with the Securities and Exchange Commission, may be obtained without charge by writing to:

Heng Chen, Senior Vice President
Finance Division, City National Bank
400 North Roxbury Dr.
Beverly Hills, CA 90210

                                                    CITY NATIONAL CORPORATION 63