Form 10-K, Exhibit 13
CITY NATIONAL CORP
filed 1995-03-31
CIK 201461

                                  EXHIBIT 13.1

                          REPORT OF PRICE WATERHOUSE,
                             DATED JANUARY 13, 1993

[PRICE WATERHOUSE LETTERHEAD]



                       REPORT OF INDEPENDENT ACCOUNTANTS
                       ---------------------------------


January 13, 1993


To the Board of Directors
and Shareholders of
City National Corporation


In our opinion, the consolidated statements of operations, of cash flows and of changes in shareholders' equity for the year ended December 31, 1992 (appearing on pages 43 through 45 of City National Corporation's 1994 Annual Report to Shareholders which has been incorporated by reference in this Form
10-K Annual Report) present fairly, in all material respects, the results of operations and cash flows of City National Corporation and its subsidiaries for the year ended December 31, 1992, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above. We have not audited the consolidated financial statements of City National Corporation for any period subsequent to December 31, 1992.



/s/  Price Waterhouse LLP